Exhibit 99.1
MAGELLAN PETROLEUM CORPORATION
BIDDER’S STATEMENT
OFFER TO ACQUIRE ALL OUTSTANDING SHARES IN MAGELLAN PETROLEUM
AUSTRALIA LIMITED
(ACN 009 728 581)

CORPORATE DIRECTORY

Magellan Petroleum Corporation 10 Columbus Boulevard Hartford, Connecticut 06106 United States of America T: +1 860 293 2006 F: +1 860 293 2349 W: www.magpet.com	Directors Walter J. McCann (Chairman) Donald V. Basso Timothy L. Largay Ronald P. Pettirossi

Joint Financial Advisers

TM Capital Corp 35th Floor, One Battery Park Plaza New York, NY 10004 United States of America T: +1 212 809 1360 F: +1 212 809 1450 W: www.tmcapital.com	Baron Partners Limited Level 32, Colonial Centre 52 Martin Place Sydney NSW 2000 T: +61 2 9232 5500 F: +61 2 9232 5300 W: www.baronpartners.com.au

Legal Advisers Murtha Cullina LLP 30th Floor, CityPlace I 185 Asylum Street Hartford, CT 06103-3469 United States of America T: +1 860 240 6000 F: +1 860 240 6150 W: www.murthalaw.com	Watson Mangioni Level 13, 50 Carrington Street Sydney NSW 2000 T: +61 2 9262 6666 F: + 61 2 9262 2626 W: www.wmlaw.com.au

Share Registry
Computershare Investor Services Pty Limited
Level 5, 115 Grenfell Street
ADELAIDE SA 5000
T: 1300 55 61 61 (within Australia)
    +61 8 8236 2300 (outside Australia)
F: +61 8 8236 2305
W: www.computershare.com.au
Information Agent Georgeson Shareholder Level 1, 60 Carrington Street Sydney NSW 2000 T: 1300 551 398 (within Australia) +61 3 9415 4303 (outside Australia) W: www.georgesonshareholder.com
If you are in any doubt as to how to deal with it, you should consult your financial or other professional adviser. Alternatively, you can call the shareholder information line on 1300 551 398 if calling from within Australia or +61 3 9415 4303 if calling from outside Australia.
To accept this Offer please complete the enclosed Acceptance Form and return it to Computershare Investor Services Pty Limited, GPO Box 1326, Adelaide SA 5001 (reply paid envelope enclosed) or by hand to Level 5, 115 Grenfell Street, Adelaide SA 5000.
The Offer is dated [ ] and will expire at 7.00pm (Sydney Time) on [   ] unless either withdrawn or extended. ASIC takes no responsibility for this Bidder’s Statement.

CONTENTS

Corporate Directory	2

Contents	3

Important Information	4

Chairman’s Letter	7

Summary of the Offer	9

1. Questions regarding the Offer	13

2. Reasons to Accept the Offer	18

4. Effect of the Offer on Magellan	27

6. Magellan’s Intentions	40

7. Offer Consideration and implications for accepting MPAL Shareholders	43

8. Risk Factors	51

9. Taxation Implications	62

10. Information on MPAL Securities	67

12. Definitions and Interpretation	73

13. Approval of Bidder’s Statement	80

Appendix B: ASX Announcement regarding OFFER	89

Appendix C: Magellan Announcements to SEC since 30 June 2005	95

Appendix D: MPAL Announcements to ASX since 30 June 2005	96

Appendix E: Comparison of MPAL and Magellan Shareholder Rights	97

     IMPORTANT INFORMATION
IMPORTANT DATES

Event	Date
Announcement Date	18 October 2005

Date of Bidder’s Statement	29 November 2005

Date of Offer & date Bidder’s Statement dispatched to shareholders	[ ]

Close of Offer*	[ ]

*	This date is indicative only and may be changed as permitted by the Corporations Act.
BIDDER’S STATEMENT AND OFFER
This is the Bidder’s Statement dated 29 November 2005 given by Magellan to MPAL and each holder of MPAL Shares under Part 6.5 of Chapter 6 of the Corporations Act.
This Bidder’s Statement was approved by a unanimous resolution of the Board of Magellan. It includes an Offer for the MPAL Shares dated [date].
The Offer relates to all MPAL Shares (excluding those held by Magellan) that exist or will exist on the date of the Offer, and extends to all MPAL Shares issued during the Offer Period including MPAL Shares issued on exercise of MPAL Options (if any).
ASIC
A copy of this Bidder’s Statement was lodged with ASIC on 29 November 2005. Neither ASIC nor any of its officers takes any responsibility for the contents of this Bidder’s Statement.
INVESTMENT DECISION
This is an important document. This Bidder’s Statement does not take into account the individual investment objectives, financial situation or any particular needs of each MPAL Shareholder or any other person. MPAL Shareholders may wish to seek independent financial and taxation advice before making a decision as to whether to accept the Offer.
DISCLAIMER
Except for historical information contained in this booklet, there may be matters discussed in this Bidder’s Statement that are forward-looking statements. Forward-looking statement, which are based on assumptions and estimates and describe Magellan’s future plans, strategies and expectations, are generally identifiable by the use of the words ‘anticipate’, ‘will’, ‘believe’, ‘estimate’, ‘expect’, ‘intend’, ‘seek’ or similar expressions. MPAL Shareholders are cautioned not to place undue reliance on forward-looking statements. By its nature, forward-looking information of Magellan involves numerous assumptions, inherent risks and uncertainties both general and specific that contribute to the possibility that the predictions, forecasts, projections and other forward-looking statements will not occur. Those risks and uncertainties include factors and risks specific to the industry in which Magellan and MPAL operate as well as general economic conditions and prevailing exchange rates and interest rates. Actual events or results made differ materially.

Important factors that could cause actual results to differ materially from the forward-looking statements we make in this Bidder’s Statement are described in Section 8. We caution that the list of risks is not exhaustive. If one or more of these risks or uncertainties materialise, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from future results, performance or achievements expressed or implied by these forward-looking statements. All forward-Iooking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements in this section. Except as expressly required by the Corporations Act, we undertake no obligation to publicly update or revise any forward-looking statements provided in this Bidder’s Statement, whether as a result of new information, future events or otherwise, or the list of risks affecting this information.
For a discussion of important risk factors which could cause actual results to differ materially from such forward-looking statements, refer to Section 8 of this Bidder’s Statement.
None of Magellan’s Officers, any person named in this Bidder’s Statement with their consent, or any person involved in the preparation of this Bidder’s Statement makes any representation or warranty (express or implied) as to the accuracy or likelihood of fulfilment of any forward looking statement, except to the extent required by law.
DEFINED TERMS
Defined terms used in this Bidder’s Statement are capitalised. Definitions of these terms are set out in Section 12. Unless the contrary intention appears, the context requires otherwise or words are defined in Section 12, words and phrases in the Bidder’s Statement have the same meaning and interpretation as in the Corporations Act.
SOURCES OF INFORMATION
Information included in this Bidder’s Statement relating to MPAL and its business has been derived solely from publicly available sources published by MPAL, including MPAL’s 2005 Annual Report and its website.
Subject to the foregoing and to the maximum extent permitted by law, Magellan and its Directors disclaim all liability for any information concerning MPAL included in this Bidder’s Statement. MPAL Shareholders should form their own views concerning MPAL from publicly available information.
US DISCLAIMER
This Bidder’s Statement is not being and may not be distributed in or into the United States of America and this Bidder’s Statement does not constitute an offer to sell securities and is not soliciting an offer to sell securities in the United States of America.
Magellan has filed a preliminary Form S-4 Registration Statement (File No. 333-12329) containing a joint prospectus/proxy statement for the offer (U.S. Registration Statement) with the Securities and Exchange Commission of the United States (SEC) with respect to the offer of Magellan Shares to MPAL Shareholders who have registered addresses as shown in the MPAL Register in the United States.
Offers to MPAL Shareholders who, as at the Offer Date, have registered addresses as shown in the MPAL Register in the United States will only be made after the U.S. Registration Statement has been declared effective by the SEC.
Until these events have occurred, no acceptance of MPAL Shares from persons who, as at the Offer Date, have registered addresses as shown in the MPAL Register in the United States will be accepted or solicited by, or on behalf of, Magellan.

The U.S. Registration Statement contains information which is in addition to the information contained in this Bidder’s Statement. For further details about this additional information, please see Section 7.9. The additional information is not set out in full in this Bidder’s Statement. You may obtain a copy of the U.S. Registration Statement from Magellan’s website at www.magpet.com, the SEC’s website at www.sec.gov or from Magellan’s information agent in Australia, Georgeson Shareholder (see directory).
Magellan will not assume any responsibility or liability for the violation by a person of any foreign laws where that person, at the time the Offer is made, has a registered address outside Australia or an external territory of Australia.

CHAIRMAN’S LETTER
MAGELLAN PETROLEUM CORPORATION
Dear MPAL Shareholder,
On behalf of the directors of Magellan Petroleum Corporation (Magellan), it is my pleasure to provide details of Magellan’s proposal to acquire all of your ordinary shares in Magellan Petroleum Australia Limited (MPAL).
As you may be aware, Magellan holds approximately 55% of MPAL and this investment in MPAL is Magellan’s principal asset. In thinking strategically about our investment in MPAL, we have concluded that the current shareholding structure of MPAL is not necessarily in the best interest of either Magellan or MPAL Shareholders. We also believe that the existing ownership structure has not provided sufficient pricing transparency nor fostered a desirable level of market understanding of MPAL’s assets. Nor has it enhanced liquidity or facilitated access to capital in either market. These views have led us to consider alternatives to the existing Magellan/MPAL ownership structure. As a result, we have decided to make an offer for all of the shares in MPAL that Magellan does not already own.
THE OFFER
Under the Offer, MPAL Shareholders (other than Magellan itself) are being offered 7 Magellan Shares for every 10 MPAL Shares held. MPAL Shareholders with a registered Australian address may choose to receive Magellan Shares that may be traded on the NASDAQ Capital Market. Alternatively, you may choose to receive Magellan Shares in the form of CHESS Depository Interests (CDIs), which will be quoted and tradeable on the ASX. If you choose to receive CDIs, you may later exchange the CDIs for the underlying Magellan Shares which are tradeable on the NASDAQ market.
This Offer represents an implied Offer value of A$1.582 per MPAL Share — we have called this the Benchmark Offer Consideration (defined in Section 2.1). The figure quoted above is based on an average Magellan Share price of US$1.65 and exchange rate of 0.73 as at mid/late November 2005.
Magellan’s share price will vary during the Offer Period as it continues to be publicly traded on US markets, and therefore the implied Offer Consideration will vary. A range of Magellan Share prices and the effect of changes has been tabulated and set out in Section 2.1 to illustrate possible outcomes.
The Offer is an offer for all your shares in MPAL.
If the Offer is successful you will retain an indirect interest in the MPAL business through your interest in Magellan.
The Offer is subject to a number of conditions including Magellan attaining a relevant interest in at least 90% of MPAL, and Magellan receiving approval from its own shareholders in the U.S. to allow the issue of new Magellan Shares to MPAL Shareholders. The conditions of the Offer are summarised in Section 1.10 of this Bidder’s Statement and set out in full in Appendix A.

REASONS WHY YOU SHOULD ACCEPT THE OFFER
The Magellan Board believes that the Offer provides attractive benefits to MPAL Shareholders, as detailed in Section 2. Some of the key reasons why we believe that you should accept the Offer are summarised below:
•	The Benchmark Offer Consideration of A$1.582 represents a premium of approximately 12.2% over the volume weighted average price of A$1.41 at which MPAL Shares traded on ASX over the 3-month period to the Announcement Date.
•	The Benchmark Offer Consideration represents a premium of approximately 17.2% over MPAL’s closing share price of A$1.35 on 18 October 2005, being the day prior to the Announcement Date.
•	The Benchmark Offer Consideration represents a premium of approximately 24.6% over MPAL’s book value of net assets of A$1.27 (as at 30 June 2005).
•	You will receive securities in Magellan. Magellan Shares have a more liquid share trading profile on NASDAQ in the U.S., than MPAL Shares have on the ASX.
•	If you choose to receive Magellan Shares in the form of CDIs, you will continue to be able to access ASX.
•	As MPAL will become a wholly owned subsidiary of Magellan on completion of the Offer (if successful), there is expected to be a greater level of correlation between Magellan Share trading prices in the United States and Magellan CDI trading prices in Australia, compared to the historical correlation with MPAL Shares.
•	You will retain an ongoing indirect interest in MPAL’s assets and its future.
•	A structure reflecting a US parent with full ownership of its principal asset (MPAL) may allow access to capital for future strategic initiatives and exploration activities on potentially more favourable terms than is currently experienced by MPAL.
•	The potential to achieve organisational efficiencies leading to improved returns for stakeholders.
In the event Magellan acquires over 80% of MPAL, capital gains tax relief may be available to Australian-resident MPAL Shareholders, by virtue of the roll-over provisions.
It is important that you read the information in this booklet in deciding on our Offer and, if necessary, contact a qualified investment adviser for assistance.
We believe that the Offer is an attractive one for MPAL Shareholders, and we therefore encourage you to accept the Offer by completing and returning your Acceptance Form. The Offer is presently scheduled to close on [ ]. To accept the Offer, follow the instructions set out in Section 1.7 and on the back of the Acceptance Form. The Offer Consideration will be remitted to you after the Offer becomes unconditional.
We look forward to welcoming you as a new shareholder of Magellan so that you may participate in the future growth and exciting opportunities of the combined Magellan/MPAL group.
Yours sincerely,
Walter J. McCann
Chairman

SUMMARY OF THE OFFER
The information set out below is only a summary of the Offer. You should read the entire Bidder’s Statement before deciding whether to accept the Offer.

The Offer	Magellan is offering to acquire all of your MPAL Shares on the terms set out in Appendix A.

Offer Price	The Offer is 7 Magellan Shares for every 10 shares that you hold in MPAL.

Form of Offer Consideration	If you are an MPAL Shareholder, and registered as having an address in Australia, you may choose to receive:

• Magellan Shares; or

• Magellan Shares in the form of Magellan CDIs.

If you do not make a choice in your Acceptance Form, you are deemed to have chosen to receive Magellan CDIs.

An accepting MPAL Shareholder’s choice to receive Magellan Shares or Magellan CDIs will depend on their own personal circumstances. See Section 7.10 for an outline of some relevant factors to take into account.

Important information regarding the rights attaching to Magellan Shares and Magellan CDIs is set out in Section 7 and Appendix E. There are a number of key differences between the rights of holders of Magellan Shares and MPAL Shares. See Section 7 for details.

Trading on ASX or NASDAQ	Magellan Shares trade on NASDAQ and the Boston Stock Exchange. Magellan Shares will not trade on ASX.

Magellan CDIs will trade on ASX but they will not trade on NASDAQ or the Boston Stock Exchange.

Holders of Magellan CDIs may surrender their CDIs in exchange for the underlying Magellan Shares. On conversion, the holder of Magellan Shares will be entitled to trade those Magellan Shares on NASDAQ or the Boston Stock Exchange.

Similarly, Magellan Shares can be exchanged for Magellan CDIs which may then be traded on ASX. See Sections 7.4 and 7.5 for details.

Offer Period	The Offer is scheduled to close at 7:00 pm (Sydney time) on [ ] (but it may be extended).

Offer Conditions	The Offer is subject to the conditions set out in Section 7.1 of Appendix A.

The conditions of the Offer are:

	•	The U.S. Registration Statement being declared effective by the SEC and Magellan receiving confirmation that all Magellan Shares issued pursuant to the Offer will be registered immediately on issue;

	•	Magellan receiving shareholder approval from Magellan Shareholders in accordance with U.S. securities law and the Restated Certificate of Incorporation and By-Laws of Magellan;

	•	Magellan receiving all necessary regulatory approvals to undertake the Offer;

	•	Magellan achieving a relevant interest of 90% of MPAL Shares and satisfying any other requirements to effect compulsory acquisition of all outstanding MPAL Shares;

	•	quotation on ASX of Magellan CDIs issued to accepting MPAL Shareholders;

	•	prior to the end of the Offer Period, there has not been any acquisition or disposal of material assets by MPAL or any of its controlled entities;

	•	the level of the S&P ASX 200 Index not falling below 4,000 on any trading day prior to the end of the Offer Period;

	•	there being no change in control in MPAL or any of its controlled entities;

	•	there being no material adverse change in circumstances or litigation or arbitration proceedings commenced or threatened against MPAL or any of its controlled entities in any material respect;

	•	there being no material litigation or arbitration proceedings instituted against MPAL or a controlled entity;

	•	there being no regulatory intervention to prevent trading in MPAL Shares, impose onerous conditions on the Offer or require Magellan to dispose of any Securities or assets of a MPAL Group Entity;

	•	no “prescribed occurrence” taking place before the end of the Offer Period; and

	•	there is no selective disclosure of information to a third party that is not also provided to Magellan.

See Section 1.10 and Clause 7 of Appendix A for a complete list of Conditions. See Section 11.2 for an outline of the status of these Conditions at the date of this Bidder’s Statement.

Magellan may choose to waive any of the conditions in accordance with the Offer.

Settlement Terms	If you accept the Offer, the Magellan Shares or Magellan CDIs which you would be entitled to receive for your MPAL Shares will be issued to you on or before the later of:

(a) 1 month after the date you validly accept the Offer; or

(b) 1 month after the date the Offer becomes or is declared unconditional,

and in any event (assuming the Offer becomes or is declared unconditional), no later than 21 days after the end of the Offer Period.

Magellan’s existing shareholding in MPAL	As at the date of this Bidder’s Statement, Magellan has a Relevant Interest in 25,739,028 MPAL Shares. This represents Voting Power of 55.13%.

Capital Structure	If the Offer is successful and Magellan moves to compulsory acquisition of all MPAL Shares it does not already own, Magellan will have issued approximately 14.7 million Magellan Shares representing approximately 36.3% of its expanded capital.

How to accept the Offer	Acceptance procedures vary depending on whether you are a CHESS holder or Issuer Sponsored holder. See Section 1.7 for details. Completed Acceptance Forms should be returned to:

Computershare Investor Services Pty Limited GPO Box 1326 Adelaide SA 5001

(a reply paid envelope is enclosed)

Or by hand:

Computershare Investor Services Pty Limited
Level 5, 115 Grenfell Street
Adelaide SA 5000

Foreign Shareholders	If you are an MPAL Shareholder with a registered address other than in Australia or the United States, your Magellan CDIs will be received by an ASIC approved nominee who will then sell those Magellan CDIs on your behalf. The net sales proceeds will then be distributed to you. See Clause 1.7 of Appendix A for further information.

The above information is a summary only of key elements of this Bidder’s Statement. MPAL Shareholders should read all of this Bidder’s Statement before making any decision in relation to this Offer.

1. QUESTIONS REGARDING THE OFFER
This Section endeavours to answer key questions you may have in regard to the Offer. It is qualified by the detailed information contained in the remainder of the Bidder’s Statement.
1.1 WHEN WAS THE OFFER ANNOUNCED
On 18 October 2005, Magellan announced its intention to make an offer to acquire all of the MPAL Shares that it does not already own. Appendix A of this Bidder’s Statement contains the terms of the Offer. The remainder of this Bidder’s Statement contains other information known to Magellan which is relevant to your decision as to whether to accept or reject the Offer.
1.2 HOW IS THE OFFER STRUCTURED?
Magellan’s bid to acquire all MPAL Shares is structured as follows:
(a)	Australian Offer Document: An Offer will be sent to all MPAL Shareholders who, as at the Offer Date, have their registered address, as shown in the MPAL Register, in Australia. The terms of the Offer are contained in Appendix A which is given by Magellan to MPAL under the Corporations Act;
(b)	United States Offer Document: An offer will be sent to all MPAL Shareholders who, as at the Offer Date, have their registered address, as shown in the MPAL Register, in the U.S. pursuant to the U.S. Registration Statement after that document is declared effective by the SEC (U.S. Offer). Magellan anticipates that the U.S. Offer will remain open for a minimum period of one month and will close at the same time on the same date as the Offer. Further details regarding the U.S. Offer Document are contained in Section 7.9 of this Bidder’s Statement; and
(c)	Other Foreign Shareholders: Offers will not be sent to MPAL Shareholders who, as at the Offer Date, have a registered address as shown in the MPAL Register, other than in Australia or the United States. Instead, a nominee approved by ASIC will be appointed by Magellan to receive the Magellan CDIs to which Foreign Shareholders are entitled under the Offer. The nominee will then sell those Magellan CDIs on behalf of the Foreign Shareholders and will receive the proceeds of the sale (less any expenses incurred in giving effect to the sale). These sales proceeds will then be distributed to the Foreign Shareholders.
1.3 WHAT IS MAGELLAN OFFERING FOR MY MPAL SHARES?
The consideration to be offered under both the Australian Offer Document and the United States Offer Document for the acquisition of MPAL Shares, will be the same, namely:
7 Magellan Shares for every 10 MPAL Shares.
In the case of the Offer made under the Australian Offer Document, MPAL Shareholders may choose to receive Magellan Shares or Magellan Shares in the form of Magellan CDIs. See Section 1.4 for details.
If the number of Magellan Shares which you are entitled to receive is not a whole number, the number of Magellan Shares or Magellan CDIs to be issued to you will be rounded up to the nearest whole number.
The Offer extends to MPAL Shares (excluding those held by Magellan) on issue on commencement of the Offer Period and extends to all MPAL Shares issued during the Offer Period including MPAL Shares issued on exercise of MPAL Options (if any).

1.4 WHAT IS A MAGELLAN CDI?
All MPAL Shareholders who receive and accept the Offer and do not choose to receive their Offer Consideration in the form of Magellan Shares will, subject to the terms of the Offer, have their entitlement to receive Magellan Shares issued in the form of Magellan CHESS Depositary Interests (Magellan CDIs). One Magellan CDI will be issued for each Magellan Share to which a person becomes entitled by accepting the Offer.
The alternative to receive Magellan Shares in the form of Magellan CDIs is being provided in order to permit trading on the ASX of Magellan Shares in the form of Magellan CDIs. It is not possible for Magellan, which is subject to the laws of Delaware, United States, to facilitate Magellan Shares being settled electronically or held in CHESS because Magellan is required under its Amended and Restated By Laws to issue certificates for Magellan Shares. The issue of Magellan CDIs in accordance with the terms of the Offer will facilitate trading in Australia on ASX and settlement of trades of Magellan Shares, in the form of Magellan CDIs.
Where a MPAL Shareholder chooses to receive Magellan CDIs, Magellan Shares issued as a result of an acceptance of the Offer will be issued by Magellan to CHESS Depositary Nominees Pty Limited (CDN), which is a subsidiary of ASX, to hold on behalf of MPAL Shareholders who accept the Offer. These Magellan Shares will be registered in the name of CDN and held in trust by CDN for the benefit of the Magellan CDI holder.
Each such MPAL Shareholder who accepts the Offer will, subject to the terms of the Offer, be issued such number of Magellan CDIs as is equal to the number of Magellan Shares to which they become entitled. Holders of Magellan CDIs will have all the direct economic and other benefits of holding the underlying securities, as discussed below.
See Sections 7.4 and 7.5 for further information on Magellan CDIs and the rights attaching to Magellan CDIs respectively.
1.5 WILL I PAY ANY BROKERAGE IF I ACCEPT ANY OF THE OFFER?
You will not pay brokerage as a result of accepting the Offer.
1.6 WHEN DOES THE OFFER CLOSE?
The Offer closes at 7.00pm (Sydney time) on [ ], unless extended or withdrawn in accordance with the Corporations Act.
1.7 HOW DO I ACCEPT THE OFFER?
There are several ways to accept the Offer depending on the type of holding you have.
CHESS Holdings
Please instruct your stockbroker or Controlling Participant to accept the Offer on your behalf in accordance with the ASTC Settlement Rules, or complete and execute the enclosed Acceptance Form in accordance with the instructions on it.
Issuer Sponsored Holdings
Please complete the enclosed Acceptance Form in accordance with the instructions on it. Completed forms are to be returned to:
Computershare Investor Services Pty Limited
GPO Box 1326
ADELAIDE SA 5001
(a reply paid envelope is enclosed)
Or by hand:
Computershare Investor Services Pty Limited
Level 5, 115 Grenfell Street
ADELAIDE SA 5000

You should indicate in your acceptance whether you wish to receive Magellan Shares or Magellan CDIs. If you do not make a choice, you are deemed to have chosen to receive Magellan CDIs.
You may only accept the Offer for all of your MPAL Shares.
1.8 CAN I SELL MY MAGELLAN CDIS?
Magellan will apply to the ASX for quotation of the Magellan CDIs to be issued under the Offer. The Offer is conditional on Magellan applying for quotation of the Magellan CDIs to be issued under the Offer on ASX within seven days of issue of the Offer and the ASX confirming quotation within seven days after the expiry of the Offer Period.
1.9 CAN I ACCESS NASDAQ TO TRADE MY UNDERLYING ENTITLEMENT TO MAGELLAN SHARES?
Magellan Shares are currently traded on NASDAQ and the Boston Stock Exchange. Concurrently with seeking Magellan shareholder approval for implementation of the Offer and the acquisition of MPAL Shares, Magellan will apply for quotation of all Magellan Shares issued to MPAL Shareholders under the Offer on NASDAQ and the Boston Stock Exchange. These Magellan Shares will be registered with the SEC upon their issue.
MPAL Shareholders who receive Magellan CDIs may surrender their Magellan CDIs in exchange for the underlying Magellan Shares. On conversion, the MPAL shareholder may then trade the Magellan Shares on NASDAQ or the Boston Stock Exchange. See Section 7.4 for details.
1.10 WHAT ARE THE CONDITIONS OF THE OFFER?
The Offer is subject to the conditions set out in Clause 7 of Appendix A. In summary, the main conditions of the Offer are:
(a)	Registration: the U.S. Form S-4 registration statement is declared effective by the SEC and Magellan receives confirmation from the SEC that all Magellan Shares issued pursuant to the Offer will be registered immediately on issue pursuant to the Offer;
(b)	Magellan shareholder approval: all resolutions necessary to approve, effect and implement or authorise the implementation of the Offer and the acquisition of the MPAL Shares are passed by the requisite majority of Magellan shareholders at a general meeting of Magellan shareholders expected to be held during January or February 2006;
(c)	Other regulatory approvals: all other necessary approvals for the proposed transaction are granted, given, made or obtained on an unconditional basis and, at the end of the Offer Period, remain in full force and effect;
(d)	90% relevant interest: the number of MPAL Shares in which Magellan and its Associates have a Relevant Interest at the expiry of the Offer Period is not less than 90% of the MPAL Shares then on issue, and Magellan satisfies any other requirements to effect compulsory acquisition of all outstanding MPAL Shares;
(e)	Quotation: an application for admission of the Magellan Shares in the form of Magellan CDIs to quotation on ASX is made within seven days after commencement of the Offer Period and permission for admission is granted no later than seven days after the expiry of the Offer Period;
(f)	No acquisition or disposal of material asset: except for any proposed transaction publicly announced by MPAL before the Announcement Date, during the period from the Announcement Date to the end of the Offer Period none of MPAL or any controlled entity of MPAL:
(i)	acquires any companies, businesses or assets for an amount in aggregate greater than A$500,000 or makes an announcement in that regard;

(ii)	enters into, offers to enter into any agreement, joint venture, partnership or commitment which would require expenditure, of an amount which is, in aggregate, more than A$500,000, other than in the ordinary course of business or makes an announcement in that regard;
(g)	S&P ASX 200 Index: before the end of the Offer Period, the S&P ASX 200 Index does not fall below 4,000 on any trading day;

(h)	No change in control: no person has, or is entitled to have any right to terminate or alter any contractual relations between any person and any MPAL Group Entity or require the sale of any Securities in an MPAL Group Entity as a result of the acquisition of MPAL Shares by Magellan;
(i)	No material adverse change: during the period commencing on the Announcement Date and ending on the expiry of the Offer Period, no change occurs or is announced that would reasonably be expected to affect the capital structure, business, financial or trading position, future profitability, condition of assets or liabilities of MPAL or a controlled entity in a manner which would be material in the context of MPAL’s operations as a whole;
(j)	No litigation: during the period commencing on the Announcement Date and ending on the expiry of the Offer Period, no litigation or arbitration proceedings have been or are instituted or threatened against MPAL or a controlled entity which are material in the context of MPAL’s operations as a whole;
(k)	No regulatory intervention: during the period commencing on the Announcement Date and ending on the expiry of the Offer Period, no Governmental Agency or any other person takes any action to:
(i)	prohibit, prevent or inhibit the acquisition of, or trading in, MPAL Shares;

(ii)	impose conditions on the Offer which impose unduly onerous obligations upon Magellan or would materially affect the business or capital structure of MPAL; or

(iii)	require the divestiture by Magellan of Securities or assets of any MPAL Group entity, other than an application to or a decision or order of ASIC or the Takeovers Panel for the purpose of or in the exercise of the powers and discretions conferred on it by the Corporations Act;
(l)	No prescribed occurrences: no prescribed occurrences happen during the period commencing on the Announcement Date and ending on the expiry of the Offer Period;
(m)	No selective disclosure of information: at all times during the period from the Announcement Date to the end of the Offer Period, MPAL promptly provides to Magellan a copy of all information that is not generally available which relates to MPAL or any of its controlled entities or any of their respective businesses or operations that has been provided by MPAL or any of their respective officers, employees, advisers or agents to any person for the purposes of soliciting, encouraging or facilitating a proposal or offer by that person, or by any other person, in relation to a transaction which may result in a change in control of MPAL.
1.11 WHEN WILL I RECEIVE MY OFFER CONSIDERATION?
Magellan will provide or procure the provision of the Offer Consideration due for your MPAL Shares on or before the later of:
(a)	1 month after the date you validly accept the Offer; or

(b)	1 month after the date the Offer becomes or is declared unconditional, and in any event (assuming the Offer becomes or is declared unconditional), no later than 21 days after the end of the Offer Period.
1.12 WHAT HAPPENS IF I DO NOT ACCEPT?
If Magellan becomes entitled to acquire your MPAL Shares compulsorily under the Corporations Act, it intends to do so. If your MPAL Shares are compulsorily acquired, your Offer Consideration will be provided at the conclusion of this process and as a consequence you will receive it later than the MPAL Shareholders who choose to accept the Offer.
If Magellan does not become entitled to compulsorily acquire your MPAL Shares, unless you otherwise dispose of them, you will remain an MPAL Shareholder.

1.13 ARE THERE ANY RISKS ASSOCIATED WITH HOLDING MAGELLAN SHARES OR MAGELLAN CDIS?
There are a number of risks associated with holding Magellan Shares or Magellan CDIs. These are outlined in detail in Section 8.
1.14 WHAT ARE THE TAX CONSEQUENCES OF THE OFFER?
Our understanding of the major tax implications for MPAL Shareholders resident for tax purposes in Australia are summarised in Section 9.
Your personal financial and other circumstances will influence your taxation position. You should read Section 9 carefully and seek professional taxation advice if necessary.
1.15 WHAT ARE THE RIGHTS ATTACHING TO MAGELLAN SHARES?
The terms of issue of Magellan Shares are summarised in Section 7.6.
There are a number of important differences between the rights attaching to ordinary shares in a listed Australian company and the rights attaching to shares of common stock issued by a company incorporated in Delaware, United States. A comparison of the key rights under Australian law for ordinary shares and under Delaware law for Magellan Shares is set out in Section 7.7 and Appendix E.
1.16 WHAT ARE THE RIGHTS ATTACHING TO MAGELLAN CDIS?
The rights attaching to Magellan CDIs are summarised in Section 7.5.
1.17 SHOULD I CHOOSE TO RECEIVE MAGELLAN SHARES OR MAGELLAN CDIS?
Your own personal circumstances will affect your decision whether to choose to receive Magellan Shares or Magellan CDIs under the Offer. See Section 7.10 for a discussion of some relevant factors to take into account.
1.18 QUESTIONS
If you have any enquiries about the Offer or its terms, please telephone Magellan’s information agent in Australia, Georgeson Shareholder, on 1300 551 398 if you are calling from within Australia or +61 3 9415 4303 if you are calling from outside Australia. Alternatively you may submit your query in writing to Georgeson Shareholder, Level 1, 60 Carrington Street, Sydney, NSW 2000, or consult your financial or other professional adviser.
As required under the Corporations Act, if any telephone communication is undertaken with MPAL Shareholders on the above number, those calls will be recorded, indexed and stored.

2. REASONS TO ACCEPT THE OFFER
The Magellan board of directors believes that the completion of the Offer will result in, among other things, the simplification of Magellan’s corporate structure, the potential for greater liquidity for current MPAL shareholders, access to capital for future strategic initiatives or exploration activities on potentially more favourable terms and opportunities for cost reductions leading to organisational efficiencies.
The degree to which the shareholder and operational benefits outlined below may in fact be achieved will depend on a number of factors, including Magellan’s ultimate shareholding in MPAL. Detailed information regarding the intentions of Magellan regarding the continuation and major changes to be made to the business of MPAL and other matters following conclusion of the Offer are set out in Section 6.
Operational and shareholder benefits that may be achieved if the Offer is successful are outlined below.
1. OFFER CONSIDERATION
The value of Magellan’s Offer Consideration will depend, ultimately, on Magellan’s Share price. The table below illustrates a range of possible values and is designed to assist MPAL Shareholders in making a determination of Offer value. Magellan Shares trade on NASDAQ and the Boston Stock Exchange at prices which vary from day to day and hour to hour. Accordingly the Offer Consideration varies. Prices may be higher or lower than those illustrated.
Magellan’s Offer

			Value of the
MagellanShare			Offer	MPAL’s
Price		Offer Exchange	Consideration	Closing Price**
US$	Exchange Rate*	Ratio	A$	A$	Offer Premium
1.40	0.73	0.7	1.342	1.35	(0.6%)
1.45	0.73	0.7	1.390	1.35	3.0%
1.50	0.73	0.7	1.438	1.35	6.5%
1.55	0.73	0.7	1.486	1.35	10.1%
1.60	0.73	0.7	1.534	1.35	13.6%
1.65	0.73	0.7	1.582	1.35	17.2%
1.70	0.73	0.7	1.630	1.35	20.7%
1.75	0.73	0.7	1.678	1.35	24.3%
1.80	0.73	0.7	1.726	1.35	27.9%
1.85	0.73	0.7	1.774	1.35	31.4%

*	A$ to US$ exchange rate immediately prior to date of Bidder’s Statement. Note a 1 cent change in rate = approx 1.4% change in consideration.

**	closing price on the Announcement Date of 18 October 2005.

For the purposes of this Bidder’s Statement, Magellan has chosen A$1.582 as a suitable Benchmark Offer Consideration value. This value is derived from the approximate volume weighted average price of Magellan Shares in the period from the Announcement Date to 28 November 2005, the last trading day prior to the lodgement of this Bidder’s Statement, in conjunction with the exchange rate and offer consideration ratio.
2. SHAREHOLDER BENEFITS
Benefits that may be derived by MPAL Shareholders from the success of the Offer include the following:
(a)	receiving a value premium as the Benchmark Offer Consideration of A$1.582 being offered for each of your MPAL Shares represents a premium of approximately:
(i)	12.2% over MPAL’s volume weighted average price of A$1.41 in the 3 month period prior to the Announcement Date; and

(ii)	17.2% over MPAL’s closing Share price of A$1.35 on 18 October 2005;

(ii)	24.6% over MPAL’s book value of net assets per Share of A$1.27 (as at 30 June 2005);
(b)	the Offer enables you to receive Magellan Shares which has a more liquid trading profile on NASDAQ than MPAL Shares on ASX. Magellan’s average daily trading volume in the period from the Announcement Date to the lodgement of this Bidder’s Statement was 212,000. This compares to MPAL’s average daily trading volume of approximately 11,000 over the same period;
(c)	In addition, it is anticipated that if the Offer is successful and MPAL becomes a wholly owned subsidiary of Magellan, there will be a more direct correlation between the prices at which Magellan Shares and Magellan CDIs trade than is presently the case for Magellan Shares and MPAL Shares. Magellan believes that investors may seek to trade in Magellan Shares or Magellan CDIs in an effort to derive an arbitrage advantage. This fact and the transparency with respect to disclosure of material price sensitive information is, in the view of the directors of Magellan, likely to lead to a closer alignment of pricing than is presently experienced by Magellan Shares and MPAL Shares.
(d)	you will receive the full Offer Consideration of 7 Magellan CDIs for every 10 MPAL Shares you hold and you will not incur brokerage or stamp duty on acceptance of the Offer;
(e)	Magellan’s Offer is the only offer currently tabled. In view of Magellan’s existing 55% interest in MPAL, Magellan does not expect a counterbid to emerge;
(f)	by accepting the Offer, you will retain an ongoing indirect interest in MPAL’s assets and its future;
(g)	capital gains tax relief may be available to Australian-resident MPAL Shareholders if Magellan becomes the owner of at least 80% of MPAL Shares;
(h)	the Magellan CDIs which are being issued in exchange for MPAL Shares, will be quoted on and tradable on the ASX; and
(i)	the Magellan Shares which are being issued in exchange for MPAL Shares, will be quoted and tradable on NASDAQ and the Boston Stock Exchange.
3. OPERATIONAL BENEFITS
Operational benefits that may be derived from the success of the Offer include the following:
(a)	a simpler capital structure which may facilitate the investment transfer of consolidated financial resources;
(b)	facilitating the alignment of corporate strategies between Magellan and MPAL if and where these are different;
(c)	enhancing the ability, on potentially more favourable terms, of Magellan to raise capital for future strategic initiatives for exploration activities; and

(d)	improving organisational efficiency and reducing cost if and when these can be achieved.

3. ABOUT MAGELLAN
3.1. CORPORATE
Magellan is incorporated in the State of Delaware, United States of America. Magellan Shares are quoted on both the NASDAQ Capital Market (code: MPET) and the Boston Stock Exchange (code: MPET) in the United States.
3.2 OVERVIEW OF MAGELLAN AND ITS PRINCIPAL ACTIVITIES
Magellan, primarily through its holding of MPAL Shares, is engaged in the sale of oil and gas reserves resulting from the exploration for and development of oil and gas reserves. Magellan’s principal asset is its 55% equity interest in MPAL. Magellan’s other asset (other than cash) is a direct 2.67% carried interest in the Kotaneelee Gas Field in the Yukon Territory of Canada.
Please refer to Section 5 for an overview of MPAL and its principal business activities.
3.3 FINANCIAL INFORMATION REGARDING MAGELLAN
The following table is a summary of selected historical consolidated financial data of Magellan for each of the years in the 3-year period ended 30 June 2005. This information is derived from, and should be read in conjunction with, Magellan’s audited consolidated financial statements.
Years Ended 30 June

	2005	2004	2003
		US$000
Total revenues	21,871	19,424	14,736
Net income before cumulative effect of accounting change	87	350	890
Net income	87	350	152
Working capital	26,208	21,696	21,798
Cash provided by operating activities	8,776	10,717	7,109
Property and equipment (net)	24,265	24,421	21,592
Total assets	56,424	52,894	50,741
Long-term liabilities	5,729	5,256	5,629
Minority Interests	18,583	16,533	16,931
Shareholders’ equity:
Capital	44,660	44,660	43,152
Accumulated deficit	(15,161)	(15,248)	(15,598)
Accumulated other comprehensive loss	(2,323)	(4,491)	(5,407)
Total shareholders’ equity	27,176	24,920	22,147
Exchange rate A$ = US$ at end of period	0.76	0.70	0.67
Common stock outstanding shares end of period (in thousands)	25,783	25,783	24,427

	2005	2004	2003
		US$000
Book value per share	1.05	.97	.91
Quoted market value per share	2.40	1.31	1.20
Operating Data
Standardised measure of discounted future cash flow relating to proved oil and gas reserves — gross of minority interests— net of minority interests	31,63317,640	29,88116,519	26,48613,633
Annual production (net of royalties)
Gas (bcf)	5.7	5.7	6.0
Oil (bbls) (in thousands)	151	150	126
3.4 MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
In summary, Magellan’s management’s discussion and analysis of financial condition and results of operations for the year ended 30 June 2005 shows the following:
(a)	As at 30 June 2005, Magellan, on an unconsolidated basis, had working capital of approximately US$3.9 million;
(b)	Oil sales increased 54% to US$7.574 million from US$4.923 million in 2004 because of the 5% Australian foreign exchange rate increase (discussed below) and a 49% increase in average sales price per barrel;
(c)	Gas sales decreased 3% to US$12.478 million from US$12.87 million in 2004. The decrease was primarily the result of the one off proceeds of US$1.135 million from the Kotaneelee gas field settlement recorded in 2004. This was partially offset by the 5% Australian foreign exchange rate increase, an increase in the price of gas sold and an increased sales volume in 2005;
(d)	Other production related revenues increased 11% to US$1.818 million from US$1.632 million in 2004. This was primarily MPAL’s share of gas pipeline tariff revenues which increased as a result of the higher volumes of gas sold at Mereenie and because of the 5% Australian foreign exchange rate increase;
(e)	Production costs increased 13% to US$6.144 million from US$5.416 million in 2004, primarily the result of increased expenditures by MPAL in the Mereenie and Palm Valley fields and the 5% Australian foreign exchange rate increase, partially offset by lower expenditures from the Nockatunga project and the Cooper Basin;
(f)	Exploration and dry hole costs increased 29% to US$4.157 million from US$3.225 million in 2004. These costs related to the exploration work being performed on MPAL’s properties. The primary reasons for the increase were work performed on the Nockatunga project, cost related to exploration activities in New Zealand and the 5% Australian foreign exchange rate increase. These are partially offset by lower costs incurred in 2005 on properties in South Australia;
(g)  Other costs:
(i)	Salaries and employee benefits decreased 28%;

(ii)	Depletion, depreciation and amortisation increased 10%;

(iii)	Auditing, accounting and legal expenses increased 7%;

(iv)	Accretion on asset retirement obligation expenses increased 14%;

(v)	Shareholder communication costs increased 26%; and

(vi)	Other administrative expenses increased 21%.

The value of the Australian dollar relative to the US dollar increased to US$0.7620 at 30 June 2005 compared to US$0.6993 at 30 June 2004. The 9% increase in the value of the Australian dollar increased the reported asset and liability amounts in the statement of financial performance at 30 June 2005 from the previous financial year. The annual average exchange rate used to translate MPAL’s operations in Australia for fiscal 2005 was US$0.7533, which is a 5% increase compared to the US$0.7179 for fiscal 2004.
3.5 CAPITAL STRUCTURE
As at the date of this Bidder’s Statement, Magellan has 25,783,243 Magellan Shares on issue.
3.6 SHAREHOLDERS OF MAGELLAN
Magellan Shares are widely held, with over 7,000 shareholders registered. There are no significant holders on the register, the largest record holding being approximately 0.7%
3.7 DIRECTORS OF MAGELLAN
Brief profiles of the directors of the Magellan are as follows:
Donald V. Basso
Mr Donald V. Basso, age 67, was elected a director of Magellan in 2000. Mr Basso served as a consultant and Exploration Manager for Canada Southern Petroleum Limited from October 1997 to May 2000. He also served as a consultant to Ranger Oil & Gas Limited during 1997. From 1987 to 1997, Mr Basso served as Exploration Manager for Guard Resources Limited. Mr Basso has over 40 years experience in the oil and gas business in the United States, Canada and the Middle East.
Timothy L. Largay
Mr Timothy L. Largay, age 62, has been a partner in the law firm of Murtha Cullina LLP, Hartford, Connecticut since 1974. Mr Largay has been a director of MPAL since August 2001. He also served as a director of Canada Southern Petroleum Limited, Calgary, Alberta, Canada from 1997 to 15 June 2004. Mr Largay also served as a director of Coastal Caribbean Oils and Minerals Limited from January 2001 until 7 October 2002.
Walter J. McCann
Mr Walter J. McCann, age 68, was the President of Richmond, The American International University, located in London, England from January 1993 until his retirement in August 2002. Currently Chairman of the Magellan Board of Directors, he has been a director of MPAL since 1997. From 1985 to 1992, he was President of Athens College in Athens, Greece. Mr McCann was Dean of the University of Hartford School of Business and a faculty member at Harvard University’s Graduate School of Education. He is a retired member of the Bar of Massachusetts.
Ronald P. Pettirossi
Mr Ronald P. Pettirossi, age 62, has been President of ER Ltd., a consulting company since 1995. Mr Pettirossi is also a director and audit committee chairman of Farmstead Telephone Group, a supplier and installer of business communication products and systems. Mr Pettirossi is a director of MPAL and is a former audit partner of Ernst & Young LLP, and has worked with public and privately held companies for 31 years.
3.8 MATTERS RELEVANT TO THE DIRECTORS
(a) Interest of Directors in Magellan
There are no shareholder requirements for Directors under the Restated Certificate of Incorporation and By Laws of Magellan.
As at the Announcement Date the Relevant Interests of each Director in Magellan Shares were as follows:

Relevant
Director	Interests
Donald V. Basso	11,000
Timothy L. Largay	6,000
Walter J. McCann	59,368
Ronald P. Pettirossi	6,500
Each director also holds 100,000 options.
(b) Remuneration of Directors
Under Magellan’s Restated Certificate of Incorporation and By-Laws, each Director may be paid remuneration for ordinary services performed as a director.
Each Director is entitled to receive fees of up to US$40,000 per annum. Additional remuneration may be paid in accordance with the Restated Certificate of Incorporation and By-Laws of Magellan. The following are the Director’s remuneration received for the year ended 30 June 2005:

Remuneration
Director	(US$)
Donald V. Basso	40,000
Timothy L. Largay	40,000
Walter J. McCann	65,000
Ronald P. Pettirossi	47,500
The Directors have the authority to fix the directors fees for their service as directors and as members of special or standing committees including reasonable allowance of expenses actually incurred in connection with their duties.
In addition, Magellan has a medical reimbursement plan for all independent directors where the Company reimburses certain directors the cost of their medical expenses up to US$500 per month.
(c) Remuneration of Chief Executive Officer
On 1 March 2004 Magellan entered into a 36 month employment agreement with Dan Samela. The 36 month term automatically renews each 30 day period unless he elects to retire or the agreement is terminated according to its terms. The employment agreement provides for him to be employed as the President and Chief Executive Officer of Magellan, effective as of 1 July 2004, at a salary of US$175,000 per annum and an annual contribution of 15% of the salary to a SEP/IRA pension plan for Mr Samela’s benefit.

The employment agreement may be terminated for cause, on written notice by Magellan without cause, by Mr Samela’s resignation or upon change of control of Magellan. On a termination without cause, Mr Samela will be entitled to payment of the balance of salary payments and average bonus payments due for the term of the agreement.
If during the two year period following a change of control of Magellan, Mr Samela terminates his employment for good reason (as defined in the employment agreement), or Magellan terminates his employment other than for disability, then Mr Samela will be paid an amount equal to three times his annual base salary and three year average bonus payment plus any previously deferred compensation, accrued vacation pay and three years of reimbursements for medical coverage insurance benefits. In addition, any unvested options will be accelerated so as to become fully exercisable. If at any time during the two year period following a change of control of Magellan, Mr Samela terminates his employment for good reason or Magellan terminates his employment other than for disability, he will paid an amount equal to his then current annual salary and a three year average bonus payment. In addition, any unvested options will be accelerated so as to become fully exercisable.
3.9 RELATED PARTY TRANSACTIONS
The following are details of various related party transactions between Magellan and Directors, substantial shareholders or entities associated with the Directors or substantial shareholders of Magellan.
During the financial year ended 30 June 2005, Magellan paid US$65,700 to G&O’D Inc., a company associated with James Joyce, Magellan’s President and Chief Financial Officer until 30 June 2004 for providing accounting and administrative services. In addition, Magellan purchased US$12,000 of office equipment from G&O’D Inc.
Magellan also paid US$144,596 to Murtha Cullina LLP, a law firm of which Timothy Largay is a partner, for legal services during the year ended 30 June 2005.
3.10 Dividend policy
Magellan has not declared or paid dividends on Magellan Shares and has no current intention to change this policy. Magellan currently plans to retain any future earnings to reduce Magellan’s accumulated deficit and finance growth.
3.11 Share trading in Magellan
The table below shows the average daily trading in, high and low prices and VWAP of Magellan Shares during the three month period prior to the Announcement Date up to the date of this Bidder’s Statement:

	Average daily volume
Period	(000s)	Low		High		VWAP
3 months prior to the date of the Announcement Date	761	US$	1.76	US$	3.52	US$	2.79
Announcement Date to date of this Bidder’s Statement	212	US$	1.50	US$	1.94	US$	1.65

3.12 PUBLIC ANNOUNCEMENTS BY MAGELLAN
On 18 October 2005 Magellan made a public announcement to ASX, NASDAQ and the Boston Stock Exchange in relation to the offer for MPAL.
A copy of this announcement is contained in Appendix B.
Magellan is a reporting issuer for the purposes of the U.S. Securities Exchange Act of 1934, as amended, and as such, is subject to regular reporting and disclosure obligations. Broadly, these obligations require Magellan to file periodic reports with the SEC detailing financial, operational and other material information for investors. These reports include an annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Magellan is also subject to the proxy solicitation requirements of the Securities Exchange Act of 1934 and must provide shareholders with an annual meeting proxy statement and accompanying annual report. Magellan is also subject to the other provisions of the Securities Exchange Act, including the requirement for Magellan insiders to file beneficial ownership reports on Forms 3, 4 and 5. Magellan is also subject to the listing requirements of NASDAQ and the Boston Stock Exchange, on which its shares are traded.
Copies of documents lodged at the SEC in relation to Magellan may be obtained from either Magellan’s website at www.magpet.com, the SEC’s website at www.sec.gov or inspected at:
Magellan Petroleum Corporation
10 Columbus Boulevard
Hartford, Connecticut 06106
United States of America
Appendix C contains a list of each announcement made by Magellan to the SEC between 30 June 2005 and the date of this Bidder’s Statement.

4. EFFECT OF THE OFFER ON MAGELLAN
4.1 CAPITAL STRUCTURE POST-OFFER
The following table sets out the anticipated capital structure of Magellan on completion of the Offer if the Offer is declared free from all Conditions and Magellan acquires all MPAL Shares currently on issue in which it does not presently have a Relevant Interest.

	Magellan Shares	Options
Directors and officers related entities	82,868	430,000
Other Shareholders	25,700,375	—
Magellan shares to be issued under the Offer	14,667,042	—
Total Capital	40,450,285	430,000
Notes:
1.	The Offer is 7 Magellan Shares for every 10 MPAL Shares. The actual number of Magellan Shares to be issued will vary slightly due to rounding.

2.	The above table assumes that:
(a) no options to acquire Magellan Shares are exercised;
(b) all MPAL Shareholders accept the Offer;
(c) no additional Magellan Shares are issued prior to completion of the Offer; and
(d) no additional MPAL Shares are issued during the Offer Period.
4.2 PRO FORMA SUMMARY FINANCIAL INFORMATION
The pro forma consolidated summary statements of financial position and financial performance of Magellan (Pro Forma Summary Financial Statements) set out below, as well as certain pro forma adjustments, have been prepared to illustrate the financial position and financial performance of Magellan following completion of the Offer assuming that:
•	Magellan completes the acquisition of all MPAL Shares currently on issue in which it presently does not have a Relevant Interest; and
•	the transaction had taken place on 30 June 2005 (with income statement matters deemed to have affected the year to that date).
The Pro Forma Summary Financial Statements:
•	are derived from the audited historical consolidated financial statements (including related notes to the consolidated financial statements, assumptions and adjustments) of Magellan and MPAL;
•	are shown in a form which reflects US generally accepted accounting principles (US GAAP);
•	should be read together with the audited historical consolidated financial statements, related notes and other financial information pertaining to Magellan and MPAL;
•	should not be relied on as being indicative of the historical results that would have been achieved or the future results that will be achieved. The actual financial position and results of the operations of Magellan and MPAL may differ, perhaps materially, from the pro forma amounts reflected below because of a variety of factors, including access to additional information, changes in value not currently identified and changes in operating results between the dates of the pro forma summary statements of financial position and the date on which the Offer is consummated; and

•	are intended to be illustrative only and will not reflect the actual position and balances as at the date of this Bidder’s Statement or at the conclusion of the Offer.
If the Offer is successful and MPAL ultimately becomes a wholly-owned subsidiary of Magellan, MPAL will no longer be listed on the ASX but will still have an obligation to lodge financial statements with ASIC. This obligation survives until such time as Magellan meets certain prescribed conditions imposed by ASIC. As Magellan is a US domestic corporation, its financial statements will be prepared in accordance with US GAAP.
The ‘historical’ columns shown in the summary financial statements below are replicated from Magellan’s publicly filed Annual Report (Form 10-K) in the United States. That Annual Report relating to 30 June 2005 was filed with the SEC on 28 September 2005. The Form 10-K Annual Report contains audited consolidated financial statements prepared in accordance with US GAAP.
In the past, the primary accounting difference between financial statements prepared in the US by Magellan and those prepared in Australia by MPAL was in the way oil and gas operations were booked. In the United States, Magellan follows the ‘successful efforts’ method of accounting for oil and gas exploration costs. This method is aligned with the requirements of the International Financial Reporting Standards (IFRS). Australian companies, with effect from 1 January 2005, are required to adopt IFRS and, accordingly, the Directors believe there is no requirement to disclose the summary financial statements on any basis other than the basis set out below.
Unless otherwise indicated, all dollar amounts in Sections 4.2 and 4.3 are expressed in Australian Dollars. The following table shows the rates of exchange for U.S. dollars per Australian Dollar in effect at the end of certain periods. The high and low rates of exchange for the periods and the average rate of exchange for the periods are also shown.

	Financial Years Ended 30 June
	2005	2004	2003	2002	2001
High for period	$0.798	$0.799	$0.677	$0.575	$0.598
Low for period	0.689	0.637	0.527	0.485	0.479
Average for period	0.753	0.718	0.585	0.524	0.538
End of period	0.762	0.699	0.674	0.564	0.510
In Sections 4.2 and 4.3, amounts stated in Australian Dollars are derived from U.S. Dollars, unless otherwise indicated, have been translated at a fixed rate of A$1 = US$0.7533 for the statement of financial performance (being the average for the financial year), and A$1 = US$0.762 for the statement of financial position (being the year end closing price), solely for convenience. These translations should not be construed as a representation by Magellan that Australian Dollar amounts actually represent these U.S. Dollar amounts, or vice versa, or that a conversion could be made at the rate indicated, or any other rate, or at all. Certain amounts and percentages included in Sections 4.2 and 4.3 have been rounded and accordingly may not add up to the totals.

Pro forma summary consolidated statement of financial position as at 30 June 2005

	Historical	Adjustments		Pro Forma	Pro Forma
	US$000	US$000		US$000	A$000
Current assets		(see Note 2)

Cash, cash equivalents and marketable securities	24,950	(1,150	)(a)	23,800	31,234
Accounts receivable	5,075			5,075	6,660
Inventories	592			592	777
Other assets	526			526	690

	31,143	(1,150)		29,993	39,361

Property and equipment
Oil and gas properties	80,766	7,932	(b)	88,698	116,402
Land, buildings and equipment	4,174			4,174	5,478

	84,940	7,932		92,872	121,880

Less accumulated depletion, depreciation and amortisation	(60,674)			(60,674)	(79,625)

Net property and equipment	24,266	7,932		32,198	42,255
Deferred income taxes	1,015			1,015	1,332
Goodwill		633	(b)	633	830
TOTAL ASSETS	56,424	7,415		63,839	83,778

Current liabilities
Accounts payable	3,602			3,602	4,727
Accrued liabilities and income taxes payable	1,334			1,334	1,751

	4,936			4,936	6,478
Deferred income taxes		1,976	(c)	1,976	2,593
Long-term liabilities	5,729			5,729	7,518
Minority interests	18,583	(18,583	)(d)	0	0

Shareholders’ Equity

Issued share capital, at par value	258	147	(e)	405	531

Issued share capital, in excess of par value	44,402	23,875	(e)	68,277	89,603
Accumulated deficit and other comprehensive loss	(17,484)			(17,484)	(22,945)

	27,176	24,022		51,198	67,189
TOTAL LIABILITIES, MINORITY INTERESTS AND SHAREHOLDER EQUITY	56,424	7,415		63,839	83,778
Notes:

The table above has been presented in the style used in Magellan’s Form S-4 as filed with the SEC in the United States. The adjustments reflect a pro forma issue price of Magellan Shares at US$1.65 each. The share price used in the Form S-4 filed with the SEC on 31 October 2005 was US$1.93, being the prevailing Magellan share price at the time of the Offer announcement.
The pro forma summary consolidated statement of financial position outlined above has been prepared on the following bases:
1.	The figures shown in the column entitled “Historical US$000” reflect the position of Magellan set out in the audited financial statements of Magellan as at 30 June 2005, as disclosed in Magellan’s public filing with the SEC on Form 10-K, as lodged on 28 September 2005.
2.	The figures shown in the column entitled “Adjustments US$000” reflect a number of adjustments required to reflect the following pro forma transactions that are contemplated under the Offer, being:
(a)	Magellan’s expenses relating to the Offer totalling approximately US$1.15 million (of which US$0.971 million are capitalised). These costs consist primarily of financial advisory fees, legal and accounting fees, proxy and Offer solicitation fees, printing fees and other costs directly related to the Offer;

(b)	the allocation of the excess of consideration payable over net assets acquired to oil and gas properties (US$7.932 million) and goodwill (US$0.633 million);

(c)	the deferred tax on the step up in basis of the oil and gas properties;

(d)	the elimination of minority interests upon acquisition of 100% of MPAL;

(e)	the issue of new shares at US$1.65 each; and

(f)	the estimated aggregate value of the Offer of US$25.2 million (including related capitalised transaction costs).
3.	The figures in the column entitled “Pro Forma US$000” is the sum of the prior two columns.

4.	The figures in the column entitled “Pro Forma A$000” are calculated using the US$/A$ exchange rate at 30 June 2005 of 0.762.

5.	Form S-4 is available for viewing on Magellan’s website for further detail.
4.3 PRO FORMA SUMMARY CONSOLIDATED STATEMENT OF FINANCIAL PERFORMANCE
The pro forma consolidated summary statement of financial performance of Magellan set out below has been prepared to illustrate the financial performance of Magellan following completion of the Offer assuming that:
•	Magellan completes the acquisition of all MPAL Shares currently on issue which Magellan does not own; and
•	the transaction had taken place as of 30 June 2005 (with income statement matters deemed to have affected the year to that date).
The pro forma consolidated summary statement of financial performance is intended to be illustrative only and will not reflect the actual performance as at the date of this Bidder’s Statement or at the conclusion of the Offer.
Pro forma summary consolidated statement of financial performance

	Historical	Adjustments		Pro Forma	Pro Forma
Year ended 30 June 2005	US$000	US$000		US$000	A$000
		(see Note 2)
Total revenues	21,871	—		21,871	29,034
Costs and expenses	(21,898)	(1,927	)(a)	(23,825)	(31,627)

Operating loss	(27)	(1,927)		(1,954)	(2,593)
Interest income	1,142	—		1,142	1,516

Profit (loss) before income taxes and minority interests	1,115	(1,927)		(812)	(1,077)
Income tax benefit	82	578	(a)	660	876

Profit (loss) before minority interests	1,197	(1,349)		(152)	(201)
Minority interests	(1,110)	1,110	(b)	0	0

Net profit (loss)	87	(239)		(152)	(201)

Notes:
1.	The figures shown in the column entitled “Historical US$000” reflect the financial performance of Magellan as set out in the audited financial statements of Magellan as at 30 June 2005, as disclosed in Magellan’s public filing with the SEC on Form 10-K, as lodged on 28 September 2005.
2.	The figures shown in the column entitled “Adjustments US$000” reflect a number of adjustments required to reflect the following pro forma transactions that are contemplated under the Offer, being:
(a)	an adjustment to costs and expenses and income tax benefit representing the depletion on the excess of the value of the Offer over the identifiable assets and liabilities acquired which has been allocated to oil and gas properties, and related income tax effect;

(b)	an adjustment to minority interests representing the reversal of the income allocated to the minority interests as the shares of MPAL subject to the Offer, which are assumed to be acquired by Magellan at the beginning of the period.
3.	The figures in the column entitled “Pro Forma US$000” is the sum of the prior two columns.

4.	The figures in the column entitled “Pro Forma A$000” are calculated using the US$/A$ exchange rate average over the year to 30 June 2005 of 0.7533.

5. ABOUT MPAL
5.1 DISCLAIMER
The following description of MPAL and the financial information concerning MPAL contained in this section have been prepared by Magellan using publicly available information and certain information provided to Magellan by Magellan’s nominees on the board of MPAL. Information in this document concerning MPAL’s business has not been independently verified and Magellan has not conducted any due diligence on MPAL’s business. To the extent permitted by law, Magellan does not make any representation or warranty, express or implied, as to the currency, accuracy or completeness of such information.
The primary sources of information about MPAL’s business used by Magellan are as follows:
(a)	MPAL’s 2005 Annual Report; and

(b)	MPAL’s website.
Further information about MPAL (including copies of financial statements) can be found on MPAL’s website: www.magpet.com.au.
5.2 OVERVIEW OF MPAL AND ITS PRINCIPAL BUSINESS ACTIVITIES
MPAL is engaged in the sale of oil and gas in the exploration for and development of oil and gas reserves.
MPAL’s major assets are two petroleum production leases covering the Mereenie Oil and Gas Field (Mereenie) (35% working interest) and one petroleum production lease covering the Palm Valley Gas Field (Palm Valley) (52% working interest). Both fields are located in the Amadeus Basin in the Northern Territory.
Mereenie Oil and Gas Field
MPAL has a 35% interest and Santos Limited, the operator, has a 65% interest in Mereenie. MPAL’s share of the remaining Mereenie proved developed oil reserves (net of royalties), based upon contract amounts, was approximately 262,000 barrels and 14.6 billion cubic feet of gas as at 30 June 2005. During the 2005 financial year, MPAL’s share of oil sales was 136,000 barrels, and its share of gas sales was 4.3 billion cubic feet. Two gas development wells were drilled in late 2004 to increase deliverability in order to meet the gas contractual requirements until June 2009.
Palm Valley Gas Field
MPAL has a 52.023% interest in and is the operator of Palm Valley. Santos Limited owns the remaining interest in Palm Valley which provides gas to meet the Alice Springs and Darwin supply contracts with the Northern Territory Power and Water Corporation (PAWC) and Gasgo Pty Limited (Gasgo), a wholly owned subsidiary of PAWC.
MPAL’s share of the remaining Palm Valley proved developed reserves, net of royalties, was 10.7 billion cubic feet as at 30 June 2005. During fiscal 2005, MPAL’s share of gas sales was 2.4 billion cubic feet.
MPAL drilled an additional development well, Palm Valley–11, in 2004. The well was a dry hole. Gasgo paid the cost of the well under the gas supply agreement. The producers and Gasgo have agreed to install additional compression equipment in the field that will assist field deliverability during the remaining Darwin gas contract period. Gasgo will pay for the cost of the additional compression under the gas supply agreement, which is scheduled to be commissioned in the field at the end of 2005. The production lease covering the Palm Valley Field expires in November 2024.

Nockatunga Oil Fields
MPAL acquired a 40.936% working interest in the Nockatunga Oil Fields in July 2004. Santos Limited is the operator of the fields and holds the remaining interest. The assets comprise eight producing oil fields in Petroleum Leases 33, 50 and 51 together with exploration acreage in ATP 267P. The fields are currently producing approximately 258 barrels of oil per day. During fiscal 2005, MPAL’s share of oil sales was 35,000 barrels. MPAL’s share of the Nockatunga Fields’ proved developed oil reserves was approximately 253,000 barrels as at 30 June 2005. Petroleum Lease 33 expires in April 2007 and Petroleum Leases 50 and 51 expire in June 2011.
A 92 square mile 3D seismic survey was undertaken in late 2004 over Petroleum Lease 51 and parts of PL 33 and ATP 267P. The drilling of three wells, development as well as exploration, is planned for late 2005 at locations identified by the seismic data.
Dingo Gas Field
MPAL has a 34.3% interest in the Dingo Gas Field which is held under a retention licence. No market has emerged for the gas volumes that have been discovered in the Dingo Gas Field. The licence expires in October 2008.
Maryborough Basin
MPAL holds a 100% interest in exploration permit ATP 613P and has applications pending for permits ATP 674P and ATP 733P in the Maryborough Basin in Queensland.
Cooper/Eromanga Basin
PEL 94 and PEL 95
During fiscal 1999, MPAL (50%) and Beach Petroleum Limited were successful in binding for two exploration blocks (PEL94 and PEL95) in South Australia’s Cooper Basin. Aldinga-1 was completed in September 2002 and began producing in May 2003 at 80 barrels of oil per day. By June 2005, production had declined to about 25 barrels of oil per day. Petroleum Production Licence 210 was granted over the Aldinga field in December 2004. During July 2004, the Waitpinga-1 well was drilled in PEL95 and the Almonta-1 well was drilled in PEL95 during April 2005. Both wells were dry holes. Black Rock Petroleum NL contributed to the cost of drilling the Myponga-1 well in June 2004 to earn a 15% interest in the PEL94 permit. MPAL’s interest in PEL94 was reduced to 35%. Black Rock Petroleum NL subsequently assigned its interest in PEL94 to Victoria Petroleum NL.
PEL 110 and PELA 116
During fiscal year 2001, MPAL and Beach Petroleum Limited were successful in bidding for two additional exploration blocks, PEL 110 (37.5%) and PELA 116 (50%) in the Cooper Basin. PEL 110 was granted in February 2003. The application for PELA 116 has been withdrawn. During July 2005, the
Yanerbie-1 well was drilled in PEL 110. Cooper Energy NL contributed to the cost of the well to earn a 25% interest in PEL 110 and Enterprise Energy NL contributed to the cost of the well to earn 12.5% in any discovery. The well was a dry hole. MPAL has granted Enterprise Energy NL the option to earn 6.25% interest in PEL 110 by funding further exploration in the area. At 30 June 2005, MPAL’s share of the work obligations of the PEL 110 permit totalled $0.601 million, of which $0.143 was committed.
Kiana-1 Discovery
MPAL farmed into the Kiana-1 and Tyringa-1 wells in Great Artesian Oil and Gas’ permit PEL 107. Kiana-1 flowed 1,100 barrels of oil per day and 2.8 million cubic feet per day on test. Kiana-1 is currently on production test. MPAL has earned a 30% interest in this discovery.

New Zealand
PEP 38222, PEP 38225 and PEP 38765
During fiscal 2002, MPAL was granted exploration permit PEP 38222, offshore south of the South Island of New Zealand. Following a program of seismic processing and interpretation, the permit was surrendered during May 2005. In November 2003, MPAL was granted permit PEP 38225, adjacent to PEP 38222. On 30 June 2005, MPAL’s contingent work obligations on PEP 38225 totalled $12.725 million. MPAL has the discretion whether or not to proceed with expenditure of these monies MPAL was granted exploration permit PEP 38765 (12.5%) during February 2004. The Miromiro-1 well was drilled in the permit during December 2004. The well was a dry hole. At 30 June 2005, MPAL’s share of work obligations on this permit totalled $0.21 million, of which none was committed.
United Kingdom
PEDL 098 and PEDL 099
During fiscal year 2001, MPAL acquired an interest in two licences in southern England in the Weald-Wessex Basin. The licences, PEDL 098 (22.5% interest) in the Isle of Wight and PEDL 099 (40% interest) in the Portsdown area of Hampshire, were each granted for a period of six years. The Sandhills-2 well spudded in PEDL 098 during August 2005. The UK companies, Northern Petroleum and Montrose Industries funded part of MPAL’s share in the cost of the Sandhills-2 well.
PEDL 112 and PEDL 113
During fiscal year 2002, MPAL acquired two additional licences in southern England. The licences, PEDL 113 (22.5% interest) in the Isle of Wight and PEDL 112 (33.3% interest) in the Kent area on the margin of the Weald-Wessex Basin were each granted for a period of six years.
PEDL 125 and PEDL 126
Effective 1 July 2003, MPAL acquired two licences each granted for a period of six years in southern England – PEDL 125 (40% interest) in Hampshire and PEDL 126 (40% interest) in West Sussex. The drilling plans for the Hedge End-2 well in PEDL 125 and Horndean Extension-1 well in PEDL 126 are in progress and spudding of these wells is expected in 2006. The UK company, Oil Quest Resources Plc will fund part of MPAL’s share of the cost of the two wells to acquire a 10% interest in each of them.
PEDL 135, PEDL 136 and PEDL 137
Effective 1 October 2004, MPAL was granted a 100% interest in these licences in southern England for six years, each with a drill or drop obligation at the end of the third year of the term. MPAL has undertaken a program of seismic data purchase and interpretation.
PEDL 151, PEDL 152, PEDL 153, PEDL 154 and PEDL 155
Effective 1 October 2004, MPAL acquired an additional five licences each granted for a period of six years in southern England being an interest of 11.25%, 22.5%, 33.3%, 50% and 40% in the above licences respectively. Each licence has a drill or drop obligation at the end of the third year of the term. Oil Quest Plc will fund part of MPAL’s share of the PEDL 155 exploration costs to acquire 10% interest in the licence.
5.3 FINANCIAL INFORMATION REGARDING MPAL
A summary of the historical financial performance of MPAL for each of the three years to 30 June 2005 and financial position of MPAL as at 30 June 2005 is set out below:

MPAL Summary Statement of Financial Performance

	2005	2004	2003
Year ended 30 June	A$000	A$000	A$000

Revenues (see note 2)	32,965	28,668	27,786

EBITDAX (see note 3)	16,518	13,351	13,494

EBIT	10	(782)	(385)
Interest Income	1,407	1,305	1,318

Net Profit Before Tax	1,417	523	933
Tax Benefit	117	2,659	2,386

Net Profit After Tax	1,534	3,182	3,319

MPAL Summary Statement of Financial Position as at 30 June 2005

A$000
Current assets
Cash assets	29,145
Receivables	5,561
Inventories	777
Current tax assets	91

35,574

Non-Current Assets
Petroleum properties	21,276
Property, plant and equipment	12,803
Deferred tax assets	474

TOTAL ASSETS	70,127

Current liabilities
Payables	4,964
Provisions	714

5,678

Non-current liabilities — Provisions	5,334

TOTAL LIABILITIES	11,012
NET ASSETS	59,115
Equity
Contributed equity	40,027
Reserves	476
Retained profits	18,612
TOTAL EQUITY	59,115
Notes:
1.	The information in the two previous tables has been drawn from the audited financial statements for MPAL included in its Annual Reports for the years ended 30 June 2003, 2004 and 2005. The above amounts have been rounded to the nearest whole number.

2.	Revenues comprises sales and other revenues and interest income.

3.	EBITDAX represents earnings before depreciation amortisation write-off of exploration costs, interest (income), and tax (benefit).

5.4 FINANCIAL SUMMARY
In summary, MPAL’s financial report for the financial year ended 30 June 2005 shows the following:
(a)	MPAL’s consolidated profit from ordinary activities before write off of capitalised exploration expenditure and income tax was A$8.998 million representing an increase of 113% from the previous period. The principal contributing factor was a 16% increases in sales revenue of A$4.106 million primarily due to higher oil prices;

(b)	After writing off capitalised exploration expenditure totalling A$7.581 million and taking into account an income tax benefit of A$0.117 million, profit from ordinary activities after income tax was A$1.534 million down 52% from the comparable figure in 2004 of A$3.182 million;

(c)	Total sales revenue was up 16% (A$4.106 million) comprised of an increase of 47% in oil sales revenue principally from the Mereenie and Nocktunga fields and an increase of 3% in gas sales revenue;

(d)	Compared on a year-on-year basis, the Statement of Financial Position shows a 1% decrease in shareholders’ funds of A$0.801 million to A$59.115 million and the current asset ratio has increased from 4.2 to 6.3 due to a combination of higher receivables and lower payables. Net cash flows from operating activities has fallen slightly from A$16.047 million to A$15.984 million; and

(e)	MPAL has cash reserves of approximately A$29 million.
5.5 MAJOR SHAREHOLDERS OF MPAL
The major holders of Relevant Interests in MPAL Shares are as follows:

	Number of Relevant
	Interests in MPAL
Holder	Shares		% holding
Magellan	25,739,028		55.13%
Origin Energy Limited	5,091,721	*	10.90%
452 Capital Pty Limited	3,341,244	**	7.16%
Paradice Cooper Investors Pty Limited	2,054,330	**	4.40%

*	As per most recent substantial shareholding notice.

**	Estimate based on public filings following the issue of MPAL’s Annual Report.
5.6 DIRECTORS
As at the date of this Bidder’s Statement, there are seven directors of MPAL:
Rodney Cormie
Mr Rodney Cormie is the chairman of MPAL. He was formerly a director of Suncorp Metway Limited and a leading Brisbane stockbroker.
John Kelly
Mr John Kelly is a partner in the law firm of Corrs Chambers Westgarth with particular expertise in the resources area and contract negotiations.

Norbury Rogers
Mr Norbury Rogers is a company director and chartered accountant and was a senior partner and managing partner (Queensland) of an international chartered accounting firm. He is also a senator of the University of Queensland.
Robert Mollah
Mr Robert Mollah is a geophysicist with a broad petroleum exploration background both within Australia and internationally.
Timothy L. Largay
Please refer to Section 3.7 for information on Timothy L. Largay.
Walter J. McCann
Please refer to Section 3.7 for information on Walter J. McCann.
Ronald P. Pettirossi
Please refer to Section 3.7 for information on Ronald P. Pettirossi.
5.7 ASX ANNOUNCEMENTS
MPAL is a disclosing entity for the purposes of Section 111AC(1) of the Corporations Act and as such, is subject to regular reporting and disclosure obligations. Broadly, these obligations require MPAL to:
(a)	prepare and lodge with ASIC both yearly and half-yearly financial statements accompanied by a directors’ statement and report and an audit or review report; and

(b)	immediately notify the ASX of any information concerning MPAL of which it is, or becomes, aware and which a reasonable person would expect to have a material effect on the price or value of securities in MPAL, subject to certain limited exceptions related mainly to confidential information.
Appendix D contains a list of each announcement (other than drilling result announcements) made by MPAL to the ASX between 30 June 2005 and the date of this Bidder’s Statement.
Copies of documents lodged at ASIC in relation to MPAL may be obtained from or inspected at an office of ASIC. Copies of documents lodged with the ASX in relation to MPAL may be obtained from, or inspected at, an office of the ASX.

6. MAGELLAN’S INTENTIONS
6.1 GENERAL
This Section 6 sets out Magellan’s intentions with respect to MPAL’s business and operations, which are based on its review and current assessment of MPAL’s business, operations and prospects.
Except for changes and intentions specifically set out in this Section 6, Magellan intends, based on the information presently known to it:
(a)	to continue the business of MPAL;

(b)	not to make any major changes to the business of MPAL or the deployment of fixed assets of MPAL; and

(c)	to continue the monitoring and review process which is currently in place in regard to MPAL’s employees and the usage of consultancy services.
Magellan’s intentions are based on the information known and the circumstances that exist at the date of this Bidder’s Statement.
Final decisions in relation to Magellan’s intentions will only be reached in light of all material facts and circumstances. Accordingly, the statements set out in this Section are statements of current intention only which may change as new information becomes available or circumstances change.
6.2 RATIONALE FOR THE OFFER
Magellan has made the Offer as it believes that the current shareholding structure of MPAL has not provided optimal benefits and transparency as to pricing or market understanding of MPAL’s assets nor fostered liquidity or access to capital in either market.
Among the reasons to accept Magellan’s Offer are simplification of Magellan’s corporate structure, greater liquidity for investors, access to capital for future strategic initiatives or exploration activities on potentially more favourable terms, opportunities for organisational efficiencies and greater ability to align the strategies of the companies.
6.3 MAGELLAN’S INTENTIONS UPON ACQUISITION OF 90% OR MORE OF MPAL SHARES
This Section sets out Magellan’s intentions if it acquires 90% or more of MPAL Shares, if the Offer is declared free of all Conditions and Magellan becomes entitled to proceed to compulsory acquisition under the Corporations Act for the MPAL Shares:
(a)	Compulsory acquisition: Magellan intends to proceed to compulsory acquisition of the remaining MPAL Shares in accordance with the provisions of the Corporations Act.

(b)	Removal from Official List: Magellan intends to request ASX to remove MPAL from the Official List of the ASX following completion of the Offer.

(c)	Business: Magellan expects MPAL to continue as an oil and gas exploration and production company in substantially the same manner as it is presently operated.

(d)	Board of Directors and executive management: Magellan will maintain the current board of directors subject to the existing directors’ consent. Magellan will also seek to retain key members of the MPAL’s executive management team, whose performance will continue to be reviewed in line with current procedures. Additional members of the executive management team will be added, as appropriate.

(e)	Employees and consultants: Magellan intends to continue the monitoring and review process which is currently in place in regard to MPAL’s employees and the usage of consultancy services.

(f)	Headquarters: MPAL, as a wholly-owned subsidiary of Magellan, will continue to be headquartered in Brisbane. Magellan’s headquarters will continue to be based in Hartford, Connecticut, USA.

(g)	Compulsory acquisition: Magellan intends to proceed to compulsory acquisition of the remaining MPAL Shares in accordance with the provisions of the Corporations Act.

(h)	Removal from Official List: Magellan intends to request ASX to remove MPAL from the Official List of the ASX following completion of the Offer.

(i)	MPAL’s business practices and policies: Consistent with Magellan’s enhanced ownership position, Magellan intends to review all of MPAL’s important business policies and practices, including corporate governance, exploration and development efforts, capital expenditures, existing and planned joint ventures, acquisition prospects, and investment policies, with the aim to maximise all shareholder returns.

(j)	Strategic initiatives: Magellan intends to continue to review strategic options in light of the new ownership structure, in co-operation with the MPAL Board, its executive management and taking into account the strategic review undertaken by MPAL’s business development committee.

(k)	Cash resources: Magellan believes that MPAL’s existing cash resources are currently sufficient to continue its business without a major effort to raise additional capital.

(l)	Other actions: Magellan intends to undertake all other actions consistent with Magellan’s role and interests of the combined companies and the shareholders.
If, in the future, MPAL does not perform to an acceptable level, Magellan will take whatever action it deems necessary to maximise its shareholders’ returns.
6.4 MAGELLAN’S INTENTIONS UPON ACQUISITION OF LESS THAN 90% OF MPAL SHARES
If Magellan becomes entitled to less than 90% of MPAL Shares, Magellan presently intends to allow the Offer to lapse.
This Section sets out Magellan’s intentions if, notwithstanding its present intention, it subsequently determines to declare the Offer free from the 90% minimum acceptance Condition without becoming entitled to compulsorily acquire the outstanding MPAL Shares.
Magellan reserves its right to declare the Offer free from the 90% minimum acceptance Condition (or any other Condition), although it has no present intention to do so. In the event that the Offer is declared free of all Conditions and Magellan achieves a Relevant Interest in MPAL of less than 90% Magellan’s current intentions are as set out below.
(a)	Magellan will seek to maintain MPAL’s listing on ASX, subject to the requirements for listing (including a sufficient spread of investors) continuing to be satisfied (although in this event the liquidity of MPAL Shares and Magellan CDIs on ASX is likely to be materially diminished).

(b)	Magellan intends to undertake the activities referred to in Section 6.3(c) to (j) to the extent permitted by its control of MPAL.

(c)	Magellan may at, at some later time, acquire further MPAL Shares in a manner consistent with the Corporations Act.

(d)	If Magellan becomes entitled at some later time to exercise general compulsory acquisition rights under Part 6A.2 of the Corporations Act, it may exercise those rights.

6.5 LIMITATIONS ON INTENTIONS
The intentions and statements of future conduct set out in this Section 6 must be read as being subject to:
(a)	the law (including the Corporations Act) and the Listing Rules, including in particular the requirements of the Corporations Act and the Listing Rules in relation to conflicts of interest and “related party” transactions; and

(b)	the legal obligation of the MPAL directors at the time, including any nominees of Magellan, to act in good faith and the best interests of MPAL and for proper purposes and to have regard to the interest of all MPAL Shareholders (in which regard the role of independent directors of MPAL will also be important).

7. OFFER CONSIDERATION AND IMPLICATIONS FOR ACCEPTING MPAL SHAREHOLDERS
7.1 CONSIDERATION UNDER THE OFFER
The consideration for the acquisition of the MPAL Shares to which the Offer relates will be satisfied by the issue of Magellan Shares. In the case of the Offer made under this Bidder’s Statement, MPAL Shareholders may choose to receive Magellan Shares or Magellan Shares in the form of Magellan CDIs.
MPAL Shareholders who do not express a choice are deemed to have chosen to receive Magellan Shares in the form of Magellan CDIs.
7.2 SHARES CONSIDERATION
Based on the number of MPAL Shares on issue as at the date of this Bidder’s Statement, the maximum number of Magellan Shares (to be issued in the form of Magellan CDIs) that would be required to settle acceptances under the Offer is 14,667,042 (disregarding rounding for fractional entitlements).
7.3 MAGELLAN SHAREHOLDER APPROVAL REQUIRED
NASDAQ Marketplace Rule 4350(i) provides that Magellan must obtain shareholder approval if it wishes to issue Magellan Shares or other securities convertible into Magellan Shares if the voting powers attached to those securities would represent more than 20% of the voting power represented by Magellan’s then existing outstanding securities.
Magellan plans to convene a meeting of its shareholders to be held at Hartford, Connecticut to obtain this shareholder approval. This meeting is expected to be held in January or February 2006.
7.4 MAGELLAN CDIS
Under the Offer, MPAL Shareholders are being offered 7 Magellan Shares for every 10 MPAL Shares.
Accepting MPAL Shareholders may choose to receive Magellan Shares in the form of Magellan CDIs.
The ASX uses an electronic system, called the Clearing House Electronic Subregister System (CHESS), for the clearance and settlement of transactions in securities traded on the stock market of the ASX. Securities of companies incorporated outside of Australia whose governing legislation does not allow the direct use of CHESS, such as Magellan, are traded on ASX as ‘CDIs’. CDIs represent beneficial interests in the foreign securities and enable Magellan Shares to be transferred and settled electronically using CHESS. The Offer is an offer of Magellan Shares but Magellan will not issue Magellan Share certificates to accepting MPAL Shareholders who choose to receive Magellan CDIs. Rather, Magellan will issue holding statements for CDIs. By accepting the Offer, such an accepting MPAL Shareholder will be applying for Magellan Shares to be issued to, and held by, CDN. The underlying Magellan Shares are quoted and traded on the stock market of the ASX; however, the CDIs are used to effect the broker to broker settlement of trading in the Magellan Shares. Thus, the beneficial interest in the Magellan Shares is freely transferable electronically in CHESS, subject to applicable law.
The principal difference between holding Magellan CDIs and holding the underlying Magellan Shares is that the holder of Magellan CDIs will hold a beneficial interest in the equivalent number of Magellan Shares, but not legal title. The legal title to the underlying Magellan Shares is instead held by CDN, which is a wholly owned subsidiary of ASTC, which is in turn a wholly owned subsidiary of the ASX. Thus, using Magellan CDIs, a seller transfers beneficial interest in the Magellan Shares to the buyer instead of legal title. See Section 7.5 for a summary of the rights attaching to the Magellan CDIs.
Number of CDIs issued in relation to Magellan Shares

Magellan CDIs are structured so that 1 CDI represents 1 Magellan Share. Holders of Magellan CDIs will be entitled to all the economic benefits of the Magellan Shares, such as dividends (if any) as though they were holders of the legal title.
Magellan registers
Magellan will operate three registers:
(a)	a certificated register of Magellan Shares;

(b)	an uncertificated issuer-sponsored subregister of Magellan CDIs; and

(c)	an uncertificated CHESS subregister of Magellan CDIs.
The certificated register will be the register of legal title. CDN will be entered on the certificated register, along with any existing Magellan Shareholders who were Magellan’s shareholders of record prior to the Offer who choose to have their holdings remain in certificated form. The two uncertificated Magellan CDI subregisters combined comprise the register of beneficial interests.
Accepting MPAL Shareholders who choose to receive Magellan CDIs may receive Magellan CDIs on either the issuer-sponsored subregister or CHESS subregister. Holding and trading Magellan CDIs on the CHESS subregister has a reduced settlement risk because CHESS settlement results in the irrevocable transfer of Magellan CDIs and cash. For accepting MPAL Shareholders who elect to hold their Magellan CDIs on the CHESS subregister, Magellan will issue an allotment advice that sets out the number of Magellan CDIs allotted and at the end of the month of allotment, ASTC (acting on behalf of Magellan) will provide a Magellan CDI holding statement (similar to a bank account statement), which confirms the number of Magellan CDIs held on the CHESS subregister. If an accepting MPAL Shareholder elects to hold Magellan CDIs on the issuer-sponsored subregister rather than the CHESS subregister, Magellan will issue a Magellan CDI holding statement which sets out the number of Magellan CDIs held on the issuer-sponsored subregister. Following distribution of these initial holding statements to all Magellan CDI holders, a holding statement will only be provided to a holder at the end of any subsequent month in which the holder buys, sells or otherwise transfers Magellan CDIs. Holders may also request statements at any other time (although Magellan or ASTC may charge a fee for such statements).
Converting Magellan CDIs to Magellan Shares
After the successful closing of the Offer, holders who do not wish to have their trades settled in Magellan CDIs may request share certificates representing the Magellan Shares by:
(a)	in the case of issuer-sponsored Magellan CDIs, notifying Magellan’s Registrar:

Computershare Investor Services Pty Limited

on 1300 55 61 61 (if calling from within Australia) or +61 8 8236 2300 (if calling from outside Australia); or

(b)	in the case of CHESS-sponsored Magellan CDIs, notifying the CHESS sponsoring participant (in most cases, your stockbroker).
Magellan has been informed that the process of surrendering Magellan CDIs for the underlying Magellan Shares may be completed within 24-48 hours at no cost to the holder.
ASX does not provide any settlement system for certificated Magellan Shares. Settlement of trades in Magellan Shares that are held in certificated form must be organised between the buying and selling broker for the transaction, which may lead to delay and expense. Thus, Magellan believes that the majority of accepting MPAL Shareholders will prefer to register and trade Magellan CDIs on the CHESS subregister.
Converting Magellan Shares to Magellan CDIs

Holders of Magellan Shares may also transfer their Magellan Shares to CDN and receive Magellan CDIs (in the same manner as above) which may then be traded on ASX. The likelihood of holders of Magellan Shares converting them to Magellan CDIs and vice versa will depend on a number of factors including the price at which Magellan Shares and Magellan CDIs trade on NASDAQ and ASX, brokerage rates and prevailing exchange rates.
7.5 RIGHTS ATTACHING TO MAGELLAN CDIS UNDER THE ASTC SETTLEMENT RULES
The relationship between Magellan, CDN and holders of Magellan CDIs is governed in part by the ASTC Settlement Rules which have the force of law under the Corporations Act. The following is a summary of the rights and obligations of these parties as set out in the ASTC Settlement Rules:
Title
Magellan must cause the legal title to the underlying Magellan Shares in respect of the Magellan CDIs to be vested in CDN. The beneficial title to the underlying Magellan Shares is vested in the holders of Magellan CDIs. The holders of Magellan CDIs are to receive all direct economic benefits and any other entitlements with respect to the Magellan Shares. CDN is not to dispose of any of the Magellan Shares unless authorised by the ASTC Settlement Rules, and is not able to create any interest that is inconsistent with the title of the holders of Magellan CDIs.
Registers
Magellan must ensure that at all times the total number of Magellan CDIs on the issuer sponsored subregister of Magellan CDIs and the uncertificated CHESS subregister of Magellan CDIs reconciles with the number of Magellan Shares registered in the name of CDN on the Magellan Share register. Magellan must make available for inspection the Magellan Share register and the Magellan CDI register as if that register were a register of securities of an Australian listed public company.
Transfer
Unless permitted by the Listing Rules, Magellan or CDN must not refuse nor fail to register, nor give effect to, nor otherwise interfere with the processing and registration of a transfer of Magellan CDIs. Any obligation to transfer a quantity of Magellan Shares shall be made by initiating a transfer of the corresponding quantity of Magellan CDIs in respect of the Magellan Shares.
Dividends
Any dividend declared in respect of the Magellan Shares vested in CDN is to be distributed to the holders of the Magellan CDIs. CDN is taken to have directed Magellan to distribute any dividend that would otherwise be payable to it under Magellan’s restated certificate of incorporation to the holders of Magellan CDIs.
Magellan has never declared or paid dividends on Magellan Shares and has no current intention to change this policy. See Section 3.10 for details.
Bonus issues, rights issues and reconstructions
Magellan must administer all bonus issues, rights issues, reconstructions and mergers that result in the issue of additional or replacement Magellan Shares so that the benefits are distributed to holders of Magellan CDIs on the same terms as would otherwise have applied if the holders of Magellan CDIs were the holders of the Magellan Shares.
Voting
CDN as a shareholder of record of Magellan will receive notice of all Magellan shareholder meetings and be entitled to attend and vote at Magellan shareholder meetings.

Holders of Magellan CDIs are not entitled as of right to attend meetings of holders of Magellan Shares; however, Magellan will invite holders of Magellan CDIs to attend Magellan shareholder meetings; but they will not be permitted to vote other than by direction to CDN.
Magellan must send a notice of the shareholder meeting to each holder of Magellan CDIs at the address recorded in the Magellan CDI register if any meeting is convened for the holders of Magellan Shares. The notice must:
(a)	inform the holder of Magellan CDIs of their rights to direct CDN on how it should vote with respect to the resolutions described in the notice;

(b)	make provision for a direction to be given by the holders of Magellan CDIs in relation to how CDN should so vote;

(c)	make appropriate arrangements to collect and process any direction by holders of Magellan CDIs and provide CDN with a report in writing that clearly shows how CDN must exercise its right to vote by proxy at the Magellan shareholder meeting, in sufficient time to enable CDN to lodge a proxy for the meeting.
Following the time and day by which holders of Magellan CDIs must provide their direction to CDN, CDN will calculate the number of votes in favour of the resolution, the number of votes against the resolution and the number of votes abstaining. CDN will then appoint 2 proxies. One of the 2 proxies will indicate the number of Magellan CDIs in favour of the resolution described in the proxy, and the second proxy will indicate the number of Magellan CDIs against the resolution described in the proxy.
If it is necessary or appropriate that a meeting of the holders of Magellan CDIs be convened, the notice and conduct of the meeting will be held in accordance with the provisions of Magellan’s Restated Certificate of Incorporation, as amended (Magellan Restated Certificate of Incorporation) and amended and restated By-Laws as of 22 July 2004 (Magellan By-Laws).
7.6 RIGHTS ATTACHING TO MAGELLAN SHARES
The following information is a summary of the Magellan Restated Certificate of Incorporation and Magellan By-Laws. MPAL Shareholders have the right to obtain a copy of the Magellan Restated Certificate of Incorporation and By-Laws, free of charge, from Magellan during the Offer Period.
Each Magellan Share confers on its holder:
•	The right to vote at a general meeting of shareholders (whether present in person or by any representative, proxy or attorney) on a ballot (one vote per Magellan Share) subject to the rights and restrictions on voting which may attach to or be imposed on Magellan Shares (at present there are none);

•	The right to receive dividends;

•	In a winding up, the right to receive payment in proportion to the amount paid (if any) to the holders of Magellan Shares in a liquidating distribution.
Magellan Shares are fully transferable.
The rights attaching to Magellan Shares may be varied with the approval of Magellan shareholders in general meeting by special resolution.

7.7 COMPARISON OF MPAL AND MAGELLAN SHAREHOLDER RIGHTS
MPAL is incorporated under the laws of Australia and Magellan is incorporated under the laws of the State of Delaware, United States. If MPAL Shareholders participate in the Offer and receive Magellan Shares in exchange for their MPAL Shares, they will become Magellan common shareholders. MPAL’s Shareholders’ rights are governed by Australian law and regulations, including the Corporations Act and MPAL’s Constitution. Once the MPAL Shareholders accepting the Offer become Magellan Shareholders, their rights as such will be governed by the Delaware General Corporation Law and by the Magellan Restated Certificate of Incorporation and the Magellan By-Laws. The material differences between the rights of MPAL Shareholders and Magellan Shareholders, resulting from differences in the respective governing documents and the applicable law, are set out in Appendix E.
MPAL Shareholders should have particular regard to the following differences as set out in Appendix E:
•	Shareholder voting rights
–	resolutions to be passed at a Magellan Shareholders meeting must be passed by both a majority of shareholders voting, and by a majority of votes cast on the resolution. This dual approval process is not a feature of Australian law and so impacts on the ability of Magellan to receive an affirmative vote on a resolution;
•	Amending constituent documents
–	in limited circumstances, the Magellan By-Laws may be amended without Magellan Shareholders’ approval;
•	Business combinations with interested shareholders
–	Magellan Shareholder approval is required for certain business combinations where approval would not be required for MPAL;
•	Annual shareholder meetings and special shareholder meetings
–	the notice period for Magellan Shareholder meetings may be between 10 and 60 days which differs from the minimum notice period of 28 days currently required for MPAL Shareholder meetings. Shareholder rights to requisition resolutions and meetings are more limited for Magellan than for MPAL;
•	Board of Directors, removal of Directors and board vacancies; and

•	Indemnification of Directors and officers.
7.8 DUAL LISTING ISSUES
As Magellan will be listed on the ASX as well as maintaining its listings on NASDAQ and the Boston Stock Exchange, it will be subject to the ASX Listing Rules, NASDAQ Marketplace Rules and Boston Stock Exchange Rules (which are substantially similar to the NASDAQ Marketplace Rules).
The following is a brief summary of major rules contained in the ASX Listing Rules and NASDAQ Marketplace Rules applicable to Magellan.
(a) ASX Listing Rules
The ASX Listing Rules sets out the requirements that must be satisfied for an entity to gain admission to ASX’s Official List and its on-going obligations.
Except for the waivers of the Listing Rules granted by ASX identified below, Magellan will be subject to the Listing Rules as they currently apply to MPAL including the following:
•	Continuous and periodic disclosure obligations in relation to price sensitive and financial reporting on a quarterly and annual basis respectively including specific disclosure in relation to mining entities;

•	Subject to certain exceptions, any issue of securities within a 12 month period beyond 15% of the issued capital of a listed company requires shareholder approval;

•	The constitutions of listed companies must contain provisions prohibiting the disposal of certain of its securities during a specified period of between 12 and 24 months in certain circumstances. This includes shares which have been issued to a seller of an interest in a mining exploration area or similar interest or tenement;

•	Subject to certain exceptions, an issue of securities to a related party of the listed entity is prohibited unless shareholder approval is obtained; and

•	Shareholder approval is required for a disposal of a listed entity’s major asset or there is a proposed change to the nature or scale of its activities.
Listing Rule Waivers
Magellan will lodge with the ASX an application for admission to ASX’s Official List and quotation of the Magellan CDIs which are to be issued under the Offer 7 days after the date of this Bidder’s Statement.
Magellan has received an in principle ruling from ASX that it will waive certain of the Listing Rules when it seeks admission to ASX’s Official List. ASX has confirmed that it will waive its Listing Rules to permit Magellan to:
•	use this Bidder’s Statement rather than a prospectus or a product disclosure statement for the offering of Magellan Shares in consideration for MPAL Shares on condition that the Bidder’s Statement includes all material that is required for a prospectus for an offer of those Securities under Sections 710 to 713 of the Corporations Act and otherwise complies with the information requirements of Appendix 1A of the Listing Rules;

•	apply for quotation only of the Magellan CDIs to be issued as consideration for MPAL Shares rather than all Magellan Shares; and

•	accept nominations for election of directors no less than 60 days and no more than 90 days prior to the date of the meeting on condition that Magellan releases the terms of the waiver to the market and the terms of the waiver are set out in a separate document provided with the annual report to all Magellan CDI holders.
ASX has also confirmed that the following articles in the Magellan Restated Certificate of Incorporation would be acceptable to the ASX:
(i) The 12th Article
Listing Rules 6.8 and 6.9 set out minimum voting requirements on a show of hands or on a poll.
The 12th Article of the Magellan Restated Certificate of Incorporation provides that any matter to be voted on at a shareholders meeting must be approved by both a majority of:
(A)	shares voted at the meeting; and

(B)	shareholders present in person or by proxy and who are entitled to vote on the resolution.
The validity under the Delaware General Corporation Law of Magellan’s 12th Article has also been confirmed by the Delaware Supreme Court in 1993.
The above confirmation by ASX is subject to the requirement that Magellan disclose the provisions of these Articles to the market at the time Magellan is listed and in every annual report.

(ii) The 13th Article
The 13th Article of the Magellan Restated Certificate of Incorporation provides that a “Business Combination” with a “Related Person” (including a merger, issue of shares worth more than US$5 million or the sale of any assets worth US$5 million or more) requires the approval of shareholders holding at least 66 2/3% of the voting power and 66 2/3% of shareholders present in person or by proxy and who are entitled to vote on the resolution. Magellan is not required to obtain the higher voting requirement in the 13th Article for the purposes of the Offer because it does not constitute a “Business Combination” under Article 13th and because of an exception to the higher voting requirement where the transaction has been approved by the Magellan Board.
In Australia, Section 602 of the Corporations Act, protects shareholders of a target company in a takeover bid. These principles are not entrenched in U.S. corporate law and, as such, the practice in the U.S. is for certain mechanisms to be built into a company’s constituent documents, including poison pills, pre-emptive rights and “supermajority” voting requirements. The 13th Article of the Magellan Restated Certificate of Incorporation is one mechanism used to provide Magellan shareholders with protection against potentially hostile corporate acquirers.
The presence of such mechanisms in the constituent documents of a Delaware corporation is customary in the U.S. and such a provision has been tested and approved in the Delaware courts.
(b) NASDAQ Marketplace Rules
Companies listed on NASDAQ are required to meet high standards of corporate governance outlined in NASDAQ Marketplace Rules. Among the areas NASDAQ corporate governance requirements address are: Distribution of Annual and Interim Reports, Solicitation of Proxies, Independent Directors, Conflicts of Interest, Audit Committees, Shareholder Approval for certain specified transactions, Shareholder Meetings, Stockholder Voting Rights, Quorum requirements and the Code of Conduct requirements.
NASDAQ-listed companies are required to notify NASDAQ when taking certain actions including, listing a new class of security or additional shares of the sale class, stock splits/stock dividends, cash dividend and distribution notices, change in transfer agent or registrar, change in number of shares outstanding (5% or more), change in company name, trading symbol, title of security or par value.
Companies listed on NASDAQ are required to adhere to regulations regarding the disclosure of material information. “Material information” is information that would reasonably be expected to affect the value of a company’s securities or influence investors’ decisions. NASDAQ requires, except in unusual circumstances, that NASDAQ-listed companies:
(a)	disclose, promptly to the public through any Regulation FD-compliant method (or combination of methods), material information which would reasonably be expected to affect the value of their securities or influence investors’ decisions, and

(b)	provide NASDAQ MarketWatch advance notice of certain news events to permit MarketWatch to assess the news announcement for materiality and, in certain circumstances, implement temporary trading halts to allow for even dissemination of the material news.
NASDAQ-listed companies are required to file with NASDAQ three copies of all reports and other documents filed or required to be filed with the Securities and Exchange Commission. This requirement is considered fulfiled if the company files the report or document with the SEC through the EDGAR system at www.sec.gov.
7.9 UNITED STATES REGISTRATION STATEMENT
On 31 October, 2005 Magellan filed its U.S. Registration Statement on Form S-4 containing a joint prospectus/proxy statement for the Offer with the SEC. The purpose of the U.S. Registration Statement is to:

(i)	permit Magellan to undertake an offer of Magellan Shares to MPAL Shareholders entered on the MPAL Register with a registered address in the United States in connection with the Offer. Under U.S. securities laws, Magellan will be permitted to make the offer to MPAL Shareholders with a registered address as shown in the MPAL Register in the United States pursuant to the joint prospectus/proxy statement contained in the U.S. Registration Statement after it is declared effective by the SEC;

(ii)	register all Magellan Shares to be offered pursuant to the Offer to allow for resale in the United States. Absent registration, MPAL Shareholders who as at the Offer Date do not have a registered address shown in the MPAL Register in the United States may only be permitted to subscribe for Magellan Shares (including to be undertaken through the issue of Magellan CDIs) if appropriate undertakings are entered into to ensure that the Magellan Shares are not resold within the United States unless those Magellan Shares have been registered with SEC. The U.S. Registration Statement is intended to address this registration requirement.
The U.S. Registration Statement contains substantially the same information as that contained in this Bidder’s Statement. U.S. securities laws require the inclusion of additional information which is not required by the Corporations Act or other Australian securities laws to be included in the Bidder’s Statement. Magellan does not consider that any of this information is material to the making of the decision by a MPAL Shareholder to whom the Offer is made under this Bidder’s Statement whether to accept the Offer.
You may obtain a copy of the U.S. Registration Statement from Magellan’s website at www.magpet.com, the SEC’s website at www.sec.gov or from Magellan’s information agent in Australia, Georgeson Shareholder, Level 1, 60 Carrington Street, Sydney NSW 2000.
7.10 MAGELLAN SHARES OR MAGELLAN CDIS?
Accepting MPAL Shareholders should carefully consider whether they wish to receive Magellan Shares or Magellan CDIs under the Offer. Whether you choose to receive Magellan Shares or Magellan CDIs will depend, among other things, on your own personal circumstances.
Relevant factors to take into account include the following:
•	Magellan CDIs will be tradable on ASX. Accepting MPAL Shareholders may generally trade using their existing Australian brokers in the same way as MPAL Shares are presently traded on ASX.

•	Magellan Shares may be traded on NASDAQ or through the Boston Stock Exchange. While many Australian brokers provide a service for trading such securities from Australia, some accepting MPAL Shareholders may need to identify a United States resident broker to trade Magellan Shares on their behalf.

•	As trades in Magellan Shares will be undertaken in United States dollars, accepting MPAL Shareholders may benefit or suffer from fluctuations in the A$/US$exchange rate.

•	Rates of brokerage payable for brokers trading in Magellan CDIs in Australia and Magellan Shares in the United States may differ.

•	Registered holders of Magellan Shares may attend and vote at Magellan Shareholder meetings. As resolutions of Magellan Shareholders must be approved by both a majority in number of shareholders voting and the number of votes cast on the resolution, accepting MPAL Shareholders registered as holding Magellan Shares may have more influence over whether resolutions of Magellan Shareholders are passed than holders of Magellan CDIs.

•	Some institutional MPAL Shareholders may be restrained by their investment mandates or other contracts personal to them from trading in non-Australian securities and so must elect to receive Magellan CDIs.

•	Trading liquidity in Magellan CDIs on ASX will not necessarily reflect trading liquidity of Magellan Shares on NASDAQ or the Boston Stock Exchange.

8. RISK FACTORS
8.1 RISK FACTORS ASSOCIATED WITH OWNING MAGELLAN SHARES
MPAL Shareholders who accept the Offer will receive Magellan Shares directly or in the form of Magellan CDIs as their Offer Consideration.
The business activities of Magellan and MPAL are subject to risks. These risks include those that apply specifically to Magellan’s business and those that apply to Magellan following the Offer. To a large extent MPAL Shareholders are exposed to these risks now as MPAL is a subsidiary of Magellan. Some of the specific risks can be mitigated through the use of safeguards and contingency plans. However many risks are outside the control of Magellan and its Directors and cannot be mitigated. The occurrence of any of the risk factors set out in this Section 8 may have an adverse impact on the financial performance of Magellan following the Offer and the value of Magellan Shares.
The Directors are responsible for ensuring that appropriate policies and procedures are in place to identify and monitor the risks faced by Magellan and to ensure that those risks are managed in an appropriate and prudent manner.
Investors should appreciate that owning Magellan Shares and/or Magellan CDIs involves various risks which can be broadly categorised into general investment risks and specific business risks. To fully understand the risks associated with an investment in Magellan, this Bidder’s Statement should be read in its entirety.
Careful consideration should be given to the risk factors identified below, as well as the other information contained in this Bidder’s Statement, before an investment decision is made. This Bidder’s Statement contains statements that involve certain assumptions that are subject to potential risks and uncertainties. Actual events and results, including the results of Magellan’s operations, could differ materially from those anticipated. Some of the risks may be mitigated by Magellan using safeguards and appropriate systems and taking certain actions. Some of the risks may be outside the control of Magellan and not capable of mitigation. There are also general risks associated with any investment in securities.
8.2 SPECIFIC BUSINESS RISKS
An analysis of some of the specific business risks facing Magellan are as set out below:
Magellan’s principal oil and gas property and the properties owned by MPAL could stop producing oil and gas
MPAL’s Palm Valley and Mereenie fields could stop producing oil and gas or there could be a material decrease in productions levels at the fields. Since these are the two principal revenue producing properties of MPAL, any decline in production levels at these properties could cause MPAL’s revenues to decline, thus reducing the amount of dividends paid by MPAL to Magellan. Any such adverse impact on the revenues being received by Magellan from MPAL could restrict Magellan’s ability to explore and develop oil and gas properties in the future.
In addition, the Kotaneelee gas field, which is now Magellan’s only source of revenue other than MPAL’s operations, could stop producing natural gas, produce gas in decreased amounts, or be shut-in completely (so that production would cease). In this event, Magellan would experience a decline in revenues and would be forced to rely completely on Magellan’s receipt of dividends from MPAL.
However, MPAL Shareholders will be exposed to these risks irrespective of whether Magellan succeeds in its Offer to acquire all of the MPAL Shares it does not presently own.
If MPAL’s existing long-term gas supply contracts are terminated or not renewed, Magellan’s share price and business could be adversely affected

MPAL’s financial performance and cash flows and therefore those of Magellan are substantially dependent upon its Palm Valley and Mereenie existing supply contracts to sell gas produced at these fields to MPAL’s major customers, The Northern Territory Power and Water Corporation and its subsidiary, Gasgo Pty Limited. The Palm Valley-Darwin contract expires in the year 2012 and the Mereenie contracts expire in the year 2009. If these gas supply contracts were to be terminated or not renewed when they are due to expire, Magellan’s share price and business could be adversely affected.
The Palm Valley Producers are actively pursuing gas sales contracts for the remaining uncontracted reserves at both the Mereenie and Palm Valley gas fields in the Amadeus Basin. As indicated above, gas production from both fields is fully contracted through to 2009 and 2012, respectively. While opportunities exist to contract additional gas sales in the Northern Territory market after these dates, there is a strong competition within the market and there are no assurances that the Palm Valley producers will be able to contract for the sale of the remaining uncontracted proved reserves.
However, MPAL Shareholders will be exposed to this risk irrespective of whether Magellan succeeds in its Offer to acquire all of the MPAL Shares it does not presently own.
Fluctuations in Magellan’s operating results and other factors may depress Magellan’s Share price
During the past few years, equity trading markets have experienced declines in the value of securities generally and also price volatility that has often been unrelated to the operating performance of particular companies. These fluctuations may adversely affect the trading price of Magellan Shares. From time to time, there may be significant volatility in the market price of Magellan Shares. Investors could sell Magellan Shares at or after the time that it becomes apparent that the expectations of the market may not be realised, resulting in a decrease in the market price of Magellan Shares.
As MPAL is also a public listed company, MPAL Shareholders will remain exposed to this risk with respect to MPAL Shares irrespective of whether Magellan succeeds in its Offer to acquire all of the MPAL Shares it does not presently own.
Magellan only has two full time employees and its operations could be disrupted if they were unable or unwilling to perform their duties
Magellan only has two full time employees, Daniel Samela, the President and Chief Financial Officer and one other employee. Mr. Samela has an employment agreement with an automatically renewing 36 month term. Mr. Samela may terminate his employment relationship with Magellan at any time with no penalty other than the loss of future compensation. If Mr. Samela resigned or was unable or unwilling to perform the duties of President and Chief Financial Officer, Magellan’s operations could face significant delay and disruption until a suitable replacement could be found to succeed Mr. Samela. Any such delay or disruption could also prevent the achievement of Magellan’s business objectives. In order to minimise any delay or disruption, Magellan has retained a consultant to assist Mr Samela in the performance of his duties.
Magellan’s Restated Certificate of Incorporation includes provisions that could delay or prevent a change in control of Magellan that Magellan Shareholders consider favourable
Magellan’s Restated Certificate of Incorporation, as amended, provides that any matter to be voted upon at any meeting of shareholders must be approved not only by a simple majority of the shares voted at such meeting, but also by a majority of the shareholders present in person or by proxy and entitled to vote at the meeting. This provision may have the effect of making it more difficult to take corporate action than customary “one share one vote” provisions, because it may not be possible to obtain the necessary majority of both votes.
As a consequence, this provision may make it more difficult for a takeover of Magellan to be consummated, which could prevent Magellan’s shareholders from receiving a premium for their shares. In addition, an owner of a substantial number of Magellan Shares may be unable to influence Magellan’s policies and operations through the shareholder voting process (e.g., to elect directors).

In addition, Magellan’s Restated Certificate of Incorporation requires the approval of 66 2/3% of the voting shareholders and of the voting shares for the consummation of any business combination (such as a merger, consolidation, other acquisition proposal or sale, transfer or other disposition of $5 million or more of Magellan’s assets) involving Magellan and certain related persons (generally, any 10% or greater shareholders and their affiliates and associates). This higher vote requirement may deter business combination proposals which Magellan Shareholders may consider favourable.
Magellan’s dividend policy could depress Magellan Share price and harm Magellan’s Shareholders
Magellan has not declared or paid dividends on Magellan Shares and has no current intention to change this policy. Magellan currently plans to retain any future earnings to reduce Magellan’s accumulated deficit and finance growth. Magellan’s dividend policy could depress the market price for Magellan Shares.
Magellan may issue a substantial number of Magellan Shares under the stock option plans and Magellan Shareholders may be adversely affected by the issue of those shares
As of 28 November 2005, there were 430,000 stock options outstanding, of which 410,000 are fully vested and exercisable and 20,000 were not vested. There were also 395,000 options available for future grants under Magellan’s Stock Option Plan. If all of these options, which total 825,000, were awarded and exercised these Magellan Shares would represent approximately 3% of Magellan Shares and would dilute the interests of other shareholders and could adversely affect the market price of Magellan Shares.
If Magellan’s Shares are delisted from trading on the NASDAQ Capital Market, their liquidity and value could be reduced
In order for Magellan to maintain the listing of the Magellan Shares on the NASDAQ Capital Market, Magellan Shares must maintain a minimum bid price of $1.00 as set out in Marketplace Rule 4310(c)(4). If the bid price of Magellan Shares trades below $1.00 for 30 consecutive trading days, then the bid price of Magellan Shares must trade at $1.00 or more for 10 consecutive trading days during a 180 day grace period to regain compliance with the rule. If Magellan Shares were to be delisted from trading on the NASDAQ Capital Market, then most likely the shares would be traded on the Electronic Bulletin Board. The delisting of Magellan Shares could adversely impact the liquidity and value of Magellan Shares.
ASX Listing Compliance Risk
If the ASX suspends trading of Magellan CDIs, investors will not be able to buy or sell Magellan’s CDIs on the ASX during the period of suspension.
ASX imposes certain requirements on the continued listing of a company on the ASX. Investors cannot be assured that Magellan will continue to meet the requirements necessary to maintain it on the ASX. In addition, the ASX may change those listing requirements.
8.3 RISKS RELATING TO THE OFFER
The following risk factors may arise as a result of the Offer and the acquisition of MPAL by Magellan.
Market fluctuations may reduce the market value of the consideration offered to MPAL Shareholders because the exchange ratio contemplated by the Offer is fixed
MPAL Shareholders are being offered consideration under the Offer that consists of a specified number of Magellan Shares or Magellan CDIs, rather than a number of Magellan Shares or Magellan CDIs with a specified market value. Thus, the market value of Magellan Shares or Magellan CDIs received pursuant to the Offer will fluctuate depending upon the market value of Magellan Shares or Magellan CDIs. Accordingly, the market value of Magellan Shares or Magellan CDIs at the time you receive them may vary significantly from their market value on the date of your acceptance of the Offer.

MPAL Shareholders should obtain recent market quotations of Magellan Shares when evaluating whether or not to accept the Offer. A range of Magellan share prices and the implied Offer Consideration derived from these prices is tabulated at Section 2.1.
Potential loss of capital gains tax roll-over relief
Certain Australian resident shareholders may receive the benefit of scrip for scrip roll-over relief. If such relief is available, any capital gains tax implications of the disposal of MPAL Shares by accepting MPAL Shareholders is deferred until the relevant shareholder disposes of the Magellan Shares or Magellan CDIs acquired pursuant to the Offer. However, this relief is only available if, among other conditions, Magellan becomes the owner of at least 80% of MPAL Shares. See Section 9.2(c) for details.
If Magellan waives the 90% minimum acceptance condition and achieves a Relevant Interest in MPAL of less than 80%, accepting MPAL Shareholders will lose the ability to obtain scrip for scrip roll-over relief.
The Magellan Shares issued to MPAL Shareholders pursuant to the Offer will have different rights and preferences than the MPAL Shares
MPAL Shareholders who participate in the Offer will receive Magellan Shares with rights and preferences that are different from the rights and preferences of the MPAL Shares. The rights and preferences of the Magellan Shares issued pursuant to the Offer are governed by Magellan’s Restated Certificate of Incorporation and the laws of the United States and the State of Delaware and are different from the rights and preferences under the law of Australia. Please refer to Section 7.5 and Appendix E for a discussion of the different rights associated with Magellan Shares.
MPAL Shareholders will have limited withdrawal rights with respect to the Offer, which means that a decision to accept the Offer will generally be irrevocable.
Once MPAL Shareholders have accepted the Offer, MPAL Shareholders will only have limited rights to withdraw acceptances of the Offer. Under Australian law, if, after MPAL Shareholders have accepted the Offer and while it remains subject to the Conditions, the Offer Period is extended for more than one month, MPAL Shareholders will be able to withdraw acceptances. Otherwise, MPAL Shareholders will be unable to withdraw acceptances of the Offer even if the market value of Magellan Shares or Magellan CDIs varies significantly from their value on the date of acceptance of the Offer.
Obtaining required approvals and satisfying closing conditions may delay or prevent completion of the Offer
Notifications to and authorisations and approvals of governmental agencies in Australia and the U.S. with respect to the Offer must be made and received prior to the completion of the Offer. Completion of the Offer is conditional upon the receipt of all approvals from public authorities on terms acceptable to Magellan. Magellan and MPAL are seeking to obtain all required regulatory approvals prior to the Annual Meeting of Magellan’s Shareholders however, no assurances can be given that all required regulatory approvals will be obtained or that restrictions on the combined company will not be sought by governmental agencies as a condition to obtaining those approvals.

Issue of Magellan Shares
Pursuant to the Offer, and if Magellan ultimately reached 100% of MPAL, Magellan will issue up to 14,700,000 new Magellan Shares. Some MPAL Shareholders may not wish to continue to hold Magellan Shares (in the form of Magellan CDIs) which they receive and may sell them on the ASX. Further, a nominee appointed by Magellan (and approved by ASIC) will be issued any Magellan Shares attributable under the Offer to Foreign Shareholders and will sell them in accordance with the terms of the Offer.
If a significant number of MPAL Shareholders sell their Magellan Shares (in the form of Magellan CDIs), or there is a significant number of MPAL Shares held by Foreign Shareholders (resulting in a significant number of Magellan Shares being sold by the nominee) the price at which Magellan CDIs are traded on ASX may be adversely affected.
The closing price of Magellan Shares was US$1.93 on 17 October 2005, the last day of trading prior to the Announcement Date. Since that date, the price of Magellan Shares has fluctuated from a low of US$1.50 to a high of US$1.94. On 28 November 2005, the closing price of Magellan Shares was US$1.60.
MPAL Shareholders will experience dilution to their pro-rata interest in MPAL assets as a result of the Offer
MPAL Shareholders who accept the Offer will, upon consummation of the Offer, own a significantly smaller pro rata percentage interest in the assets of MPAL than the pro rata percentage they owned prior to the consummation of the Offer.
If the Offer is successful and Magellan acquires all MPAL Shares it does not presently own, it will issue Magellan Shares representing approximately 36.3% of its expanded issued capital. MPAL Shareholders (other than Magellan) presently hold 44.9% of the issued capital of MPAL.
Receipt of Magellan Shares in exchange for MPAL Shares in the Offer could generate tax liabilities for MPAL Shareholders that are in excess of that MPAL Shareholder’s cash holdings.
As a result of participation in the Offer, an MPAL Shareholder may become liable for the payment of tax liabilities that are in excess of that MPAL Shareholder’s available cash. If that is the case, the MPAL Shareholder might, depending upon his or her particular circumstances, have to sell non-cash assets that he or she owns in order to satisfy his or her tax liabilities. We urge MPAL Shareholders to consult their tax adviser to determine the tax consequences, including state, local, foreign or other tax consequences, associated with participation in the Offer. We also urge MPAL Shareholders to consult their tax or other adviser, such as a financial adviser, to determine their ability to make timely payment with respect to any tax liabilities that may be incurred as a result of participation in the Offer.
For a summary of the Australian income tax consequences that are expected to be material to typical MPAL Shareholders that participate in the Offer, see Section 9.
Magellan’s cumulative net operating losses (NOLs) may become significantly limited following the completion of the Offer
At June 30, 2005, Magellan had approximately US$12.2 million and US$2.237 million of net operating loss carry forwards (NOLs) for U.S. federal and state income tax purposes, respectively, which are available to offset taxable earnings in the future. These NOLs are scheduled to expire periodically between the years 2007 and 2025. In the event of an “ownership change” within the meaning of Section 382 of the U.S. Internal Revenue Code, Magellan’s ability to use its NOLs to offset future taxable income may become significantly limited.

While Magellan’s management and tax advisers believe Magellan will not experience such an “ownership change,” as a result of the Offer, it appears that Magellan would, upon completion of the Offer and the compulsory acquisition, be close to the threshold for such a change of ownership. Depending upon whether there are sufficient additional ownership changes during the application measuring period because of transfers of Magellan Shares, the issue of new Magellan Shares and/or a reorganisation of Magellan, Magellan may lose some or all of its ability to use these NOLs in the future. Even if the Offer is not completed, NOLs may not be available to Magellan in the future as an offset against future profits for income tax purposes to the extent that Magellan does not have such taxable income.
Less than 100% ownership
It is possible that Magellan will acquire relevant interests in less than 100% in the MPAL Shares as a result of the Offer. The impact on Magellan of acquiring Relevant Interests in less than 100% of the MPAL Shares will depend on the ultimate level of ownership achieved. In this regard, Sections 6.3 and 6.4 of this Bidder’s Statement show how Magellan’s intentions will differ depending on the level of ownership achieved by Magellan. It is noted that a shareholding of less than 100% of the MPAL Shares will, among other things:
•	reduce the ability of Magellan to access the profits of MPAL; and

•	limit the ability of MPAL generally to function as a member of Magellan.
Loss of key staff
Magellan and MPAL depend, and will continue to depend in the foreseeable future, on the services of their officers and key employees with extensive experience and expertise in evaluating and analysing producing oil and gas properties and drilling prospects, maximising production from oil and gas properties, marketing oil and gas production and developing and executing financing strategies. Magellan and MPAL’s ability to retain their officers and key employees is important to Magellan and MPAL’s continued success and growth. The unexpected loss of the services of one or more of these individuals could have a detrimental effect on their businesses. Neither Magellan nor MPAL maintain key person life insurance on any of Magellan’s personnel.
MPAL information
Any inaccuracy in the MPAL information contained in this Bidder’s Statement could have an adverse impact on the financial performance of Magellan following the Offer and the value of Magellan Shares. In addition, it is possible that additional risks may exist in relation to MPAL’s businesses which are unknown to Magellan.
Minority shareholders in MPAL
If an MPAL Shareholder does not accept the Offer and the Offer becomes unconditional the MPAL Shareholder may, depending on the level of acceptance of the Offer, become part of a locked-in minority in MPAL. In such a case, the liquidity of MPAL Shares may be materially diminished.
8.4 RISKS RELATED TO THE OIL AND GAS INDUSTRY
The following risk factors relate to an investment in the oil and gas industry generally.
MPAL Shareholders will be exposed to these risks irrespective of whether Magellan succeeds in its Offer to acquire all of the MPAL Shares it does not presently own.
Oil and gas prices are volatile. A decline in prices could adversely affect Magellan’s financial position, financial results, cash flows, access to capital and ability to grow

Magellan’s revenues, operating results, profitability, future rate of growth and the carrying value of oil and gas properties in which Magellan or MPAL has an interest depend primarily upon the prices received for the oil and gas sold. Prices also affect the amount of cash flow available for capital expenditure and the ability of Magellan and MPAL to borrow money or raise additional capital. The prices of oil, natural gas, methane gas and other fuels have been, and are likely to continue to be, volatile and subject to wide fluctuations in response to numerous factors, including the following:
•	worldwide and domestic supplies of oil and gas;

•	changes in the supply and demand for such fuels;

•	political conditions in oil, natural gas, and other fuel-producing and fuel-consuming areas;

•	the extent of domestic production and importation of such fuels and substitute fuels in relevant markets;

•	weather conditions;

•	the competitive position of each such fuel as a source of energy as compared to other energy sources; and

•	the effect of governmental regulation on the production, transportation, and sale of oil, natural gas, and other fuels.
These factors and the volatility of the energy markets make it extremely difficult to predict future oil and gas price movements with any certainty. Declines in oil and gas prices would not only reduce revenue, but could reduce the amount of oil and gas that we can produce economically and, as a result, could have a material adverse effect on Magellan’s financial condition, results of operations and reserves. Further, oil and gas prices do not necessarily move in tandem. Because more than 90% of proved reserves in which Magellan or MPAL has an interest at 30 June 2005 are natural gas reserves, Magellan is more affected by movements in natural gas prices and would receive lower reserves if natural gas prices in Australia and Canada were to decline.
Competition in the oil and natural gas industry is intense, and many competitors have greater financial and other resources
Magellan and MPAL operate in the highly competitive areas of oil and natural gas acquisition, development, exploitation, exploration and production and faces intense competition from both major and other independent oil and natural gas companies. Many of their competitors have financial and other resources substantially greater than that of Magellan and MPAL, and some of them are fully integrated oil companies. These companies may be able to pay more for development prospects and productive oil and natural gas properties and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than the financial or human resources of Magellan and MPAL permit. The ability of Magellan and MPAL to develop and exploit oil and natural gas properties in which Magellan or MPAL has an interest and to acquire additional properties in the future will depend upon their ability to successfully conduct operations, evaluate and select suitable properties and consummate transactions in this highly competitive environment. In addition, Magellan can provide no assurance that it will be able to compete with, or enter into cooperative relationships with, any such firms.
Oil and gas exploration and production operations are subject to numerous environmental laws, compliance with which may be extremely costly
The operations of Magellan and MPAL are subject to environmental laws and regulations in the various countries in which they are conducted. Such laws and regulations frequently require completion of a costly environmental impact assessment and government review process prior to commencing exploratory and/or development activities. In addition, such environmental laws and regulations may restrict, prohibit, or impose significant liability in connection with spills, releases, or emissions of various substances produced in association with fuel exploration and development.

Magellan can provide no assurance that it and MPAL will be able to comply with applicable environmental laws and regulations or that those laws, regulations or administrative policies or practices will not be changed by the various governmental entities. The cost of compliance with current laws and regulations or changes in environmental laws and regulations could require significant expenditures. Moreover, if there is any breach of any governing laws or regulations, the operator may be compelled to pay significant fines, penalties, or other payments. Costs associated with environmental compliance or non-compliance may have a material adverse impact on Magellan’s financial condition or results of operations in the future.
Magellan may not have funds sufficient to make the significant capital expenditure required to replace current reserves
MPAL’s exploration, development and acquisition activities require substantial capital expenditure. Historically, MPAL has funded its capital expenditure through a combination of cash flows from operations, farming in other companies to projects in which MPAL has an interest and debt and equity issuances. Future cash flows are subject to a number of variables, such as the level of production from existing wells, prices of oil and gas, and MPAL’s success in developing and producing new reserves. If revenue were to decrease as a result of lower oil and gas prices or decreased production, and MPAL’s access to capital were limited, MPAL would have a reduced ability to replace its reserves. If MPAL’s cash flow from operations is not sufficient to fund MPAL’s capital expenditure budget, it may not be able to access additional bank debt, debt or equity or other methods of financing to meet these requirements.
If Magellan is not able to replace reserves, it may not be able to sustain production
Magellan’s future success depends largely upon the ability of MPAL as well as Magellan to find, develop or acquire additional oil and gas reserves that are economically recoverable. Unless it replaces the reserves it produces through successful development, exploration or acquisition activities, proved reserves will decline over time. Recovery of any additional reserves will require significant capital expenditures and successful drilling operations. Magellan and MPAL may not be able to successfully find and produce reserves economically in the future. In addition, Magellan may not be able to acquire proved reserves at acceptable costs.
Exploration and development drilling may not result in commercially productive reserves
MPAL does not always encounter commercially productive reservoirs through its drilling operations. The new wells MPAL drills or participates in may not be productive and it may not recover all or any portion of its investment in wells it drills or participates in. The seismic data and other technologies used do not allow MPAL to know conclusively prior to drilling a well that oil or gas is present or may be produced economically. The cost of drilling, completing and operating a well is often uncertain, and cost factors can adversely affect the economics of a project. MPAL’s efforts will be unprofitable if it drills dry wells or wells that are productive but do not produce enough reserves to return a profit after drilling, operating and other costs. Further, MPAL’s drilling operations may be curtailed, delayed or cancelled as a result of a variety of factors, including:
•	unexpected drilling conditions;

•	title problems;

•	pressure or irregularities in formations;

•	equipment failures or accidents;

•	adverse weather conditions;

•	compliance with environmental and other governmental requirements; and

•	increases in the cost of, or shortages or delays in the availability of, drilling rigs and equipment.
Future price declines may result in a write-down of Magellan’s asset carrying values

Magellan utilises the successful efforts method of accounting for its oil and gas operations. Under this method, the costs of successful wells, development dry holes and productive leases are capitalised and amortised on units of production basis over the life of the related reserves. Costs centres for amortisation purposes are determined on a field by field basis. Magellan records its proportionate share in its working interest agreements in the respective classifications of assets, liabilities, revenues and expenses. Unproved properties with significant acquisition costs are periodically assessed for impairment in value, with any required impairment charged to expense. The successful efforts method also imposes limitations on the carrying or book value of proved oil and gas properties. Oil and gas properties are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. Magellan estimates the future undiscounted cash flows from the affected properties to determine the recoverability of carrying amounts. In general, analyses are based on proved developed reserves, except in circumstances where it is probable that additional resources will be developed and contribute to cash flows in the future. For Mereenie and Palm Valley, proved developed natural gas reserves are limited to contracted quantities. If such contracts are extended, the proved developed reserves will be increased to the lesser of the actual proved developed reserves or the contracted quantities. A significant decline in oil and gas prices from current levels, or other factors, without other mitigating circumstances, could cause a future write-down of capitalised costs and a non-cash charge against future earnings.
Oil and gas drilling and producing operations are hazardous and expose Magellan to environmental liabilities
Oil and gas operations are subject to many risks, including well blowouts, cratering and explosions, pipe failure, fires, formations with abnormal pressures, uncontrollable flows of oil, natural gas, brine or well fluids, and other environmental hazards and risks. Drilling operations involve risks from high pressures and from mechanical difficulties such as stuck pipes, collapsed casings and separated cables. If any of these risks occur, we could sustain substantial losses as a result of:
•	injury or loss of life;

•	severe damage to or destruction of property, natural resources and equipment;

•	pollution or other environmental damage;

•	clean-up responsibilities;

•	regulatory investigations and penalties; and

•	suspension of operations.
The liability of Magellan and MPAL for environmental hazards includes those created either by the previous owners of properties that it purchases or leases or by acquired companies prior to the date Magellan acquires them. Magellan and MPAL maintain insurance against some, but not all, of the risks described above. Insurance may not be adequate to cover casualty losses or liabilities. Also, in the future Magellan and MPAL may not be able to obtain insurance at premium levels that justify its purchase.
8.5 GENERAL INVESTMENT RISKS
MPAL Shareholders should be aware that acquiring Magellan Shares and Magellan CDIs involves various risks. There are general risks associated with owning securities in publicly listed companies. The price of securities can go down as well as up due to factors outside the control of Magellan or MPAL. These factors include Australian and worldwide economic and political stability, natural disaster, performance of the Australian stock market as a whole, and the Australian interest rates, foreign exchange, taxation and labour relations environments.
These are risks of investment which are considered beyond the control of Magellan.
Possible volatility of prices

Both NASDAQ and the ASX stock market have from time to time experienced significant price and volume fluctuations, which may be unrelated to the operating performance of particular companies. The market price of Magellan Shares and Magellan CDIs may be volatile and may go down as well as up. Factors that may have a significant impact on the market price and marketability of Magellan Shares include announcements as to government regulation, variation in interest rates, the activities of any competitors, economic and other external factors, as well as fluctuations in Magellan’s operating results.
Regulation and publicity
Changes to the regulatory environment for the oil and gas industry and/or any publicity may have an oil and gas on Magellan which may have a material adverse effect on investment in Magellan’s Shares or Magellan CDIs.
Macro economic risks
The general state of the Australian and international economies as well as changes in taxation, monetary policy, interest rates, statutory requirements and currency exchange rates may influence the profitability of Magellan, and may affect the value of the Magellan CDIs.
Taxation risks
Tax liabilities are the responsibility of each individual investor, and Magellan is not responsible either for taxation or penalties incurred by investors. Investors should consult their own taxation advisers to ascertain the tax implications of their investment.
This list is not exhaustive and potential investors should read this Bidder’s Statement in full. If prospective investors require further information on these risks, prospective investors should seek professional advice.
Taxation considerations
The effects of taxation can be complex and may change over time. A summary of the current Australian income tax implications associated with acceptance of the Offer is outlined in Section 9. However, this summary is general in nature and, as the circumstances for each MPAL Shareholder may vary, MPAL Shareholders should seek professional taxation advice in relation to their own position.
Changes to the taxation environment, including taxation laws and their commercial application may have a material adverse effect on an MPAL Shareholder’s investment in Magellan Shares or otherwise have a material adverse effect on Magellan’s business and financial position.
Future securities issues
Magellan may, in certain circumstances issue further Magellan Shares or other securities without the approval of Magellan Shareholders. Any such issue may dilute the interest a Magellan Shareholder will have in Magellan.
Regulatory changes
Changes to the regulatory environment, including the Corporations Act and ASIC policy and their commercial application may have a material adverse effect on a Magellan Shareholder’s investment in Magellan Shares or otherwise have a material adverse effect on Magellan’s business and financial position.
Accounting treatment
From 1 January 2005, the accounting standards that apply to reporting entities under the Corporations Act will be the standards issued by the International Accounting Standards Board (IASB).
Other changes to accounting standards by either the IASB or the Australian Accounting Standards Board may result in a material impact on the reported earnings and financial position of Magellan and MPAL in future periods.

8.6 NOTE ON RISK FACTORS
The above list of general and specific risk factors should not be taken as exhaustive of the risks faced by Magellan and MPAL or by MPAL Shareholders. The above factors, and others not specifically referred to above, may in the future materially affect the financial performance of Magellan and MPAL and the value of the Magellan Shares. Therefore, the Magellan Shares carry no guarantee with respect to the payment of dividends or returns of capital. Neither Magellan nor any of its Directors guarantees that any specific objectives of Magellan and MPAL will be achieved or that any particular performance of Magellan, MPAL or of its Securities will be achieved.

9. TAXATION IMPLICATIONS
9.1 INTRODUCTION
The following is a broad outline of the principal Australian income tax consequences for Australian resident individual and company MPAL Shareholders associated with acceptance of the Offer and issue of Magellan Shares and Magellan CDIs. This outline is not exhaustive of all possible income tax considerations that could apply to particular MPAL Shareholders. There are a number of limitations to the outline including that:
(a)	it applies only to Australian resident individual and company taxpayers. It does not cover the tax treatment for any other classes of taxpayers including individuals who are non-residents of Australia for tax purposes, banks, insurance organisations, superannuation funds, trusts, tax exempt organisations or employees of MPAL who acquired their MPAL Shares in respect of their employment (such as through any employee share or option plans);

(b)	it applies only where MPAL Shareholders hold their MPAL Shares on capital account. It does not apply where the MPAL Shares are held on revenue account (e.g. shares held by MPAL Shareholders who trade in Securities or hold MPAL Shares as trading stock);

(c)	it does not consider the taxation implications of matters relating to the funding of the acquisition of the MPAL Shares and associated tax deductions, including any matters that may arise due to Magellan’s dividend policy; and

(d)	it is based on Australian tax law in effect at the date of this Bidder’s Statement. It does not consider or anticipate any changes in the law (including changes to legislation, judicial authority or administrative practice).
Magellan and its advisers do not accept any liability or responsibility in respect of any statement concerning the taxation consequences of the Offer or in respect of the taxation consequences themselves. All MPAL Shareholders, and particularly those shareholders whose situation is not addressed in this outline as noted above, should consult their own independent professional tax advisers regarding the tax consequences of disposing of MPAL Shares and acquiring Magellan CDIs.
9.2 ACCEPTANCE OF THE OFFER AND DISPOSAL OF MPAL SHARES
(a) Capital gain or loss
The disposal of MPAL Shares by an MPAL Shareholder pursuant to the Offer will constitute a Capital Gains Tax (CGT) event for Australian income tax purposes. A capital gain will arise if the capital proceeds (that is, the market value of the Magellan CDIs received on the date of acquisition) exceed the cost base of the MPAL Shares.
MPAL Shareholders may realise a capital gain or a capital loss in respect of the disposal of their MPAL Shares (refer to Section 9.2(b) below), subject to the availability of scrip for scrip roll-over relief (refer Section 9.2(c) below).
In certain circumstances, MPAL Shareholders may be eligible to apply the CGT discount (or indexation) to reduce their assessable capital gain (the eligibility requirements for the CGT discount are discussed in the following paragraphs). The relevant rate of the CGT discount is 50% for individuals.
(b) Where roll-over relief is unavailable or not chosen
To the extent that scrip for scrip roll-over relief is not available (e.g. if Magellan does not achieve an 80% ownership interest in MPAL Shares) or is not accessed (e.g. the MPAL Shareholder is not a resident of Australia for taxation purposes, or the MPAL Shareholder chooses not to access roll-over relief), the tax consequences should be as follows:
•	a capital gain should arise to the extent that the capital proceeds from the disposal of MPAL Shares (being the market value on the issue of the Magellan Shares or Magellan CDIs, as appropriate) exceeds the cost base of the MPAL Shares (or, in some cases, the indexed cost base); or

•	a capital loss should be realised to the extent the capital proceeds received by an MPAL Shareholder are less than the reduced cost base of the MPAL Shares.
Any capital gain realised in respect of the disposal of the MPAL Shares should be included in the MPAL Shareholder’s assessable income in the tax year in which the Offer is accepted (unless the resulting capital gains are completely offset against other capital losses of the MPAL Shareholder). Capital losses may be applied against any other capital gains derived by the MPAL Shareholder in the same year. Any unapplied capital losses may be carried forward to be applied against future capital gains.
The availability of indexation or a CGT discount in calculating the amount of the capital gain included in assessable income depends on a number of factors including the date of acquisition of the MPAL Shares, whether the Shareholders are companies or individuals and the choice made by these MPAL Shareholders (refer to Section 9.2(b)(i) and (ii) below).
(i)	MPAL Shares acquired at or before 11.45am (Eastern Standard Time) on 21 September 1999
The calculation of the cost base of the MPAL Shares depends on individual circumstances. Generally, the cost base of MPAL Shares is equal to the amount paid by the MPAL Shareholder for the Securities plus certain incidental costs incurred (for example, brokerage fees). If MPAL Shares were acquired at or before 11.45am (Eastern Standard Time) on 21 September 1999, the cost base of the MPAL Shares may be adjusted to include indexation. This is done by reference to changes in the Consumer Price Index from the quarter in which the MPAL Shares were acquired until the quarter ended 30 September 1999. While indexation adjustments are taken into account for the purposes of calculating any capital gain, they are ignored when calculating the amount of any capital loss. Indexation automatically applies to MPAL Shareholders which are companies.
Instead of applying indexation to the cost base of their MPAL Shares, individuals may instead choose to apply the 50% CGT discount to the net capital gain resulting from the disposal of MPAL Shares (i.e. after any capital losses have been applied). The 50% CGT discount is only available to individuals that have held their MPAL Shares for at least 12 months prior to the date the Offer is accepted. The 50% CGT discount means that only half of any net capital gain arising from the disposal of the MPAL Shares is included in assessable income.
Whether it is better for a company or individual MPAL Shareholder to choose to include indexation or not will depend upon the particular MPAL Shareholder’s individual circumstances, including the cost base of the MPAL Shares and whether the MPAL Shareholder has any available capital losses. MPAL Shareholders should consult their own tax advisers in this regard.
(ii)	MPAL Shares acquired after 11.45am (Eastern Standard Time) on 21 September 1999
If MPAL Shares are held by an individual and:
•	they were acquired after 11.45am (Eastern Standard Time) on 21 September 1999; and
•	have been held for at least 12 months before the date on which the MPAL Shareholder accepted the Offer, then the CGT discount referred to above should generally be available.
There is no entitlement to indexation of the cost base for the MPAL Shareholder in these circumstances.
It should be noted that the CGT discount is not available where MPAL Shares are held by a company.
(iii)	MPAL Shares acquired before 20 September 1985 (Pre-CGT MPAL Shares)
If the MPAL Shares were acquired before 20 September 1985 any capital gain or loss made on the disposal of MPAL Shares for Magellan CDIs will be disregarded.

The Magellan Shares or Magellan CDIs issued will, if subsequently disposed of, be subject to CGT (refer to Section 9.4 below).
The cost base of each Magellan Share or Magellan CDI acquired under the Offer will be equal to the total market value of all the MPAL Shares on the date of the disposal of the MPAL Shares, divided by the number of Magellan Shares or Magellan CDIs acquired.
(c) Scrip for scrip roll-over relief
Subdivision 124-M of the Income Tax Assessment Act 1997 provides scrip for scrip roll-over relief where shareholders dispose of some or all of their shares in one company in exchange for shares or a CHESS Unit of Foreign Security (CUFs) (being, in this case, the Magellan CDIs) in another company. Roll-over relief may be available where:
•	an MPAL Shareholder receives Magellan Shares or Magellan CDIs in consideration for the disposal of some or all of their MPAL Shares under the Offer;
•	as a result of the Offer, Magellan becomes the owner of at least 80% of the MPAL Shares;
•	the Offer is to be made to all MPAL Shareholders and is on the same terms for all MPAL Shareholders and the Magellan Shares or Magellan CDIs provide the same kind of rights and obligations as those attached to the MPAL Shares;
•	the MPAL Shareholder acquired their MPAL Shares on or after 20 September 1985 and, but for the roll-over, a capital gain would arise from the exchange (refer to Section 9.2(b) above);
•	the relevant MPAL Shareholder is an Australian resident; and
•	the relevant MPAL Shareholder chooses that the roll-over applies.
Magellan is not in a position to confirm that the 80% requirement will be satisfied for the purposes of determining whether roll-over relief will be available to the MPAL Shareholders. Should this 80% requirement not be satisfied, scrip for scrip roll-over relief may not be available.
Where scrip for scrip rollover relief is accessed, any capital gain resulting from the disposal by MPAL Shareholders of MPAL Shares pursuant to the Offer is disregarded. Furthermore, the cost base in total of the Magellan Shares or Magellan CDIs acquired, pursuant to the Offer, will be equal to the cost base in total of the MPAL Shares disposed of. The total cost base of the MPAL shares disposed of will need to be reasonably allocated between each of the Magellan Shares or Magellan CDIs acquired. The allocation of the total cost base for the MPAL Shares will provide the cost base for each Magellan Share or Magellan CDI. The acquisition date for CGT purposes of the Magellan CDIs acquired under the Offer will be the same as that for the corresponding MPAL Shares disposed.
As a result of accessing scrip for scrip rollover relief, the CGT implications of the disposal of the MPAL Shares is effectively only deferred until the relevant MPAL Shareholders dispose of the Magellan Shares or Magellan CDIs acquired pursuant to the Offer.
All MPAL Shareholders, and particularly those not covered by this outline as noted above, should obtain their own independent professional taxation advice as to whether and how a roll-over election should be made.

9.3 DIVIDENDS IN RELATION TO MAGELLAN CDIS
Dividend income received from Magellan Shares or Magellan CDIs will be included in assessable income as foreign source dividend income. Dividends paid by Magellan will not be franked and as such will not provide tax offsets from imputation credits. As a consequence, the Australian tax burden on any Magellan dividends may be greater than that applicable to fully franked MPAL dividends. MPAL Shareholders should seek specific taxation advice in relation to the taxation implications for their particular circumstances. Upon payment of the dividend Magellan may withhold and remit a percentage of the gross dividend to the US tax authorities. That means that the dividend will be received net of withholding tax. The withholding tax rate would generally be 15%. However, the withholding tax rate for companies may be 5% where certain criteria is satisfied.
The gross dividend is required to be included in assessable income, being the whole dividend received from Magellan plus any withholding tax withheld from the dividend. The US withholding tax can generally be offset against Australian tax payable on the dividend. This offset is called a “foreign tax credit”.
Generally the foreign tax credit that is allowable is the lesser of the actual tax withheld, or the Australian tax payable on the dividend income (net of deductions that relate solely to the dividends, excluding debt deductions).
If the withholding tax on the dividends exceeds the allowed foreign tax credits the excess foreign tax credits attributable to the Magellan dividends can be offset against certain types of other foreign income derived either in the year the excess arises or in future years (a five year limit applies to carry forward foreign tax credits).
Whilst the Australian tax implications of receiving a dividend for Australian companies are largely the same as for an Australian resident individual, the following exception is noted.
Where the Australian company beneficially holds 10% or more of Magellan shares and voting interests after the Offer, the dividend will be exempt income for Australian tax purposes and no tax will be payable on the dividend. Further in these circumstances no foreign tax credit for any US dividend withholding tax paid will be available to the company shareholder.
9.4 FUTURE DISPOSAL OF MAGELLAN SHARES OR MAGELLAN CDIS
The income tax consequences of any disposal by an MPAL Shareholder of Magellan Shares or Magellan CDIs should be broadly the same as for the disposal of MPAL Shares as described in Section 9.2, subject to the differences outlined below.
Magellan Shares or Magellan CDIs acquired where roll-over election was made
Where a choice to apply scrip for scrip roll-over relief was available and was made by an MPAL Shareholder in respect of the disposal of MPAL Shares, the cost base of the Magellan Shares or Magellan CDIs issued to the MPAL Shareholder under the Offer is equal to the total cost base of all the MPAL Shares that were exchanged for the Magellan Shares or Magellan CDIs which will be apportioned across the Magellan Shares or Magellan CDIs acquired on a reasonable basis (refer to Section 9.2(c) above). Accordingly, the cost base of the Magellan Shares or Magellan CDIs may include indexation to 30 September 1999 if the MPAL Shares were acquired on or before 11.45am (Eastern Standard Time) on 21 September 1999, unless the CGT discount is applied in relation to the disposal of the Magellan Shares or Magellan CDIs.
Individual MPAL Shareholders may determine whether the Magellan Shares or Magellan CDIs have been held for at least 12 months for the purpose of applying the CGT discount in relation to any capital gain as a result of disposing of the Magellan Shares or Magellan CDIs (see Section 9.2(b) above) by reference to the date that they acquired the MPAL Shares. Therefore, if the combined period during which the MPAL Shareholder held the MPAL Shares and the Magellan Shares or Magellan CDIs is at least 12 months, the MPAL Shareholder may be entitled to apply the CGT discount in respect of the disposal of the Magellan Shares or Magellan CDIs.

Magellan Shares or Magellan CDIs acquired where roll-over relief does not apply
Where roll-over does not apply to the disposal of MPAL Shares, the cost base of each of the Magellan Shares or Magellan CDIs which are received in exchange for those MPAL Shares includes the total market value of all the MPAL Shares disposed of at the date of acceptance of the Offer, divided by the number of Magellan Shares or Magellan CDIs acquired.
In determining whether the holding period for the discount concession for individuals has been met, the acquisition date will be the date the Magellan Shares or Magellan CDIs were acquired under the Offer.
In relation to MPAL Shareholders that are companies no discount concession applies to the gain on disposal of the Magellan Shares or Magellan CDIs.
Conversion of Magellan CDIs to Magellan Shares
Where a MPAL Shareholder acquires Magellan CDIs under the Offer and the Magellan CDIs are subsequently converted to Magellan Shares, no taxation implications should arise for the shareholders from the conversion of the Magellan CDIs. MPAL Shareholders should seek specific taxation advice in respect of any conversion of Magellan CDIs to Magellan Shares.
9.5 STAMP DUTY
All Australian States and Territories currently exempt the transfer of shares quoted on a recognised stock exchange from stamp duty. Therefore, no stamp duty should be payable on the transfer of MPAL Shares pursuant to the Offer for so long as MPAL remains listed. If MPAL is removed from the Official List of ASX, stamp duty will be payable on a transfer of MPAL Shares by the transferee.

10. INFORMATION ON MPAL SECURITIES
10.1 MPAL CAPITAL STRUCTURE
As at the date of this Bidder’s Statement, there are 46,691,944 MPAL Shares on issue.
10.2 MPAL SHARE TRADING

Period	Ave daily	Low	High
	volume
	(000s)
3 months prior to the date of the Announcement Date	70	A$1.30	A$1.50
Announcement Date to date of this Bidder’s Statement	11	A$1.36	A$1.585
10.3 MAGELLAN INTERESTS IN MPAL
As at the date of this Bidder’s Statement Magellan and its Associates have a Relevant Interest in 25,739,028 MPAL Shares.
As at the date of this Bidder’s Statement Magellan had Voting Power in MPAL of 55.13%.
10.4 NO COLLATERAL BENEFITS
Except as set out below, neither Magellan nor any Associate of Magellan has, during the period of 4 months ending on the day immediately before the date of Offer, given, or offered or agreed to give, a benefit to another person likely to induce the other person, or an Associate, to:
(a)	accept the Offer; or

(b)	dispose of MPAL Shares,
which benefit was not offered to all MPAL Shareholders under the Offer.
10.5 NO ESCALATION AGREEMENTS
Neither Magellan nor any Associate of Magellan has entered into any escalation agreement that is prohibited by section 622 of the Corporations Act.
10.6 DEALINGS IN MAGELLAN SHARES
In the four months prior to the date of the Offer, there have been no dealings in Magellan Shares by Magellan or its Associates, Magellan’s Directors or their related entities.

11. ADDITIONAL INFORMATION
11.1 ACCESS TO INFORMATION
As directors of MPAL, Walter J. McCann, Timothy L. Largay and Ronald P. Pettirossi have had access to certain information concerning MPAL and its Subsidiaries which has not been disclosed generally to MPAL Shareholders. Except as set out elsewhere in this Bidder’s Statement, none of the information to which Magellan was given access was, in the opinion of Magellan, of such a nature and quality that, if the information were generally available, a reasonable person would expect it to have a material effect on the price or value of MPAL Shares or, in the opinion of Magellan and except as disclosed in this Bidder’s Statement, would otherwise be material to a decision by a MPAL Shareholder whether or not to accept the Offer.
11.2 CONDITIONS
The Conditions of the Offer are set out in Clause 7.1 of Appendix A. In summary the Conditions and their status are set out below:

Condition	Description of Condition	Status
Quotation	Both an application for admission of the Magellan Shares in the form of Magellan CDIs to quotation on ASX is made within seven days after commencement of the Offer Period and permission for admission is granted no later than seven days after the expiry of the Offer Period.	Magellan will lodge an Appendix 1A with the ASX within seven days of commencement of the Offer Period.

90% minimum acceptance	The number of MPAL Shares in which Magellan and its Associates have a Relevant Interest at the expiry of the Offer Period is not less than 90% of the MPAL Shares then on issue.	Magellan will monitor this condition during the Offer Period.

Other regulatory approvals	All other necessary approvals for the proposed transaction are granted, given, made or obtained on an unconditional basis and, at the end of the Offer Period, remain in full force and effect.	Magellan will monitor this Condition during the Offer Period.

Magellan shareholder approval	All resolutions necessary to approve, effect and implement or authorise the implementation of the Offer and the acquisition of the MPAL Shares are passed by the requisite majority of Magellan shareholders at a general meeting of Magellan shareholders.	A meeting of Magellan’s Shareholders is expected to be held in January or February 2006.

Registration	The U.S. Form S-4 registration statement has been declared effective by the SEC and	All U.S. Offer Documents have been lodged with the SEC.

Condition	Description of Condition	Status
Magellan receives confirmation from the SEC that all Magellan Shares issued pursuant to the Offer will be registered immediately on issue pursuant to the Offer.

No acquisition or disposal of material asset	Except for any proposed transaction publicly announced by MPAL before the Announcement Date, during the period from the Announcement Date to the end of the Offer Period none of MPAL or any controlled entity of MPAL:	Magellan will monitor this Condition during the Offer Period.

(i) acquires any companies, businesses or assets for an amount in aggregate greater than A$500,000 or makes an announcement in that regard;

(ii) enters into, offers to enter into any agreement, joint venture, partnership or commitment which would require expenditure, of an amount which is, in aggregate, more than A$500,000, other than in the ordinary course of business or makes an announcement in that regard.

S&P ASX 200 Index	Before the end of the Offer Period, the S&P ASX 200 Index does not fall below 4,000 on any trading day.	Magellan will monitor this Condition during the Offer Period.

No change in Control	No person having, or being entitled to have any right to terminate or alter any contractual relations between any person and any MPAL Group entity or require the sale of any Securities in an MPAL Group entity as a result of the acquisition of MPAL Shares by Magellan.	Magellan will monitor this Condition during the Offer Period.

No material adverse change	During the period commencing on the Announcement Date and ending on the expiry of the Offer Period, no change occurs or is announced that would reasonably be expected to adversely affect the capital structure, business, financial or trading position, future profitability, condition of	Magellan will monitor this Condition during the Offer Period.

Condition	Description of Condition	Status
assets or liabilities of MPAL or a controlled entity in a manner which would be material in the context of MPAL’s operations as a whole.

No litigation	During the period commencing on the Announcement Date and ending on the expiry of the Offer Period, no litigation or arbitration proceedings have been or are instituted or threatened against MPAL or a controlled entity which are material in the context of MPAL’s operations as a whole.	Magellan will monitor this Condition during the Offer Period.

No regulatory intervention	During the period commencing on the Announcement Date and ending on the expiry of the Offer Period, no Governmental Agency or any other person takes any action to:	Magellan will monitor this Condition during the Offer Period.

(i) prohibit, prevent or inhibit the acquisition of, or trading in, MPAL Shares;

(ii) impose conditions on the Offer which impose unduly onerous obligations upon Magellan or would materially affect the business or capital structure of MPAL;

(iii)	require the divestiture by Magellan of Securities or assets of any MPAL Group entity,

other than an application to or a decision or order of ASIC or the Takeovers Panel for the purpose of or in the exercise of the powers and discretions conferred on it by the Corporations Act.

No prescribed occurrences	No prescribed occurrences happen during the period commencing on the Announcement Date and ending on the expiry of the Offer Period.	Magellan will monitor this Condition during the Offer Period.

No selective disclosure of information	At all times during the period from the Announcement Date to the end of the Offer Period, MPAL promptly provides to Magellan a copy of all information that is not generally available to Magellan or any	Magellan will monitor this Condition during the Offer Period.

Condition	Description of Condition	Status
controlled entity or any of their respective businesses or operations that has been provided by MPAL or any of their respective officers, employees, advisers or agents to any person for the purposes of soliciting, encouraging or facilitating a proposal or offer by that person, or by any other person, in relation to a transaction under which may result in a change in control of MPAL.
11.3 DATE FOR DETERMINING HOLDERS OF MPAL SHARES
For the purposes of section 633 of the Corporations Act, the date for determining the people to whom information is to be sent under items 6 and 12 of section 633(1) is the date of the Offer.
11.4 ASIC MODIFICATIONS AND EXEMPTIONS
ASIC has published various other Class Order instruments providing for modifications and exemptions that apply generally to all persons, including Magellan.
Magellan has been granted various modifications to the Corporations Act the effect of which is to:
(a)	enable it to include, as a Condition to the Offer, that its shareholders approve the issue of new Magellan Shares to be used as the Offer consideration; and
(b)	clarify that the issue of Magellan Shares to MPAL Shareholders who are located in the U.S. and Magellan Shares or Magellan CDIs to MPAL Shareholders in Australia constitute one offer under Magellan’s Offer as required by the Corporations Act.
11.5 DISCLOSURE OF INTERESTS OF CERTAIN PERSONS
No director or proposed director of Magellan or any person named in this Bidder’s Statement as performing a function in a professional, advisory or other capacity in connection with the preparation or distribution of this Bidder’s Statement holds, or held at any time during the last 2 years, any interest in:
(a)	the formation or promotion of Magellan;
(b)	property acquired or proposed to be acquired by Magellan in connection with its formation or promotion or the offer of Magellan Shares under the Offer; or
(c)	Magellan Shares to be issued under the Offer,
other than as set out in this Section 11 or elsewhere in this Bidder’s Statement.
11.6 DISCLOSURE OF FEES AND BENEFITS RECEIVED BY CERTAIN PERSONS
Other than as set out below or elsewhere in this Bidder’s Statement, no amounts have been paid or agreed to be paid and no benefits have been given or agreed to be given or agreed to be given:
(a)	to a director or proposed director of Magellan, to induce them to become, or to qualify as a director of Magellan;
(b)	for services provided by any person referred to in Section 711(4) of the Corporations Act in connection with the formation or promotion of Magellan or the offer of Magellan Shares under the Offer.

11.7 DISCLOSURE OF ADVISER INTERESTS
Baron Partners Limited and TM Capital Corp have acted as joint financial advisers to Magellan. If the Offer is successfully completed, the aggregate amount payable to Baron Partners Limited and
TM Capital Corp will be in excess of US$500,000, plus reimbursement for out-of-pocket expenses.
Watson Mangioni has acted as solicitors to the Offer. Magellan estimates that it will pay amounts totalling A$160,000 (excluding disbursements and GST) to Watson Mangioni in respect of this work.
Murtha Cullina LLP has reviewed this Bidder’s Statement to ensure consistency with the U.S. Registration Statement. Magellan estimates that it will pay amounts totalling US$40,000 (including disbursements) to Murtha Cullina LLP in respect of this work.
11.8 CONSENTS
Baron Partners Limited has given and before lodgement of this Bidder’s Statement has not withdrawn its written consent to be named as joint financial adviser to the Offer in the form and context in which it is named.
TM Capital Corp has given and before lodgement of this Bidder’s Statement has not withdrawn its written consent to be named as joint financial adviser to the Offer in the form and context in which it is named.
Watson Mangioni has given and before lodgement of this Bidder’s Statement has not withdrawn its written consent to be named as Australian legal advisers to the Offer in the form and context in which it is named.
Murtha Cullina LLP has given and before lodgement of this Bidder’s Statement has not withdrawn its written consent to be named as U.S. legal advisers to Magellan in the form and context in which it is named.
Computershare Investor Services Pty Limited has given and before lodgement of this Bidder’s Statement has not withdrawn its written consent to being named as share registrar of Magellan in the form in context in which it is named.
Each of Watson Mangioni, Murtha Cullina LLP, Baron Partners Limited, TM Capital Corp and Computershare Investor Services Pty Limited:
(a)	has not authorised or caused the issue of the Bidder’s Statement;
(b)	does not make, or purport to make, any statement in this Bidder’s Statement other than as specified as in this Section;
(c)	to the maximum extent permitted by law, expressly disclaims all liability in respect of, makes no representation regarding and takes no responsibility for, any part of this Bidder’s Statement other than the reference to its name and the statements (if any) included in this Bidder’s Statement with the consent of that party as specified in this Section.
In addition, this Bidder’s Statement includes statements which are made in, or based on statements made in documents lodged with ASIC or given to ASX. Pursuant to ASIC Class Order 01/1543, the makers of those statements are not required to consent to, and have not consented to, inclusion of those statements in this Bidder’s Statement. If you would like to receive a copy of any of those documents (free of charge) please contact Computershare Investor Services Pty Limited (see directory).
11.9 OTHER MATERIAL INFORMATION
There is no other information material to the making of a decision by an offeree whether or not to accept an Offer (being information that is known to Magellan and has not previously been disclosed to the holders of MPAL Shares) other than as disclosed in this Bidder’s Statement.

12. DEFINITIONS AND INTERPRETATION
12.1 DEFINITIONS
The following defined terms are used throughout this Bidder’s Statement unless the context otherwise requires. These terms are used throughout this Bidder’s Statement.

A$ or $	Australian Dollars.

AASB	Australian Accounting Standards Board.

Acceptance Form	The acceptance form for the Offer accompanying this Bidder’s Statement.

Announcement Date	The date on which the Offer was announced to ASX, namely 18 October 2005.

ASIC	Australian Securities and Investments Commission.

Associate	Has the same meaning given to that term in Section 9 of the Corporations Act.

ASTC	ASX Settlement and Transfer Corporation Pty Limited (ABN 49 008 504 532).

ASTC Settlement Rules	The operating rules of the settlement facility provided by ASTC.

ASX	Australian Stock Exchange Limited (ABN 98 008 624 691).

ASX Market Rules	The market rules of ASX (being part of the operating rules of ASX).

Australian Offer Document	This Bidder’s Statement including the Offer.

Benchmark Offer Consideration	The approximate VWAP of Magellan Shares in the period from the Announcement Date to 28 November 2005, the last trading day prior to the lodgement of this Bidder’s Statement.

Bidder’s Statement	The contents of this booklet.

Board	The board of Directors of Magellan.

Business Day	Monday to Friday inclusive, except New Year’s Day, Good Friday, Easter Monday, Christmas Day, Boxing Day and any other day that ASX declares is not a business day.

CDN	CHESS Depositary Nominees Pty Ltd (ABN 75 071 346 506).

CDI	CHESS Depository Interest.

CGT	Capital gains tax.

CHESS	The Clearing House Electronic Subregister System which provides for the electronic transfer, settlement and registration of securities in Australia.

CHESS Holding	A holding of MPAL Shares on the CHESS subregister of MPAL.

Condition	A condition of the Offer being a condition set out in Clause 7.1 of Appendix A.

Controlled Entity	Has the meaning given to that word in the Corporations Act.

Controlling Participant	Has the meaning given in the ASTC Settlement Rules.

Corporations Act	The Corporations Act 2001 (Cth).

Director	A director of Magellan.

EBIT	Earnings before interest and tax.

EBITDAX	Earnings before interest, tax, depreciation, amortisation and write-off of capitalised exploration costs.

Encumbrance	An interest or power:

(a) reserved in or over an interest in any asset including, without limitation, any retention of title; or

(b) created or otherwise arising in or over any interest in any asset under a bill of sale, mortgage, charge, lien, pledge, trust or power,

by way of security for the payment of a debt, any other monetary obligation or the performance of any other obligation and includes, without limitation, any agreement to grant or create any of the above.

Foreign Law	A law of any jurisdiction other than an Australian jurisdiction.

Foreign Shareholder	Any MPAL Shareholder whose address as shown in the MPAL Register is a place outside Australia and its external territories and the United States of America to whom it is unlawful for Magellan to make the Offer or for whom it is unlawful to accept the Offer.

Governmental Agency	Any government, semi-government, administrative, fiscal, judicial or regulatory body, department, commission, authority, tribunal, agency or entity.

GST	Goods and services tax.

Holder Identification Number	The number used to identify an MPAL Shareholder on the CHESS Subregister of MPAL.

Insolvency Event	In relation to a body corporate:

	(a)	an order is made or an application is made for the winding up of that body corporate and that order or application is not withdrawn or set aside within 10 Business Days;

	(b)	a liquidator or provisional liquidator of that body corporate is made or appointed or 9 an application is made for the appointment of a liquidator or provisional liquidator and that application is not withdrawn or set aside within 10 Business Days;

	(c)	an effective resolution is passed for the winding up of that body corporate or a meeting is convened for the purpose of considering any such resolution;

	(d)	that body corporate is placed under any formal or informal kind of insolvency administration or a meeting is convened for the purpose of considering the appointment of an insolvency administrator;

	(e)	a receiver, manager, receiver and manager or controller of the main undertaking, property or material assets of that body corporate is appointed or any step is taken for the appointment of such a receiver, manager, receiver and manager or controller or execution or distress or any other process is levied or attempted or imposed against any of the main undertaking, property or material assets of that body corporate;

	(f)	that body corporate stops payment or ceases to carry on the whole or any material part of its business or threatens to do so;

	(g)	an order for payment is made or judgement is entered or signed against that body corporate in an amount of not less than A$100,000 and is not satisfied, stayed or set aside within 5 Business Days;

	(h)	that body corporate becomes insolvent or unable to pay its debts;

(i) a compromise, composition or arrangement is proposed with or becomes effective in relation to the creditors or any class of creditors of that body corporate or that body corporate proposes a reorganisation, moratorium or other administrative procedure involving its creditors or any class of its creditors; or

(j) any action is commenced to strike that body corporate’s name off any register of companies.

Listing Rules	The listing rules of the ASX.

Magellan	Magellan Petroleum Corporation.

Magellan By-Laws	The Restated By-Laws of Magellan as of 22 July 2004.

Magellan Restated Certificate of Incorporation	The Restated Certificate of Incorporation of Magellan, as amended on 12 February 1988 and 22 December 2000.

Magellan CDI	A Magellan CDI.

Magellan CDI Holder	A holder of a Magellan CDI.

Magellan Share	A share of common stock in the capital of Magellan.

Magellan Shareholder	A registered holder of a Magellan Share.

MPAL	Magellan Petroleum Australia Limited (ABN 62 009 728 581).

MPAL Constitution	The Constitution of MPAL.

MPAL Group	MPAL and its controlled entities.

MPAL Register	The register of MPAL Shareholders.

MPAL Shareholder	A registered holder of MPAL Shares.

MPAL Share	An ordinary share in the capital of MPAL.

NASDAQ	NASDAQ Capital Market.

Offer	The off market conditional offer for all of the issued MPAL Shares that Magellan does not own, made by Magellan comprising:

(a) the offer to acquire MPAL Shares set out in Appendix A made under this Bidder’s Statement; and

(b) the offer to acquire MPAL Shares held by MPAL Shareholders with a registered address on the MPAL Register on the Offer Date in the U.S. to be undertaken under the U.S. Offer Document.

Offer Consideration	Consideration offered by Magellan for MPAL Shares.

Offer Date	The date of the Offer being [ ].

Offer Period	The period for which the Offer remains open as set out in Section 2 of Appendix A.

Registrar	Computershare Investor Services Pty Limited (ABN 48 078 279 277).

Relevant Interest	Has the same meaning given to that term in sections 608 and 609 of the Corporations Act.

Rights	All accretions, rights or benefits of whatever kind attaching to or arising from MPAL Shares directly or indirectly after the date of this Bidder’s Statement, including, without limitation, all dividends, distributions, and all rights to receive dividends, distributions or to receive or subscribe for Securities, stock shares, notes, bonds, options or other securities, declared, paid or issued by MPAL or any of its controlled entities.

SEC	The United States Securities and Exchange Commission.

Security	Has the meaning as given in Section 92 of the Corporations Act.

Trading Day	Has the meaning given in the ASX Listing Rules.

U.S.	United States of America.

US$	United States dollar.

US Offer Documents	The joint proxy statement/prospectus contained within Magellan’s registration statement and Form S-4 (File No. 333 – 129329) and all appendices and exhibits.

Voting Power	Has the same meaning given to that term in Section 610 of the Corporations Act.

VWAP	Volume weighted average price.
12.2 INTERPRETATION
In this Bidder’s Statement, unless the context requires otherwise:
(a)	a reference to a word includes the singular and the plural of the word and vice versa;

(b)	a reference to a person in this Bidder’s Statement or any other document or agreement includes its successors and permitted assigns;

(c)	a reference to a gender includes any gender;

(d)	a reference to an item in a Section, Schedule, Annexure or Appendix is a reference to an item in the section of or schedule, annexure or appendix to this Bidder’s Statement and references to this Bidder’s Statement include its schedules and any annexures;

(e)	if a word or phrase is defined, then other parts of speech and grammatical forms of that word or phrase have a corresponding meaning;

(f)	a term which refers to a natural person includes a company, a partnership, an association, a corporation, a body corporate, a joint venture or a governmental agency;

(g)	headings are included for convenience only and do not affect interpretation;

(h)	a reference to a document or agreement including this Bidder’s Statement, includes a reference to that document or agreement as amended, novated, supplemented, varied or replaced from time to time;

(i)	a reference to a thing includes a part of that thing and includes but is not limited to a right;

(j)	the terms “included”, “including” and similar expressions when introducing a list of items do not exclude a reference to other items of the same class or genus;

(k)	a reference to a statute or statutory provision includes but is not limited to:
(i)	a statute or statutory provision which amends, extends, consolidates or replaces the statute or statutory provision;

(ii)	a statute or statutory provision which has been amended, extended, consolidated or replaced by the statute or statutory provision; and

(iii)	subordinate legislation made under the statute or statutory provision including but not limited to an order, regulation, or instrument;
(l)	reference to “A$”, “AUD”, “Australian Dollars” or “dollars” is a reference to the lawful tender for the time being and from time to time of the Commonwealth of Australia;

(m)	reference to “US$” or “US dollars” is a reference to the lawful tender for the time being of the US; and

(n)	a reference to an asset includes all property or title of any nature including but not limited to a business, a right, a revenue and a benefit, whether beneficial, legal or otherwise.
This Bidder’s Statement has been approved by a unanimous resolution of the directors of Magellan.
Dated: 29 November 2005

Signed
For and on behalf of Magellan Petroleum Corporation

Walter J. McCann	Timothy L. Largay
Chairman	Director

Donald V. Basso	Ronald P. Pettirossi
Director	Director

13. APPROVAL OF BIDDER’S STATEMENT
1. OFFER
1.1	Magellan offers to acquire your MPAL Shares on the terms and conditions of this Offer. You may accept this Offer in respect of all of your MPAL Shares.
1.2	The consideration being offered by Magellan is 7 fully paid Magellan Shares issued for every 10 MPAL Shares.
1.3	If you have a registered address in the MPAL Register:
(a)	in the United States, you will receive your share consideration in the form of Magellan Shares (traded primarily on NASDAQ);

(b)	in Australia you will be offered your share consideration in the form of either
(i)	Magellan Shares; or

(ii)	Magellan CDIs (to be traded in the ASX). One Magellan CDI will be issued for each Magellan Share which you otherwise would be entitled to receive by accepting this Offer. If you do not choose the form of Offer Consideration on your Acceptance Form, you are deemed to have chosen to receive your Offer Consideration in the form of Magellan CDIs; and
(c)	in any other jurisdiction, you will not receive or be entitled to receive Magellan Shares or Magellan Shares in the form of Magellan CDIs. Instead, Magellan will be undertaking the actions set out in Clause 1.7.
Whatever form of share consideration you receive, it will be equivalent to 7 Magellan Shares for every 10 MPAL Shares.
1.4	If you accept this Offer and Magellan acquires your MPAL Shares, Magellan is also entitled to any Rights in respect of those MPAL Shares.
1.5	The number of MPAL Shares that you hold may mean that, if you accept this Offer, you will be entitled to a number of Magellan Shares or Magellan Shares in the form of Magellan CDIs that is not a whole number. In this case, your entitlement to Magellan Shares or Magellan Shares in the form of Magellan CDIs will be rounded up to the next greater whole number.
1.6	Magellan intends for any Magellan Shares in the form of Magellan CDIs issued pursuant to the Offer to be listed on ASX after the Offer has been completed. This Offer is subject to a condition that the application for admission to quotation of Magellan Shares in the form of Magellan CDIs issued pursuant to this Offer is made within seven days from the commencement of the Offer Period and permission for admission to quotation is granted no later than seven days after the end of the Offer Period.

1.7	If you are a Foreign Shareholder and you accept the Offer, Magellan will:
(a)	arrange for the allotment to a nominee approved by ASIC (Nominee) of the number of Magellan Shares in the form of Magellan CDIs to be issued in accordance with the Offer to which you and all other Foreign Shareholders will have been entitled but for this Clause 1.7;

(b)	cause those Magellan Shares in the form of Magellan CDIs so allotted to be offered for sale within 21 days of the end of the Offer Period in such a manner, such a price and on such other terms and conditions as are determined by the Nominee;

(c)	cause the Nominee to pay to you the amount (Offer Payment Amount) ascertained in accordance with the following formula:
Net Proceeds of Sale X NCS/TCS
= Offer Payment Amount

Where:
Net Proceeds of Sale means the amount (if any) remaining after deducting from the proceeds of the sale of the Magellan Shares in the form of Magellan CDIs to which the Foreign Shareholders would be entitled under this Offer but for this Clause 1.7 the expenses of the sale of the Magellan Shares in the form of Magellan CDIs allotted to the Nominee under this Clause 1.7.
NCS means the number of Magellan Shares in the form of Magellan CDIs to which you would be entitled under this Offer but for this Clause 1.7.
TCS means total number of Magellan Shares in the form of Magellan CDIs allotted to the Nominee under this Clause 1.7 in respect of Magellan Shares in the form of Magellan CDIs held by Foreign Shareholders.
Payment of the Offer Payment Amount will be made by cheque in Australian dollars. The cheque will be sent to you at your risk by pre-paid airmail to your address as shown on the MPAL Register as at the date the Offer Payment Amount is calculated. Under no circumstances will interest be paid to accepting MPAL Shareholders on the proceeds of this sale, regardless of any reasonable delay in remitting these proceeds to you.
2. OFFER PERIOD
Unless withdrawn, this Offer remains open for acceptance during the period commencing on the date of this Offer and ending at 7.00pm on [  ] Sydney time, subject to any extension of that period in accordance with sections 650C and 650D of the Corporations Act.
3. WHO MAY ACCEPT
3.1	An offer in the form of this Offer is being made to:
(a)	each holder of MPAL Shares registered, or entitled to be registered, in the register of members of MPAL at 7.00pm Sydney time on the Offer Date; and

(b)	each other holder of MPAL Shares who becomes so registered before the end of the Offer Period, other than those MPAL Shareholders who have a registered address, as shown in the MPAL Register, in the United States. Such MPAL Shareholders will receive the US Offer, being an offer, as described in Sections 1.2 and 7.9 of the Bidder’s Statement, upon the U.S. Form S-4 registration statement being declared effective by the SEC.
3.2	If at the time this Offer is made to you another person is, or at any time during the Offer Period and before this Offer is accepted becomes, the holder of, or entitled to be registered as the holder of, some or all of your MPAL Shares (transferred shares), Magellan is deemed, in place of this Offer, to have made at that time a corresponding Offer:
(a)	to the other person, relating to the transferred shares; and

(b)	to you, relating to your MPAL Shares other than the transferred shares (if any).
3.3	If at any time during the Offer Period and before this Offer is accepted, you hold your MPAL Shares in two or more distinct portions (for example, you hold some as trustee, nominee or otherwise on account of another person) within the meaning of section 653B of the Corporations Act:
(a)	this Offer is deemed to consist of a separate corresponding Offer to you in relation to each distinct portion of your MPAL Shares;

(b)	to accept any of those corresponding Offers, you must specify:
(i)	by written notice accompanying your Acceptance Form; or

(ii)	if the notice relates to MPAL Shares in a CHESS Holding, in an electronic form approved by the ASTC Settlement Rules,

that your MPAL Shares consist of distinct portions and the number of the MPAL Shares to which the acceptance relates; and

(c)	otherwise, section 653B of the Corporations Act applies to this Offer in respect of your MPAL Shares and any acceptance of this Offer by you.
4. HOW TO ACCEPT THE OFFER
4.1	You may accept this Offer in respect of all of your MPAL Shares.

4.2	You may only accept this Offer during the Offer Period.
4.3	If your MPAL Shares are held in a CHESS Holding, you can only accept this Offer in accordance with the ASTC Settlement Rules.
4.4	To accept this Offer, you should proceed as follows:
(a)	you may complete the Acceptance Form in accordance with the instructions on the Acceptance Form and return it so that the envelope in which it is sent is received by Magellan in accordance with the Acceptance Form before the end of the Offer Period; and

(b)	if your MPAL Shares are held in a CHESS Holding (as an alternative to completing the Acceptance Form) you may either:
(i)	instruct your Controlling Participant to initiate acceptance of the Offer in accordance with the sponsorship agreement between you and the Controlling Participant, to initiate acceptance in accordance with Rule 14.14 of the ASTC Settlement Rules before the end of the Offer Period; or

(ii)	if you are a General Settlement Participant, initiate acceptance of the Offer in accordance with Rule 14.14 of the ASTC Settlement Rules before the end of the Offer Period.
5. EFFECT OF ACCEPTANCE
5.1	By accepting the Offer in accordance with Clause 4.4, you will have:
(a)	accepted this Offer in respect of all of your MPAL Shares;

(b)	agreed to transfer your MPAL Shares to Magellan (subject to this Offer and the contract resulting from your acceptance of it becoming unconditional);

(c)	represented and warranted to Magellan that your MPAL Shares will at the time of acceptance of this Offer and at the time of their transfer to Magellan be fully paid up and that Magellan will acquire good title to and beneficial ownership of your MPAL Shares free from all Encumbrances and other adverse third party interests of any kind;

(d)	agreed to accept the Offer Consideration to which you become entitled by acceptance of the Offer, subject to the terms of the Offer, the Magellan Restated Certificate of Incorporation and the Magellan By-Laws and the provisions relating to holding of Magellan Shares directly and, where appropriate, in the form of Magellan CDIs and authorised appropriate entries to be placed in the relevant registrar of holders (including CDN being entered in the depository register and Magellan Register in relation to those Magellan Shares);

(e)	on the Offer or the contract resulting from your acceptance of the Offer becoming unconditional, irrevocably appointed Magellan and each of its directors, secretaries and officers severally from time to time as your attorney to do all things which you could lawfully do in relation to your MPAL Shares or in exercise of any right derived from the holding of such MPAL Shares, including:
(i)	attending and voting at any general meeting of MPAL Shareholders;

(ii)	notifying MPAL that your address in the records of MPAL for all purposes including the dispatch of notices of meeting, annual reports and dividends should be altered to an address nominated by Magellan; and

(iii)	doing all things incidental and ancillary to any of the above.

This appointment terminates on the registration of Magellan as the registered holder of your MPAL Shares.

Magellan must indemnify you and keep you indemnified in respect of all costs, expenses and obligations which might otherwise be incurred or undertaken as a result of the exercise by an attorney of any powers under this Clause 5.1(e);

(f)	agreed that in exercising the powers conferred by the power of attorney under Clause 5.1(e) the attorney may act in the interests of Magellan as the intended registered holder and beneficial holder of those MPAL Shares;

(g)	after the Offer has been declared free of all Conditions, agreed not to attend or vote in person at any general meeting of MPAL or to exercise or purport to exercise any of the powers conferred on an attorney under Clause 5.1(e);

(h)	represented and warranted to Magellan that the making of the Offer to you and your acceptance of this Offer is lawful under any Foreign Law which applies to you, to the making of this Offer or to your acceptance of this Offer;

(i)	agreed to indemnify Magellan and MPAL fully in respect of any claim, demand, action, suit or proceeding made or brought against MPAL and any loss, expense, damage or liability whatsoever suffered or incurred by Magellan, in each case as a result of any representation or warranty made by you not being true; and

(j)	irrevocably authorised and directed MPAL to pay to Magellan or to account to Magellan for all dividends and other distributions and entitlements which are declared, paid or made or which arise or accrue after the Announcement Date in respect of the MPAL Shares which Magellan acquires pursuant to this Offer, subject if your acceptance of this Offer is validly withdrawn pursuant to section 650E of the Corporations Act or the contract resulting from that acceptance becomes void, to Magellan accounting to you for any such dividends, distributions and entitlements received by it.
5.2	By completing and returning the Acceptance Form, you will also have:
(a)	authorised Magellan and each of its directors, secretaries, officers and agents severally to complete the Acceptance Form by correcting any errors in or omissions from the Acceptance Form as may be necessary for either or both of the following purposes:
(i)	to make the Acceptance Form an effectual acceptance of this Offer; and

(ii)	to enable registration of the transfer to Magellan of your MPAL Shares; and
(b)	authorised Magellan and each of its directors, secretaries, officers and agents severally on your behalf to initiate acceptance or instruct your Controlling Participant to initiate acceptance in accordance with Rule 14.14 of the ASTC Settlement Rules.
5.3	Magellan may at any time in its absolute discretion:
(a)	treat the receipt by it of an Acceptance Form during the Offer Period as a valid acceptance although all of the requirements for a valid acceptance have not been complied with; and

(b)	where you have satisfied the requirements for acceptance in respect of only some of your MPAL Shares, treat the acceptance as a valid acceptance only in respect of those MPAL Shares.
In respect of any part of an acceptance treated by Magellan as valid, Magellan must provide you with the relevant consideration in accordance with Clause 6.1.

6. PROVISION OF CONSIDERATION
6.1	Magellan must provide the consideration for your MPAL Shares no later than the following times:
(a)	if you give the necessary transfer documents with your acceptance under Clause 4.4 — no later than one month after this Offer is accepted or this Offer (or the contract resulting from its acceptance) becomes unconditional, whichever is the later, but in any event not later than 21 days after the end of the Offer Period;

(b)	if you have given the necessary transfer documents after delivery of your acceptance under Clause 4.4 but during the Offer Period — not later than one month after delivery of the necessary transfer documents; or

(c)	if you have given the necessary transfer documents after delivery of your acceptance under Clause 4.4 but after expiry of the Offer Period — not later than 21 days after the Magellan receives the necessary transfer documents.
6.2	If you accept this Offer, Magellan is entitled to all Rights in respect of your MPAL Shares. Magellan may require you to give it any documents necessary or desirable to vest in it title to those Rights. If you do not do so, or if you have received the benefit of those Rights before Magellan has sent the Offer Consideration to you, Magellan may deduct from the consideration otherwise due to you the amount (or value, as reasonably assessed by Magellan) of those Rights.
6.3	If, at the time of acceptance of this Offer, any authority or clearance of the Reserve Bank of Australia or of the Australian Taxation Office is required for you to receive any consideration under this Offer or you are resident in or a resident of a place to which, or you are a person to whom:
(a)	the Banking (Foreign Exchange) Regulations 1959 (Cth);

(b)	the Charter of the United Nations (Terrorism and Dealing with Assets) Regulations 2002 (Cth);

(c)	the Charter of the United Nations (Sanctions – Afghanistan) Regulations 2001 (Cth);

(d)	The Iraq (Reconstruction and Repeal of Sanctions) Regulations 2003 (Cth); or

(e)	any other law of Australia that would make it unlawful for Magellan to provide consideration for your MPAL Shares, applies then acceptance of this Offer will not create or transfer to you any right (contractual or contingent) to receive the consideration specified in this Offer unless and until all requisite authorities or clearances have been obtained by Magellan.
6.4	Payment of any cash amount to which you become entitled by accepting this Offer will be made by cheque in Australian currency.
6.5	Magellan will send any relevant cheques by pre-paid mail (airmail in the case of overseas shareholders) to your address as shown in the Acceptance Form.
7. CONDITIONS OF THE OFFER
7.1	Subject to Clause 7.2, this Offer and the contract that results from acceptance of this Offer are each conditional on the following occurrences:
(a)	Registration: the U.S. Form S-4 registration statement is declared effective by the U.S. Securities Exchange Commission (SEC) and Magellan receives confirmation from the SEC that all Magellan Shares issued pursuant to the Offer will be registered immediately on issue pursuant to the Offer;

(b)	Magellan shareholder approval: all resolutions necessary to approve, effect and implement or authorise the implementation of the Offer and the acquisition of the MPAL Shares are passed by the requisite majority of Magellan shareholders at a general meeting of Magellan shareholders expected to be held during January or February 2006;

(c)	Other regulatory approvals: all other necessary approvals for the proposed transaction are granted, given, made or obtained on an unconditional basis and, at the end of the Offer Period, remain in full force and effect in all respects and are not subject to any notice, intention or indication of intention to revoke, suspend, restrict, modify or not renew those approvals;

(d)	90% relevant interest: the number of MPAL Shares in which Magellan and its Associates have a Relevant Interest at the expiry of the Offer Period is not less than 90% of the MPAL Shares then on issue and Magellan satisfies any other requirements to effect compulsory acquisition of all outstanding MPAL Shares;

(e)	Quotation: both:
(i)	an application for admission of the Magellan Shares in the form of Magellan CDIs to be issued under this Offer to quotation on ASX is made within seven days after commencement of the Offer Period; and

(ii)	permission for admission of the Magellan Shares in the form of Magellan CDIs to be issued under this Offer to quotation on ASX is granted no later than seven days after the expiry of the Offer Period;
(f)	No acquisition or disposal of material asset: except for any proposed transaction publicly announced by MPAL before the Announcement Date none of the following events occurs during the period from the Announcement Date to the end of the Offer Period:
(i)	MPAL or any controlled entity of MPAL acquires, offers to acquire or agrees to acquire one or more companies, businesses or assets (or any interest in one or more companies, businesses or assets) for an amount in aggregate greater than A$500,000 or makes an announcement in relation to such an acquisition, offer or agreement; or

(ii)	MPAL or a controlled entity of MPAL enters into, offers to enter into or agrees to enter into any agreement, joint venture, partnership or commitment which would require expenditure, or the foregoing of revenue by MPAL and/or its controlled entities of an amount which is, in aggregate, more than A$500,000, other than in the ordinary course of business or makes an announcement in relation to such an entry, offer or agreement;
(g)	S&P ASX 200 Index: before the end of the Offer Period, the S&P ASX 200 Index does not fall below 4,000 on any trading day;

(h)	No change in Control: no person has, or is entitled to have any right to:
(i)	terminate or alter any contractual relations between any person and any MPAL Group Entity; or

(ii)	require the sale of any Securities in an MPAL Group Entity,

as a result of the acquisition of MPAL Shares by Magellan;
(i)	No material adverse change: during the period commencing on the Announcement Date and ending on the expiry of the Offer Period, no change occurs or is announced that would reasonably be expected to affect the capital structure, business, financial or trading position, future profitability, condition of assets or liabilities of MPAL or a controlled entity of MPAL in a manner which would be material in the context of MPAL’s operations as a whole;

(j)	No litigation: during the period commencing on the Announcement Date and ending on the expiry of the Offer Period, no litigation or arbitration proceedings have been or are instituted or threatened against MPAL or a controlled entity of MPAL which are material in the context of MPAL’s operations as a whole;

(k)	No regulatory intervention: during the period commencing on the Announcement Date and ending on the expiry of the Offer Period, no Governmental Agency or any other person takes any action to:
(i)	prohibit, prevent or inhibit the acquisition of, or trading in, MPAL Shares;

(ii)	impose conditions on the Offer which impose unduly onerous obligations upon Magellan or would materially affect the business or capital structure of MPAL;

(iii)	require the divestiture by Magellan of Securities or assets of any MPAL Group Entity, other than an application to or a decision or order of ASIC or the Takeovers Panel for the purpose of or in the exercise of the powers and discretions conferred on it by the Corporations Act;
(l)	No prescribed occurrences: none of the following happens during the period commencing on the Announcement Date and ending on the expiry of the Offer Period (each being a separate condition):
(i)	the shares of MPAL or any of the controlled entities of MPAL are converted into a larger or smaller number of shares;

(ii)	MPAL or a controlled entity of MPAL resolves to reduce its share capital in any way;

(iii)	MPAL or a controlled entity of MPAL:
(A)	enters into a buy-back agreement; or

(B)	resolves to approve the terms of a buy-back agreement under sections 257C or 257D of the Corporations Act;
(iv)	MPAL or a controlled entity of MPAL makes an issue of or grants an option to subscribe for any Securities or agrees to make such an allotment or grant such an option;

(v)	MPAL or a controlled entity of MPAL issues or agrees to issue convertible notes;

(vi)	MPAL or a controlled entity of MPAL disposes or agrees to dispose of the whole or a substantial part of its business or property;

(vii)	MPAL or a controlled entity of MPAL grants or agrees to grant an Encumbrance over the whole or a substantial part of its business or property; or

(viii)	an Insolvency Event occurs with respect to MPAL or a controlled entity of MPAL; and
(m)	No selective disclosure of information: at all times during the period from the Announcement Date to the end of the Offer Period, MPAL promptly (and in any event within two Business Days) provides to Magellan a copy of all information that is not generally available (within the meaning of the Corporations Act) relating to MPAL or any controlled entity of MPAL or any of their respective businesses or operations that has been provided by MPAL or any of their respective officers, employees, advisers or agents to any person (other than Magellan) for the purposes of soliciting, encouraging or facilitating a proposal or offer by that person, or by any other person, in relation to a transaction under which:
(i)	any person (together with its Associates) may acquire Voting Power of 10% or more in MPAL or any controlled entity of MPAL (whether by way of takeover bid, compromise or arrangement under Part 5.1 of the Corporations Act or otherwise);

(ii)	any person may acquire, directly or indirectly (including by way of joint venture, dual listed company structure or otherwise), any interest in all or a substantial part of the business or assets of MPAL or any controlled entity of MPAL; or

(iii)	that person may otherwise acquire control or merge or amalgamate with MPAL or any controlled entity of MPAL.
7.2	The conditions in Clause 7.1 are conditions subsequent. Subject to section 650G of the Corporations Act, the non-fulfilment of any of the conditions subsequent does not prevent your acceptance of this Offer resulting in a contract to sell your MPAL Shares but entitles Magellan by a notice given to MPAL to rescind that contract.
7.3	Subject to the Corporations Act and Clause 7.5, Magellan alone is entitled to the benefit of the Conditions or to rely on the non-fulfilment of any Condition.

7.4	Subject to the Corporations Act and Clause 7.5, Magellan may declare the Offer free from any of the Conditions by giving notice in writing to MPAL. If at the end of the Offer Period, any of the Conditions has not been fulfilled and Magellan has not declared the Offer (and they have not become) free from all the Conditions, all the contracts resulting from acceptance of the Offer are automatically void.
7.5	Unless permitted by the Corporations Act, Magellan may not waive compliance with the Condition set out in Clause 7.1(a) and may not declare the Offers free from that Condition under Clause 7.4.
7.6	The date for publication of the notice under section 630(1) of the Corporations Act is [ ] 2005 (subject to extension in accordance with section 630(2) if the Offer Period is extended under section 650C of the Corporations Act).
8. WITHDRAWAL OF OFFERS
8.1	This Offer may be withdrawn by Magellan, but only with ASIC’s written consent (which consent may be given subject to any conditions which may be imposed by ASIC).
8.2	Subject to ASIC’s consent (and any conditions imposed by ASIC), withdrawal of this Offer may be effected by written notice from Magellan given to MPAL.
8.3	Subject to any conditions imposed by ASIC on its consent, where Magellan withdraws this Offer:
(a)	this Offer, if not previously accepted, automatically becomes incapable of acceptance; and

(b)	any contract resulting from an acceptance of this Offer before the withdrawal (and for this purpose this Offer is treated as having continued in existence notwithstanding that acceptance) is automatically void.
9. VARIATION
Magellan may vary this Offer in accordance with the Corporations Act.
10. MAGELLAN’S RELEVANT INTERESTS
At the date of this Offer, there are 46,691,944 MPAL Shares on issue. Immediately before this Offer was sent, Magellan had a Relevant Interest in 25,739,028 MPAL Shares. At the date of this Offer, Magellan has Voting Power in MPAL of 55.13%.
11. NO STAMP DUTY
Magellan must pay all stamp duty payable on the transfer of your MPAL Shares to it if you accept this Offer.
12. INTERPRETATION
12.1	Terms defined in Section 12 of the Bidder’s Statement have the same meaning in this Offer.
12.2	In this Offer and the Acceptance Form, the following principles of interpretation apply unless the context otherwise requires:
(a)	words and phrases have the same meaning that is given to them in the Corporations Act (if any);

(b)	a reference to any legislation or legislative provision includes any statutory modification or re-enactment of, or any legislative provision substituted for, and any subordinate legislation issued under, that legislation or legislative provision;

(c)	the singular includes the plural and vice versa;

(d)	a reference to an individual or person includes a corporation, partnership, joint venture, association, authority, trust, state or government, and vice versa;

(e)	a reference to any gender includes both genders;

(f)	a reference to a Clause, Schedule or Annexure is to a clause, schedule or annexure of or to this Offer;

(g)	where an expression is defined, another part of speech or grammatical form of that expression has a corresponding meaning;

(h)	a reference to “dollars” or “$” is to Australian currency;

(i)	a reference to a time is to that time in Sydney, Australia;

(j)	a reference to a period of time (including without limitation a year, a quarter, a month and a day) is to a calendar period;

(k)	schedules and annexures to this Offer each form a part of it;

(l)	a statement made in this Offer is made as at the date of this Offer;

(m)	a term referred to in this Offer that relates to CHESS and is not specifically defined in this Offer, has the meaning given to it in the Corporations Act or the ASTC Settlement Rules (if any) as the context requires; and

(n)	a reference to the Corporations Act is a reference to the Corporations Act as modified in its application to this Offer or Magellan by ASIC under section 655A of the Corporations Act.
12.3	In this Offer, headings are for ease of reference only and do not affect its interpretation.
12.4	This Offer and any contract that results from an acceptance of it is governed by the laws of the State of New South Wales.
This Offer is dated [  ].

APPENDIX B: ASX ANNOUNCEMENT REGARDING OFFER
MAGELLAN PETROLEUM CORPORATION ANNOUNCES OFFER
FOR MINORITY INTEREST IN MAGELLAN PETROLEUM AUSTRALIA LIMITED
HARTFORD, Conn., United States, SYDNEY, Australia October 18, 2005 – Magellan Petroleum Corporation (NASDAQ Capital Market — trading symbol MPET) (“Magellan”) today announced its intention to commence an exchange offer (the “Offer”) to acquire all of the ordinary shares of Magellan Petroleum Australia Limited (“MPAL”) (Australian Stock Exchange – code MAG) that it does not currently own. Magellan currently has a 55.13% ownership interest in MPAL.
The Offer consideration will be seven (7) newly-issued shares of Magellan common stock for each ten (10) outstanding MPAL shares. If the Offer is successful, new Magellan shares will be issued to MPAL’s Australian shareholders in the form of CDIs (CHESS Depository Interests), which will be listed on the Australian Stock Exchange (“ASX”).
Based on Magellan’s closing share price of US$1.93 on October 17, 2005 on the NASDAQ Capital Market and an A$/US$ exchange rate of 0.75, the Offer values MPAL at A$84.1 million in total (including the shares currently owned by Magellan), or A$1.80 per share. Accordingly, the proposed consideration in aggregate for the 44.87% of MPAL’s shares which Magellan does not already own is approximately 14.7 million Magellan shares, with an aggregate value of A$37.7 million based on the above.
Magellan has retained TM Capital Corp. of New York, N.Y. and Baron Partners Limited of Sydney, Australia to serve as its financial advisers in relation to the Offer.
The Offer consideration exceeds the highest price at which MPAL shares have traded since January 2003 and represents a premium of:
•	approximately 28% to MPAL’s volume weighted average price of A$1.41 in the 3-month period prior to this announcement; and
•	approximately 33% to MPAL’s closing share price of A$1.35 on October 18, 2005.
Following successful completion of the Offer and the compulsory acquisition, non-Magellan shareholders of MPAL would collectively own approximately 36.3% of Magellan’s issued and outstanding shares.
Offer Timing & Conditions
Magellan intends, as soon as practicable, to file with the U.S. Securities and Exchange Commission a Registration Statement on Form S-4, which will contain a prospectus/proxy statement in connection with the proposed Offer.
A Bidder’s Statement will be filed with ASX and the Australian Securities and Investments Commission as soon as practicable. A copy of the Bidder’s Statement will also be posted to MPAL shareholders and made available on Magellan’s website at: www.magpet.com.

Magellan anticipates that the Offer will remain open for a minimum of eight (8) weeks after the dispatch of the Bidder’s Statement to MPAL’s shareholders.
The Offer will be subject to certain conditions including Magellan acquiring at least 90% of MPAL’s outstanding shares on or before the end of the prescribed Offer Period, and approval of the issuance of Magellan common stock in the Offer by Magellan’s shareholders at the upcoming 2005 annual meeting of shareholders. Other conditions to the Offer are more fully described in the attached Schedule A.
Benefits to MPAL Shareholders
Magellan believes that the benefits of the Offer for MPAL and its shareholders are numerous. While retaining an interest in the underlying MPAL assets and business prospects, MPAL shareholders will enjoy the following benefits:
•	a value premium of 28% on MPAL’s volume weighted average trading price on the ASX for the last 3 months;
•	shares in a more liquid security with significantly higher average trading volumes;
•	potentially cheaper access to capital;
•	potential cost savings from organisational efficiencies arising from the simplified capital structure;
•	tax roll-over relief under Australian law; and
•	full alignment of the strategies of both companies.
Magellan’s Chairman, Mr. Walter McCann, said: “We believe that the current shareholding structure of MPAL is not necessarily in the best interests of either Magellan or MPAL shareholders. We also believe that the existing ownership structure has not provided optimal benefits in transparency as to pricing or market understanding of MPAL’s assets nor fostered liquidity or access to capital in either the United States or Australia. We believe that a successful takeover will lead to a stronger company which will be better positioned to thrive in the current competitive atmosphere and to improve overall shareholder returns.”
Magellan’s Intentions if the Offer is Successful
It is Magellan’s present intention, following the completion of the Offer, to maintain the current board of directors of MPAL and to own 100% of MPAL’s outstanding shares.
Magellan’s specific intentions for the near term future of MPAL will be described in Magellan’s relevant U.S. and Australian regulatory filings. In summary, Magellan envisages the following with respect to the continuation of the business, the position of the employees and the protection of MPAL’s assets:
•	Business: Magellan expects MPAL to continue as an oil and gas exploration and production company in substantially the same manner as it is presently operated.
•	Board of Directors and Executive Management: Magellan will maintain the current board of directors. Magellan will also seek to retain key members of the MPAL executive management team, whose performance will continue to be reviewed in line with current procedures. Additional members of the executive management team will be added, as appropriate.
•	Employees and Consultants: Magellan intends to continue the monitoring and review process which is currently in place in regard to MPAL’s employees and the usage of consultancy services.
•	Headquarters: MPAL, as a wholly-owned subsidiary of Magellan, will continue to be headquartered in Brisbane. Magellan’s headquarters will continue to be based in Hartford, Connecticut, USA.
•	MPAL Business Policies and Practices: Consistent with Magellan’s enhanced ownership position, Magellan intends to continue to review MPAL’s important business policies and practices, including corporate governance, exploration and development efforts, capital expenditures, existing and planned joint ventures, acquisition prospects, and investment policies, with the aim to maximise overall shareholder return.

•	Strategic Initiatives: Magellan intends to continue to review strategic options in light of the new ownership structure, in cooperation with the MPAL Board, its executive management, and taking into account the strategic review undertaken by MPAL’s Business Development Committee.
•	Cash Resources: Magellan believes that MPAL’s existing cash resources are currently sufficient to continue its business without a major effort to raise additional capital.
•	Other Actions: Magellan intends to undertake all other actions consistent with Magellan’s role and the interests of the combined companies and the shareholders.
•	Compulsory Acquisition: If the Offer is successful, Magellan will proceed with the compulsory acquisition of the remaining MPAL shares in accordance with the provisions of the Corporations Act.
•	Removal from Official List: Magellan intends to request ASX to remove MPAL from the Official List of the ASX following successful completion of the Offer.
The statements described above reflect Magellan’s current intentions only, which may change as new information becomes available or as circumstances change.
About Magellan
Magellan was established in 1957, and was incorporated in the State of Delaware in 1967. Magellan’s common stock is quoted on the NASDAQ Capital Market (symbol: MPET). The company is engaged in the sale of oil and gas resulting from the exploration for and development of oil and gas reserves. Magellan’s most significant asset is its 55.13% equity ownership interest in MPAL. Magellan also has a direct 2.67% carried interest in the Kotaneelee Gas Field in the Yukon Territory of Canada. Magellan has approximately 6,750 record shareholders.
About MPAL
MPAL was established in 1964, and is headquartered in Brisbane, Australia. MPAL shares are quoted on the ASX. The company is engaged in the sale of oil and gas resulting from the exploration for and development of oil and gas reserves. The company’s oil and gas production assets are principally located in the Amadeus Basin of the Northern Territory in Australia, where MPAL operates the Palm Valley gas field. Other reserves and prospects are located elsewhere in Australia, and also in New Zealand and the United Kingdom. MPAL has approximately 1,790 record shareholders.
Forward Looking Statements
Statements in this release which are not historical in nature are intended to be, and are hereby identified as, forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. These statements about Magellan and MPAL relate to their businesses and prospects, revenues, expenses, operating cash flows, the benefits of the proposed Offer, and other matters that involve a number of uncertainties that may cause actual results to differ materially from expectations. Among these risks and uncertainties are the successful completion of the Offer, pricing and production levels from the properties in which Magellan and MPAL have interests, the extent of the recoverable reserves at those properties, the future outcome of the negotiations for gas sales contracts for the remaining uncontracted reserves at both the Mereenie and Palm Valley gas fields in the Amadeus Basin. In addition, MPAL has a large number of exploration permits and faces the risk that any wells drilled may fail to encounter hydrocarbons in commercially recoverable quantities. Any forward-looking information provided in this release should be considered with these factors in mind. Magellan assumes no obligation to update any forward-looking statements contained in this release, whether as a result of new information, future events or otherwise.

This press release is for informational purposes only and shall not constitute an offer to sell or a solicitation of an offer to buy any securities of Magellan. The offer to exchange Magellan shares for MPAL shares will be made only by Magellan’s Bidder’s Statement and prospectus/proxy statement. Magellan intends to file with the Securities and Exchange Commission a Registration Statement on Form S-4, which will contain a prospectus/proxy statement in connection with the proposed Offer. The prospectus/proxy statement will be mailed to the stockholders of Magellan when it is finalized. Shareholders of Magellan are advised to read the prospectus/proxy statement when it becomes available, because it will contain important information. Such prospectus/proxy statement (when available) and other relevant documents may also be obtained, free of charge, on the Securities and Exchange Commission’s website (http://www.sec.gov) or by request from the contacts listed below.
Magellan and certain persons may be deemed to be participants in the solicitation of proxies relating to the proposed Offer. The participants in such solicitation may include Magellan’s executive officers and directors. Further information regarding persons who may be deemed participants will be available in Magellan’s proxy statement/prospectus to be filed with the Securities and Exchange Commission in connection with the proposed Offer.
For Further Information:
In Australia
Paul Young / Peter Fraser
Baron Partners Limited
Tel: +61 2 9232 5500
In the United States
Daniel J. Samela
President and Chief Executive Officer of Magellan
Tel: +1 (860) 293-2006
W. Gregory Robertson
TM Capital Corp.
Tel +1 (212) 809-1410
SCHEDULE A – SUMMARY OF CONDITIONS AND FURTHER TERMS OF THE OFFER
The Offer will be subject to conditions substantially as set out below:
1.	Quotation: Both:
(a)	an application for admission of the Magellan Shares in the form of Magellan CDIs to be issued under the Offer to quotation on ASX is made within 7 days after commencement of the Offer Period; and

(b)	permission for admission of the Magellan Shares in the form of Magellan CDIs to be issued under the Offer to quotation on ASX is granted no later than 7 days after the expiry of the Offer Period;
2.	90% minimum acceptance: The number of MPAL Shares in which Magellan and its Associates have a Relevant Interest at the expiry of the Offer Period is not less than 90% of the MPAL Shares then on issue, and Magellan satisfies any other requirements to effect compulsory acquisition of all outstanding MPAL Shares;

3.	Other regulatory approvals: All other necessary approvals for the proposed transaction are granted, given, made or obtained on an unconditional basis and, at the end of the Offer Period, remain in full force and effect in all respects and are not subject to any notice, intention or indication of intention to revoke, suspend, restrict, modify or not renew those approvals;

4.	Magellan shareholder approval: All resolutions necessary to approve, effect and implement or authorise the implementation of the Offer and the acquisition of the MPAL shares are passed by the requisite majority of Magellan shareholders at a general meeting of Magellan shareholders expected to be held during January 2006;

5.	U.S. Registration Statement: The U.S. Registration statement is declared effective by the SEC and Magellan receives confirmation that all Magellan shares issued pursuant to the Offer will be registered with the SEC and freely tradeable immediately following their issuance;

6.	No acquisition or disposal of material asset: Except for any proposed transaction publicly announced by MPAL before the announcement of the offer (the “Announcement Date”) none of the following events occurs during the period from the Announcement Date to the end of the Offer Period:
(a)	MPAL or any controlled entity of MPAL acquires, offers to acquire or agrees to acquire one or more companies, businesses or assets (or any interest in one or more companies, businesses or assets) for an amount in aggregate greater than $500,000 or makes an announcement in relation to such an acquisition, offer or agreement; or

(b)	MPAL or a controlled entity of MPAL enters into, offers to enter into or agrees to enter into any agreement, joint venture, partnership or commitment which would require expenditure, or the foregoing of revenue by MPAL and/or its controlled entities of an amount which is, in aggregate, more than $500,000, other than in the ordinary course of business or makes an announcement in relation to such an entry, offer or agreement;
7.	S&P ASX 200 Index: Before the end of the Offer Period, the S&P ASX 200 Index does not fall below 4,000 on any trading day;

8.	No change in control: No person has, or is entitled to have any right to:
(a)	terminate or alter any contractual relations between any person and any MPAL group entity; or

(b)	require the sale of any securities in an MPAL group entity; as a result of the acquisition of MPAL shares by Magellan;
9.	No material adverse change: During the period commencing on the Announcement Date and ending on the expiry of the Offer Period, no change occurs or is announced that would reasonably be expected to affect the capital structure, business, financial or trading position, future profitability, condition of assets or liabilities of MPAL or a controlled entity of MPAL in a manner which would be material in the context of MPAL ’s operations as a whole;
10.	No litigation: During the period commencing on the Announcement Date and ending on the expiry of the Offer Period, no litigation or arbitration proceedings have been or are instituted or threatened against MPAL or a controlled entity of MPAL which are material in the context of MPAL’s operations as a whole;
11.	No regulatory intervention: During the period commencing on the Announcement Date and ending on the expiry of the Offer Period, no governmental agency or any other person takes any action to:
(a)	prohibit, prevent or inhibit the acquisition of, or trading in, MPAL shares;

(b)	impose conditions on the Offer which impose unduly onerous obligations upon Magellan or would materially affect the business or capital structure of MPAL; or

(c)	require the divestiture by Magellan of securities or assets of any MPAL group Entity;
other than an application to or a decision or order of ASIC or the Takeovers Panel for the purpose of or in the exercise of the powers and discretions conferred on it by the Corporations Act;
12.	No prescribed occurrences: None of the following happens during the period commencing on the Announcement Date and ending on the expiry of the Offer Period (each being a separate condition):
(a)	the shares of MPAL or any of the controlled entities of MPAL are converted into a larger or smaller number of shares;

(b)	MPAL or a controlled entity of MPAL resolves to reduce its share capital in any way;

(c)	MPAL or a controlled entity of MPAL:

a.	enters into a buy-back agreement; or

b.	resolves to approve the terms of a buy-back agreement under sections 257C or 257D of the Corporations Act; or

c.	makes an issue of or grants an option to subscribe for any securities or agrees to make such an allotment or grant such an option; or

d.	issues or agrees to issue convertible notes; or

e.	disposes or agrees to dispose of the whole or a substantial part of its business or property; or

f.	grants or agrees to grant an encumbrance over the whole or a substantial part of its business or property;
(d)	an insolvency event occurs with respect to MPAL or a controlled entity of MPAL.
13.	No selective disclosure of information: At all times during the period from the Announcement Date to the end of the Offer Period, MPAL promptly (and in any event within 2 business days) provides to Magellan a copy of all information that is not generally available (within the meaning of the Corporations Act) relating to MPAL or any controlled entity of MPAL or any of their respective businesses or operations that has been provided by MPAL or any of their respective officers, employees, advisers or agents to any person (other than Magellan) for the purposes of soliciting, encouraging or facilitating a proposal or offer by that person, or by any other person, in relation to a transaction under which:
(a)	any person (together with its Associates) may acquire voting power of 10% or more in MPAL or any controlled entity of MPAL (whether by way of takeover bid, compromise or arrangement under Part 5.1 of the Corporations Act or otherwise);

(b)	any person may acquire, directly or indirectly (including by way of joint venture, dual listed company structure or otherwise), any interest in all or a substantial part of the business or assets of MPAL or any controlled entity of MPAL; or

(c)	that person may otherwise acquire control or merge or amalgamate with MPAL or any controlled entity

APPENDIX C: MAGELLAN ANNOUNCEMENTS TO SEC SINCE 30 JUNE 2005

Date	Announcement
14 November 2005	Form 10-Q – quarterly report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

31 October 2005	Form S-4 – Registration Statement

18 October 2005	Form 8-K – Current Report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

18 October 2005	Form 425 – Written communication pursuant to Rule 425 of the Securities Act of 1933

28 September 2005	Form 10-K – Annual Report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

APPENDIX D: MPAL ANNOUNCEMENTS TO ASX SINCE 30 JUNE 2005
(excluding Announcements regarding drilling results)

Date	Announcement
18 November 2005	Appointment of Independent Expert

7 November 2005	Shareholder update on proposed Magellan Offer

3 November 2005	Preliminary S-4 lodged with the SEC

28 October 2005	Results of AGM

28 October 2005	Chairman’s address to shareholders & presentation

27 October 2005	First Quarter Activities Report

19 October 2005	Offer from Magellan Petroleum Corporation

18 October 2005	Magellan Petroleum Corporation offer for minority interest in MAG

30 September 2005	Ceasing to be a substantial holder

29 September 2005	Change in substantial holding from CBA

23 September 2005	Annual Report

13 September 2005	Preliminary Final Report (Appendix 4E) and Media Release

12 September 2005	Change in substantial holding

26 August 2005	Change in substantial holding from CBA

16 August 2005	Change in substantial holding from 452 Capital

8 August 2005	Change in substantial holding from ORG

3 August 2005	Change in substantial holding from Paradice Cooper

28 July 2005	Fourth Quarter Activities Report

28 July 2005	Forthcoming United Kingdom Drilling Activity Weald Basin UK

26 July 2005	Farms in to Cooper Basin Blocks

APPENDIX E: COMPARISON OF MPAL AND MAGELLAN SHAREHOLDER RIGHTS
The following summary does not contain all the information that may be important to MPAL Shareholders and is qualified in its entirety by reference to the laws of Delaware and Australia and the governing corporate documents of Magellan and MPAL. Magellan will provide a copy of each of the Magellan Restated Certificate of Incorporation, the Magellan By Laws and MPAL Constitution free of charge on request. To obtain a copy, please contact Magellan’s information agent in Australia, Georgeson Shareholder (contact details shown in Corporate Directory).
Authorised Capital Stock
As at the date of this Bidder’s Statement, there were 46,691,944 MPAL Shares on issue.
The Magellan Restated Certificate of Incorporation currently authorises 200,000,000 shares of common stock, par value $0.01 per share. As at the date of this Bidder’s Statement, there were 25,783,243 Magellan Shares on issue.

Rights of holders of MPAL Shares	Rights of holders of Magellan Shares
Shareholder Voting Rights	Each MPAL Share (subject to any specific terms of issue) confers a right to vote at all general meetings. On a show of hands, each MPAL Shareholder present in person, or by proxy, representative or attorney, has 1 vote. If a poll is held, MPAL Shareholders present in person or by their proxy, representative or attorney will have 1 vote for each fully paid MPAL Share held (and the equivalent fraction for partly paid shares).

The constitution provides that a poll may be demanded by the chairman of the general meeting, at least 5 voting members, or by members holding either not less than 10% of the total voting rights of all members having the right to vote at the meeting or holding shares conferring a right to vote at the meeting on which an aggregate sum has been paid equal to not less than 10% of the total sum paid on all MPAL Shares conferring that right. However, the Corporations Act also allows shareholders with at least 5% of the votes that may be cast on the resolution on a poll to demand a poll.

Unless the Corporations Act or the constitution requires a special resolution, resolutions are passed by a simple majority of votes cast on the resolution.

Under the Corporations Act, a special resolution may be passed by the company if not less than 28 days’ notice of a general meeting is given, specifying the intention to propose the special resolution and stating the resolution. A special resolution must be passed by at least 75% of the votes cast by shareholders entitled to vote.	All voting rights are vested in the holders of Common Stock, each share voting equally with every other share. A 1968 Amendment to the Magellan Restated Certificate of Incorporation by the addition of the 12th Article, provides that in matters to be voted on at meetings of shareholders, the vote of a majority of those present in person or by proxy will be required in addition to a majority of the shares represented. The 12th Article provides that when shares are held by members or shareholders of another company, association or similar entity and such persons act in concert, or when shares are held by or for a group of shareholders whose members act in concert by virtue of any contract, agreement or understanding, such persons shall be deemed to be 1 shareholder for the purposes of the 12th Article. Magellan has the power to determine whether shareholders are acting in concert, depending on the circumstances and the evidence, if any, that shareholders were in fact so acting and should therefore be treated as 1 shareholder.

Section 6 of Article II of the Magellan By-Laws provides that at all meetings of the shareholders, subject to the provisions of the Magellan Restated Certificate of Incorporation and Section 8 of Article II of the Magellan By-Laws, each shareholder having the right to vote at such meeting is entitled to one vote for each share standing registered in his name on the date for such a meeting.

Rights of holders of MPAL Shares	Rights of holders of Magellan Shares
The Corporations Act requires certain matters to be resolved by a company by special resolution, including:

• the change of name of the company;

• a selective reduction of capital or selective buy-back;

• the conversion of the company from one type or form to another; and

• a decision to wind-up the company voluntarily.

The Corporations Act requires voting by separate classes of MPAL Shares only with respect to a variation of class rights.	Section 8 of Article II provides that all elections will be by ballot and any matter to be voted on at the shareholders’ meeting must be approved, not only by a majority of the shares voted at such meeting (or such greater number of shares as would otherwise be required by law or the Magellan Restated Certificate of Incorporation), but also by a majority of the shareholders present in person or by proxy. In the case of the election of Directors, if no candidate receives both such majorities then each person who receives the majority in number of the shareholders present in person or by proxy will be entitled to fill such vacancies by virtue of having received such majority.

When shares are held by members or shareholders of another company, association or similar entity and such persons act in concert, or when the shares are held by a group of shareholders whose members act in concert by virtue of any contract, agreement or understanding, such persons will be deemed to be one shareholder for the purposes of Section 8 of Article II.

Rights of holders of MPAL Shares	Rights of holders of Magellan Shares
Restrictions on issues of securities	Under the MPAL Constitution, the MPAL directors may allot or otherwise dispose of shares with preferred, deferred or other rights subject to such restrictions as to dividends, voting, return of capital, payment of calls or otherwise to such persons and on such terms and conditions as they think fit.

ASX Listing Rule 7.1 requires MPAL Shareholder approval if MPAL wishes to issue 15% or more of its capital in any 12 month period, unless an exception applies. Exceptions include issues under offers to all ordinary shareholders in proportion to their respective holdings, issues under takeover bids or schemes of arrangements and issues under dividend reinvestment plans.

The MPAL Constitution provides that the MPAL directors must not, without the prior approval of MPAL Shareholders, issue shares or grant options which would (on exercise of the option) result in the transfer of a controlling interest in MPAL, or result in 50% or more of the votes exercisable on a poll, being registered in the name of the transferee except if an offer of shares or options has been made to all ordinary shareholders in proportion to their respective shareholding.

Under the MPAL Constitution, an MPAL director and his or her Associates cannot participate in the issue of MPAL Shares or grant options unless MPAL has first by special resolution approved the number of shares or options to be issued to the director or associate or except in cases permitted by the ASX Listing Rules. This does not apply to pro rata issues or issues to executive directors.

ASX Listing Rules 10.11 and 10.14 allow the issue of shares or options to directors with the approval of shareholders by ordinary resolution.	Under the Magellan Restated Certificate of Incorporation, the Directors have the power to issue additional Magellan Shares.

Nasdaq Marketplace Rules require shareholder approval prior to the issuance of additional Magellan Shares in the following circumstances:

(a) when the issue or potential issue will result in a change of control of Magellan;

(b) in connection with the acquisition of the stock or assets of another company if:

(i) any director, officer or substantial shareholder of Magellan has a 5% or greater interest (or such persons collectively have a 10% or greater interest), directly or indirectly, in the company or assets to be acquired or in the consideration to be paid in the transaction or series of related transactions and the present or potential issuance of common stock, or securities convertible into or exercisable for common stock, could result in an increase in outstanding common shares or voting power of 5% or more; or

(ii) where, due to the present or potential issue of Magellan Shares, or securities convertible into or exercisable for Magellan Shares, other than a public offering for cash:

(A) the Magellan Shares have or will have upon issuance voting power equal to or in excess of 20% of the voting power outstanding before the issuance of stock or securities convertible into or exercisable for Magellan Shares; or

(B) the number of Magellan Shares to be issued is or will be equal to or in excess of 20% of the number of Magellan Shares outstanding before the issuance of the stock or securities; or

(c) in connection with a transaction other than a public offering involving:

(i) the sale, issue or potential issue by Magellan of Magellan Shares (or securities convertible into or exercisable for Magellan Shares) at a price less than the greater of book or market value which together with sales by officers, directors or substantial shareholders of Magellan equals 20% or more of Magellan Shares or 20% or more of the voting power outstanding before the issuance; or

(ii) the sale, issuance or potential issuance by Magellan of Magellan Shares (or securities convertible into or exercisable Magellan Shares) equal to 20% or more of the Magellan Shares or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the shares.

Rights of holders of MPAL Shares	Rights of holders of Magellan Shares
Amending constituent documents	Under the Corporations Act, a company may by special resolution (75% of shareholders who vote) amend or repeal its constitution or any provision of its constitution. The Corporations Act requires voting by separate classes of shares only if the amendment to the constitution varies class rights.	Under the Delaware General Corporation Law and the Magellan Restated Certificate of Incorporation, a proposed amendment to the Restated Certificate of Incorporation, including but not limited to an amendment to change the number or type of shares of authorised capital stock, requires:

• the approval of the board of directors;

• the affirmative vote of a majority of the outstanding shares entitled to vote on the matter; and

• the affirmative vote of a majority of the outstanding shares of each class entitled to vote thereon as a class.

If an amendment would change the aggregate number of authorised shares of a particular class or series of shares, change the par value of the shares of such class or series or alter the powers, preferences or special rights of the shares of such class or series so as to affect them adversely, a majority of the outstanding shares of that class or series, voting as a class, also must vote to authorise the amendment.

Article 12th of the Magellan Restated Certificate of Incorporation provides that in matters to be voted on at meetings of shareholders, the vote of a majority of those present in person or by proxy will be required in addition to a majority of the shares represented. Article 12th provides that when shares are held by members or shareholders of another company, association or similar entity and such persons act in concert, or when shares are held by or for a group of shareholders whose members act in concert by virtue of any contract, agreement or understanding, such persons shall be deemed to be one shareholder for the purposes of Article 12th.

Under the Delaware General Corporation Law, a proposed amendment to a Delaware corporation’s Certificate of Incorporation requires an affirmative vote of a majority of all shares entitled to vote thereon. If any such amendment would adversely affect the rights of any shareholders of a particular class or series of shares, the vote of the majority of all outstanding shares of that class or series, voting as a class is also necessary to authorise the amendment.

Under the Delaware General Corporation Law, the power to adopt, alter and repeal a Delaware corporation’s By-Laws is vested in the shareholders, except to the extent that the Certificate of Incorporation also vests such powers in the Board of Directors. The Magellan Restated Certificate of Incorporation grants these powers to the Board of Directors. This grant of authority does not limit the power of the shareholders to adopt, amend or repeal the Magellan By-Laws.

The Magellan By-Laws may be altered, amended or repealed by a vote of a majority of the directors at any regular or special meeting of the Board or by the shareholders at a meeting called for that purpose by the favourable vote of 66 2/3% of the voting power of all outstanding voting shares generally entitled to vote at such meeting and 66 2/3% of the shareholders present in person or by proxy and entitled to vote at such meeting.

Quorum of Shareholders	Under the MPAL Constitution, 3 MPAL Shareholders present in person or by proxy, attorney or representative authorised pursuant to the Corporations Act comprise a quorum at a general meeting. However, if a quorum is not present within 15 minutes of the time appointed for the meeting, the meeting stands adjourned and at the adjourned meeting, the quorum is 2 members present in person or by proxy, attorney or representative authorised pursuant to the Corporations Act.	Under the Magellan By-Laws, the holders for the time being of 33 1/3% of the total number of shares issued and outstanding and entitled to be voted at any meeting, present in person or by proxy, constitutes a quorum for the transaction of business, unless the representation of a larger number is required by law.

Shareholder Action by Written Consent	MPAL, as a public company, is not permitted to pass resolutions on the basis of a written consent from MPAL Shareholders.	Under the Delaware General Corporation Law, any action required or permitted to be taken at a Magellan shareholders’ meeting may be taken without a meeting, without prior notice and without a vote if a written consent, setting forth the action so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorise or take such action at a meeting at which all shares entitled to vote upon such action were present and voted in accordance with the requirements of Article 12th of Magellan’s Restated Certificate of Incorporation.

Mergers and Other Transactions	The Corporations Act prohibits an acquisition of a relevant interest in shares in a company if, after the acquisition:

• any person’s voting power in the company would increase beyond 20%; or

• any person’s voting power in a company that is above 20% and below 90%, increases.

There are a number of permitted methods to exceed the 20% level, including:

• an off-market takeover bid made to all shareholders which may be for all or a nominated portion of their shareholding;

• an unconditional on-market take over bid on the ASX;

• acquisitions of not more than 3% of voting shares every six months, by a person who already holds at least 19% of voting power;

• acquisitions approved by ordinary resolution of shareholders who are unassociated with the parties to the transaction; and

• acquisitions under a scheme of arrangement approved by the court.
Under the Delaware General Corporation Law, a merger, consolidation, or sale of all or substantially all of a corporation’s assets must be approved by the board of directors and by at least a majority of the outstanding shares of the corporation entitled to vote thereon. The Magellan Restated Certificate of Incorporation also requires such approval to be given by a majority vote of the shareholders present in person or by proxy and entitled to vote thereon.

Dissenters’ Rights	There are no directly equivalent rights under the Corporations Act.

If Magellan is entitled to proceed to compulsory acquisition under the Corporations Act, it must lodge a compulsory acquisition notice with ASIC and despatch those notices to those MPAL Shareholders who did not accept the Offer. Anyone who holds MPAL Shares covered in a compulsory acquisition notice may apply to the court to stop the acquisition. Within 1 month after the compulsory acquisition notice is lodged with ASIC, the holder of MPAL Shares may ask Magellan for a written statement of the names and addresses of everyone else Magellan has given the notice to. Magellan must give this notice within 7 days after the request. The application for the stop order must be made before the later of 1 month after the holder is given the compulsory acquisition notice or the end of 14 days after the holder is given the notice of everyone else’s names and addresses. In such a case, the court will only prevent a compulsory acquisition if it is satisfied that the consideration does not constitute fair value for the MPAL Shares.	Under the Delaware General Corporation Law, shareholders of a corporation who have neither voted in favor of a merger or consolidation nor consented to it have the right to demand and receive payment of the fair value of their shares in the event of a merger or consolidation of the corporation. However, except as the Delaware General Corporation Law provides otherwise, shareholders do not have appraisal rights if, among other things, their shares, as of the record date, were either:

• listed on a national securities exchange or designated as a national market security on an inter-dealer quotation system by the National Association of Securities Dealers, Inc. or

• held of record by more than 2,000 shareholders.

Notwithstanding the exception described above, appraisal rights are available to shareholders if the holders thereof are required by the terms of the agreement of merger or consolidation to accept as consideration for such shares anything except:

• shares of the company surviving or resulting from the merger or consolidation;

• shares of any other company which, at the record date fixed to determine shareholders entitled to vote on the merger or consolidation, were either listed on a national securities exchange or designated as a national market security on an inter-dealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 shareholders;

• cash in lieu of fractional shares of the corporations described in the above two clauses; or

• any combination of shares and cash in lieu of fractional shares of the corporations described in the above three clauses.

Business Combinations with Interested Shareholders	There are no directly equivalent rights under the Corporations Act.	With some exceptions, Section 203 of the Delaware General Corporation Law prohibits a Delaware corporation from engaging in a business combination with an interested shareholder for three years following the time such person becomes an interested shareholder. In general, an interested shareholder is a person or entity owning 15% or more of the corporation’s outstanding voting shares. The definition also includes any affiliate of such person or entity. The three-year moratorium which Section 203 imposes on business combinations does not apply if:

• prior to the date at which the shareholder became an interested shareholder, the corporation’s board of directors approved either the business combination or the transaction which resulted in the person becoming an interested shareholder;

• the interested shareholder owned at least 85% of the corporation’s voting shares upon consummation of the transaction which made him or her an interested shareholder; or

• on or after the date a shareholder becomes an interested shareholder, the board of directors approves the business combination, which is also approved at a shareholder meeting by two-thirds of the outstanding voting shares not owned by the interested shareholder.

A Delaware corporation may elect to opt out of, and not be governed by, Section 203 through a provision in its original certificate of incorporation or an amendment to its certificate of incorporation or by-laws, if the amendment is approved by the vote of a majority of the shares entitled to vote. With a limited exception, such an amendment would not become effective until 12 months following its adoption. Magellan has not opted out of the application of Section 203 to Magellan.

The 13th Article of Magellan’s Restated Certificate of Incorporation provides that a “Business Combination” with a “Related Person” (including a merger, issue of shares worth more than US$5 million or the sale of any assets worth US$5 million or more) requires the approval of shareholders holding at least 66 2/3% of the vote in power and 66 2/3% of shareholders present in person or by proxy and who are entitled to vote under resolution. There are several exceptions to this higher voting requirement in the 13th Article including if the Business Combination has been approved by a majority of the Directors, the Business Combination is solely between Magellan and a subsidiary (and such a combination would not have the effect of reclassifying or recapitalising Magellan to increase the voting power of a Related Person) or the Business Combination will be consummated within 3 years after the date the Related Person became a Related Person and certain conditions were met.

Pre-emptive Rights	Under Australian law, shareholders of a company do not have any pre-emptive rights unless they are provided for in a shareholders agreement or a company’s constitution. MPAL shareholders do not have any pre-emptive rights under MPAL’s Constitution.	Under the Delaware General Corporation Law, shareholders of a Delaware corporation do not possess pre-emptive rights unless the corporation’s certificate of incorporation specifically grants such rights or unless they are given such rights under contract. The Magellan Restated Certificate of Incorporation does not grant general pre-emptive rights to Magellan’s common shareholders.

Dividends	Under the Corporations Act, a dividend may only be paid out of the profits of a company.

MPAL Shares will participate fully in all dividends in proportion to the amounts paid or credited as paid on the shares. MPAL Shareholders registered as at a record date are entitled to receive dividends as declared by it.

MPAL may establish dividend reinvestment plans for cash dividends paid by it.	Under the Delaware General Corporation Law, a Delaware corporation’s board of directors may authorise the payment of dividends to the corporation’s shareholders (on an equal per share basis) either:

• out of surplus; or

• if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

However, a Delaware corporation may not make a distribution out of net profits unless and until its capital is greater than the amount of capital represented by the issued and outstanding shares of all classes having a preference upon the distribution of assets. In addition, the Delaware General Corporation Law generally provides that a Delaware corporation may redeem or repurchase its shares only if such redemption or repurchase would not impair the corporation’s capital.

Annual
Shareholders’
Meetings
Under the Corporations Act, MPAL must hold a meeting of members once in each calendar year and within 5 months of the end of its financial year. The business of an annual general meeting is to receive and consider the statement of financial position, the statement of financial performance and the reports of the directors and the auditor, to elect directors in place of those retiring, to appoint the auditor and fix their remuneration (if required) and to transact any other business in accordance with the MPAL Constitution. A resolution that MPAL’s remuneration report be adopted must also be put to the vote. Such a resolution is advisory only and does not bind MPAL or its Directors.
At least 28 days’ notice must be given of a meeting of a listed company’s shareholders. Each shareholder is entitled to individual written notice of each general meeting and has a right to be present and to speak at that meeting.
The chair of an annual general meeting must allow a reasonable opportunity for the shareholders as a whole at the meeting to ask questions about or make comments on the management of the company. The auditor or their representative is required to be present, and the shareholders must also be allowed a reasonable opportunity to ask questions relevant to the conduct of the audit and the preparation and content of the auditor’s report. Shareholders have a right to submit written questions to the auditor related to the audit and the company’s financial statements before ‘ the annual general meeting.
Magellan will hold an annual meeting in each year at such place and on such date and at such time as our board of directors designates by resolution, for the purpose of electing directors and transacting such other business as may properly be brought before the meeting. The Magellan By-Laws provide:
•	that the annual meeting of the shareholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held on such date as the board of directors shall each year fix; and

•	that the day, place and hour of each annual meeting is specified in the notice of annual meeting.
Written notice of an annual shareholders’ meeting stating the time, place and purposes of the meeting must be given personally or by mail, not less than 10 days nor more than 60 days before the date on which the meeting is to be held, to each shareholder entitled to vote at the meeting.

Special
Shareholders’
Meetings
The Corporations Act and the MPAL Constitution allows a director of MPAL to call a shareholders meeting.
Directors must call and arrange to hold a general meeting on the request of either members holding at least 5% of the votes that may be cast at the meeting, or at least 100 members entitled to vote at the meeting. The directors must call the meeting within 21 days after the request is given to the company, and the meeting must be held not later than 2 months after the request is given to the company.
If the directors fail to call the requisitioned meeting within 21 days, members holding at least 50% of the votes held by all requisitionists may call and arrange to hold the meeting. The meeting must be held not later than 3 months after the initial request is given to the company. Under the Corporations Act, members holding at least 5% of the votes that can be cast at a general meeting may also call, and arrange to hold, a general meeting, but this must be done at their own expense.
The Delaware General Corporation Law provides that a special shareholders’ meeting, other than those required by a provision of the Delaware General Corporation Law, may be called by the corporation’s board of directors or by such person or persons as the certificate of incorporation or the by-laws may authorise. The Magellan By-Laws provide that the only persons who may call a special meeting (other than those required by statute) are the following:
•	the Chairman of the Board of Directors;

•	the President; or

•	the Board of Directors pursuant to a resolution approved by a majority of the members of the Board then in office.
Written notice of a special shareholders’ meeting stating the time, place and purposes of the meeting, must be given personally or by mail, not less than 10 days nor more than 60 days before the date on which the meeting is to be held, to each shareholder entitled to vote at that meeting.

Record Date
Under the Corporations Act and the Corporations Regulations, the time for determining which MPAL Shareholders are entitled to receive a notice of meeting is not more than 48 hours before the meeting.
Magellan’s Board may fix a record date which shall not be more than 60 days nor less than 10 days before the date of any meeting of shareholders, nor more than 60 days prior to the time for such action such as determining entitlements to a dividend, conversion or exchange of shares. If no record date is fixed by Magellan’s board, the record date for determining shareholders entitled to notice of a meeting shall be at the close of business on the day next preceding the day on which the notice is given and for determining shareholders entitled to receive dividends, conversion or exchange of shares, the record date shall be the close of business on the day on which the board of directors adopts the resolution giving effect to that action.

Proxy lodgement
Under the Corporations Act, for an appointment of a proxy for a meeting of a Company’s shareholders to be effective, the proxy’s appointment must be signed and sent to the Company so as to be received at least 48 hours before the meeting.
Magellan’s By-Laws provide that at any meeting of Magellan Shareholders, every Magellan Shareholder entitled to vote thereon may vote in person or by proxy authorised by an instrument or by a transmission permitted by law filed with Magellan (or its transfer agent) in accordance with the procedures established from time to time for any shareholders’ meeting. Proxies must be received by Magellan (or its transfer agent) a reasonable amount of time prior to the date of the meeting. Under Delaware law, a proxy may be revoked at any time before it is voted by:
•	so notifying Magellan in writing;

•	signing and dating a new and different proxy card of a later date; or

•	voting shares in person or by a duly appointed agent at the meeting.

Shareholder
requisitioned
resolutions
Under the Corporations Act, shareholders with at least 5% of the votes that may be cast at a general meeting or at least 100 shareholders who are entitled to vote at the general meeting may give a company notice of a resolution that they propose to move at a general meeting or request that the directors of the Company call and arrange to hold a general meeting. A company which has received such a notice must distribute that notice to all its shareholders or call and arrange the meeting.
Magellan Shareholders may only bring business before an annual meeting. To be properly brought before an annual meeting, business must be specified in the notice of meeting given by or at the direction of the board, properly brought before the meeting by or at the direction of the board or otherwise properly brought before the meeting by a Magellan Shareholder. In order for a Magellan Shareholder to bring a business before an annual meeting, the Magellan Shareholder must have given notice not less than 60 days nor more than 90 days prior to the meeting. However, if less than 70 days notice or prior public disclosure (when disclosure of the date of the meeting is first made in a press release) of the date of the meeting is given or made to Magellan Shareholders, notice by the Magellan Shareholder to be timely must be received no later than the close of business on the 10th day following the date on which such notice of the date of the annual meeting was mailed or such public disclosure was made.

Board of
Directors
The Corporations Act requires that MPAL have at least 3 directors (excluding alternate directors) at least 2 of which reside in Australia. The MPAL Constitution specifies that there will be not less than 4 or more than 8 directors. MPAL may in general meeting vary the number of its directors provided that the variation falls within the above requirements of the Corporations Act.
Each director other than a managing director cannot retain office for more than 3 years or beyond the 3rd annual general meeting following his/her election (whichever is the longer period) without submitting him/herself for re-election. At each annual general meeting, one third of the directors (other than the managing director) will retire from office and will be eligible for re-election.
The Delaware General Corporation Law permits a Delaware corporation’s certificate of incorporation or by-laws to contain provisions governing the number and terms of directors. Directors may be elected at the annual shareholders’ meeting, or at a different shareholders’ meeting if the corporation’s by-laws so provide. Shareholders also may elect directors by written consent in lieu of a shareholders’ meeting.
The Magellan By-Laws provide that the number of directors is fixed at four members, but such number may be altered from time to time by an amendment of the by laws. Directors are divided into three classes. Each director is elected for a term of office to expire at the third succeeding annual meeting of shareholders after their election, or in each case thereafter when their respective successors are elected and have qualified or upon their earlier death, resignation or removal. Directors need not be shareholders. No decrease in the number of directors constituting the board of directors will shorten the term of any incumbent director.
All directors elected at a meeting must be by written ballot. Magellan’s By-Laws and the 12th Article of the Restated Certificate of Incorporation provide that election of directors is by majority of shares voted and a majority in number of shareholders present. However, if no board candidate receives such majorities, the person who receives a majority in number of shareholder votes is elected.

Removal of
Directors
Any director of MPAL may resign at any time by giving written notice to MPAL. The Corporations Act provides that directors may be removed by a vote of the majority of shareholders present and voting at a meeting of which special notice has been given. The directors cannot remove a director from office or require a director to vacate their office.
The Delaware General Corporation Law provides that a director or directors may be removed with or without cause by the holders of a majority of the shares then entitled to vote at an election of directors, except that in the case of a corporation whose board is classified, the shareholders may effect such removal only for cause.
The Magellan By-Laws provide that any director, or the entire board of directors, may be removed from office at any time, but only for cause and only by the affirmative vote of at least a majority of the votes cast at a shareholders’ meeting called to consider such removal and a majority of the shareholders present in person or by proxy and entitled to vote thereon. The term “cause” is not defined in Magellan’s By-Laws or in the Delaware General Corporation Law.

Board Vacancies
The MPAL Directors have the power at any time and from time to time to appoint any person as a director either to fill a casual vacancy or as an addition to the board but so that the total number of directors does not at any time exceed the set limit. A director appointed as a casual vacancy or an addition to the board only holds office until the next general meeting where he/she will eligible for re-election.
Directors of MPAL may be appointed at the annual general meeting of MPAL Shareholders, or at any other general meeting requisitioned by shareholders.
A person must give MPAL a signed consent to act as a director before being appointed.
Except in the case of existing directors retiring automatically under the constitution, any person not recommended for appointment by the board is only eligible for appointment where the signed consent is received at least 28 days (including at least 20 business days) before the general meeting
Under the Delaware General Corporation Law, vacancies on the board of directors and newly created directorships resulting from an increase in the authorised number of directors may be filled by:
•	a majority of the directors then in office, although less than a quorum; or

•	by the sole remaining director.
The Magellan By-Laws provide that newly created directorships resulting from an increase in the authorised number of directors or any vacancies in the board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall only be filled by or in the manner directed by a majority vote of the directors then in office, and directors so chosen will hold office for a term expiring at the Annual Meeting of Shareholders at which the term of the class to which they have been elected expires. The Magellan By-Laws also provide that no decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director.

Indemnification of Directors and Officers	The Corporations Act provides that a company and its related bodies must not exempt or indemnify the company’s officers or auditor from liability owed to the company or a related body. The company must also not indemnify its officers or auditor from liability for fines and compensation orders, and liability owed to anyone arising out of conduct which was not in good faith. In these circumstances the person is also not allowed an indemnity for related legal costs.

The company can otherwise indemnify for costs incurred defending or resisting criminal proceedings in which the person is not found guilty and proceedings brought by ASIC or a liquidator where the grounds for the court order are not established. Legal costs are allowed in proceedings for relief granted by the court.

The company must not pay an insurance premium for liabilities of its officers or auditor where the liabilities arise out of a wilful breach of duty against the company, or an improper use of position or company information.

Section 1318 of the Corporations Act allows the court to grant relief to any officer or auditor of a company in a civil proceeding for negligence, default, breach of duty or breach of trust, if it appears to the court that the person is or may be liable but has acted honestly and, having regard to all the circumstances of the case, including those connected with the appointment, that person ought fairly to be excused. The court may relieve the person from liability either wholly or partly, on such terms as the court deems fit.

Under the MPAL Constitution, MPAL will indemnify every officer or auditor of the company to the maximum extent permitted by law against any liability incurred by the officer, auditor or employee because of any act or thing done or omitted to be done by that person in that capacity or in any way in the discharge of that person’s duties. This does not apply in respect of any liability to MPAL or any liability arising out of conduct involving a lack of good faith.

Every officer, auditor or employee of MPAL will be indemnified by MPAL against any liability for costs and expenses incurred in defending proceedings in which judgements given in favour of that person or in which he/she is acquitted or in connection with an application in which the court grants relief to a person under the Corporations Act.	Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify its directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to such corporation, if such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and not unlawful.

The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise.

The Magellan Restated Certificate of Incorporation and By-Laws provide for indemnification by Magellan of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law for litigation expenses. The Magellan Restated Certificate of Incorporation and the Magellan By-Laws also provide for the prepayment of expenses to persons entitled to indemnification (subject to certain conditions).

Limitation of Personal Liability of Directors	Under Australian common law, directors are required to comply with certain fiduciary obligations to the company. There fiduciary duties include the duty to act in good faith in the interests of the company, the duty to act with a proper purpose, the duty not to fetter their discretion, the duty to exercise care, skill and diligence, the duty to avoid conflicts of interest, the duty not to use their position to their advantage, and to account to the company for any subsequent gain, and the duty not to misappropriate company property for their own or third party benefit. In addition to these common law or duties, directors of Australian companies are required to comply with a number of statutory duties imposed by the Corporations Act, which are, in part, similar to the fiduciary duties of directors.

The Corporations Act prohibits a company from exempting a person from a liability to the company as an officer of the company (eg for breach of fiduciary or statutory duty).	The fiduciary duties owed by directors of a Delaware corporation are the common law duties of due care and loyalty. The fiduciary duty of due care requires that directors use that amount of care which ordinarily careful and prudent persons would use in similar circumstances, and consider all material information reasonably available in making business decisions, and that deficiencies in the directors’ process are actionable only if the directors’ actions are grossly negligent. In the duty of care context with respect to corporate fiduciaries, gross negligence has been defined as reckless indifference to or a deliberate disregard of the whole body of shareholders’ or actions which are without the bounds of reason. The fiduciary duty of loyalty mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In addition to these common law duties, directors of a Delaware corporation are subject to the duties and requirements of the Delaware General Corporation Law.

The Delaware General Corporation Law provides that a Delaware corporation’s certificate of incorporation may include a provision limiting a director’s personal liability, to the corporation or its shareholders, for monetary damages for breach of the director’s fiduciary duty. However, no such provision can eliminate or limit liability for:

• any breach of the director’s duty of loyalty to the corporation or its shareholders;

• acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

• violation of certain provisions of the Delaware General Corporation Law;

• any transaction from which the director derived an improper personal benefit; or

• any act or omission prior to the adoption of such a provision in the certificate of incorporation.

The Magellan Restated Certificate of Incorporation contains a provision eliminating its directors’ personal liability for monetary damages to the fullest extent permitted under the Delaware General Corporation Law.

Derivative Actions By Shareholders	Under Australian law, a shareholder of a company no longer has the right to bring a common law action on behalf of the company. The shareholder must instead bring a statutory derivative action under the Corporations Act.

	Under the Corporations Act, a statutory derivative action may be instituted by a shareholder, former shareholder or a person entitled to be registered as a shareholder of a company. It can also be brought by an officer or former officer. In all cases, leave of the court is required. This will be granted if it is probable that the company will not itself bring the proceedings or properly take responsibility for them, the applicant is acting in good faith, the granting of leave is in the best interest of the company and there is a serious question to be tried. 14 days’ written notice must usually be given to the company before making the application. The proceedings can be instituted even if the company has ratified or approved of the conduct, although the court will take the ratification into account when making orders. Bringing a statutory derivative action will not prevent a shareholder bringing, or intervening in, proceedings on their own behalf in respect of a personal right.	Under Delaware common law, a shareholder may bring a derivative action on behalf of the corporation where those in control of the corporation have refused to assert a claim belonging to the corporation (and to the shareholders collectively). Under Delaware law, a shareholder who wishes to bring a derivative suit must meet certain eligibility and standing requirements, including a requirement that the plaintiff have been a shareholder of the corporation at the time of the act of which he complains and that he maintain his status as a shareholder throughout the course of the litigation. In addition, a derivative plaintiff must make a demand on the directors of the corporation to assert the corporate claim, unless that demand would be futile. Settlement or dismissal of a derivative action requires the approval of the Court and notice to shareholders of the proposed dismissal.

Oppression	Under the Corporations Act, any shareholder can bring an action in cases of conduct which is either contrary to the interests of the shareholders as a whole, oppressive to, unfairly prejudicial to or unfairly discriminatory against any shareholder in their capacity as shareholder or themselves in their capacity other than as a shareholder. Former shareholders can also bring an action if it relates to the circumstances in which they ceased to be a shareholder. The court may make orders that it considers appropriate, including orders regulating the future conduct of the company’s affairs or for the purchase of any shares by any shareholder. The court can also order the modification or repeal of the company’s existing constitution.	There are no equivalent rights applicable to the Magellan shares under Delaware law.

Directors with Conflicting Interest	The Corporations Act prohibits a public company from giving directors and other related parties a financial benefit unless it obtains the approval of the shareholders or the financial benefit is exempt. Exempt financial benefits include indemnities, insurance premiums and payment for legal costs which are not otherwise prohibited by the Corporations Act, and benefits given an arm’s length terms.

The Corporations Act generally requires a director of a company who has a material personal interest in a matter that relates to the affairs of the company to give the other directors notice of the interest. Such a director must not be present at a meeting where that matter is being considered or vote on the matter unless the other directors or ASIC approve, or the matter is not one which requires disclosure under the Corporations Act. Such a director does not form part of the quorum at the directors meeting for that part of the business.

Directors, in entering into transactions involving the company, are subject to their common law and statutory duties to avoid conflicts of interest. The ASX Listing Rules also require shareholder approval of certain transactions with directors (including some issuances of securities to directors).	Under the Delaware General Corporation Law, certain contracts or transactions in which one or more of a corporation’s directors or officers have an interest are neither void nor voidable solely on that basis, or solely because such directors or officers participate in the meeting in which the transaction is authorised, or solely because any such director’s or officer’s votes are counted for such purpose, provided certain conditions are met. These conditions include obtaining the required approval and fulfilling the requirements of good faith and full disclosure. Under the Delaware General Corporation Law, either:

• the shareholders or the board of directors must approve any such contract or transaction after full disclosure of the material facts as to the director’s or officer’s interest; or

• the contract or transaction must have been fair to the company at the time it was approved. If board approval is sought, the contract or transaction must be approved by a majority of disinterested directors, even though the disinterested directors may be less than a quorum.

Right to Inspect Corporate Books and Records	Under the Corporations Act, every shareholder of a company at the shareholder’s request and on payment of any fee (up to a prescribed amount) must be sent a copy of the constitution within 7 days. The constitution of a public company (and any modification to it) is also lodged with ASIC and may be obtained by any member of the public on payment of a prescribed fee. MPAL’s certificate of registration is issued by ASIC. ASIC keeps a copy of the registration and is obliged to give a person, upon request, a copy of the certificate.

Under the Corporations Act, each shareholder is entitled to receive a copy of MPAL’s last annual financial report, director’s report and auditor’s report or a concise report for that financial year by the later of 7 days after the request is received and either 4 months after the end of the financial year or 21 days before the next annual general meeting (whichever is earlier).

Under the MPAL Constitution, a shareholder has no right to inspect any of the books of MPAL except as conferred by law or authorised by the directors or the resolution of MPAL in general meeting and is not entitled to require or receive any information concerning the business, trading or customers of MPAL or any trade secret or secret process of or used by MPAL.

Under the Corporations Act, a shareholder must obtain a court order to obtain access to the corporate books and records.

The Corporations Act allows shareholders to inspect a company’s general meeting minute books.	The Magellan Restated Certificate of Incorporation as amended on 12 February 1988 and 22 December 2000 is on file with the Secretary of State of Delaware and has also been filed with the SEC as an exhibit to the Magellan Form S-8 registration statement dated 14 January 1999.

The Delaware General Corporation Law provides that for every shareholder meeting, a complete list of the shareholders entitled to vote at the meeting must be made and be open to the examination of any shareholder during ordinary business hours for at least 10 days prior to the meeting at the corporation’s principal place of business. Delaware law provides that the shareholder list may also be made available on a reasonably accessible electronic network, provided that the information required to gain access to the list is provided with the notice of the meeting. The list must be produced at the meeting and be subject at all times during the meeting to the inspection of any shareholder present.

Right to Inspect the Register of Shareholders	Under the Corporations Act, the register of shareholders of a company is usually kept at the registered office or principal place of business in Australia and must be available for inspection at all times when the registered office is open to the public. The MPAL Constitution states that subject to the Corporations Act, the ASX Listing Rules and the SCH Business Rules, MPAL may close the register at such times as it determines. Shareholders may inspect the register free of charge and any other person may inspect on payment of any fee (up to a prescribed amount) required by MPAL. MPAL must give a person a copy of the register (or any part of the register) within 7 days if the person asks for a copy and pays the requested fee (up to a prescribed amount).

This also applies in respect of MPAL’s register of optionholders. In addition, MPAL must keep a register of charges which may be inspected by shareholders on payment of a fee.	Delaware law provides that any shareholder must, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the corporation’s shares ledger, shareholder list and its other books records and to make copies or extracts therefrom. If the corporation refuses to permit the shareholder’s inspection or does not reply to the shareholder’s written demand within five business days, the shareholder may seek remedy in the Delaware Court of Chancery.

Auditors	Under the Corporations Act, all public companies must prepare a financial report and a directors report for each financial year. A listed public company must prepare a financial report and directors report for each half year period. While the annual report must be audited, the half year report may be audit reviewed.	Under the U.S. Securities Exchange Act of 1934, U.S. public companies are required to deliver audited financial statements in connection with certain of their periodic public reports. These financial statements are audited by the company’s independent auditors. The company’s relationship with the independent auditors is managed by the audit committee of the company’s board of directors in accordance with the pre-approval and independence requirements and the standards for audit committee conduct set forth in the rules and regulations of the SEC and Nasdaq.

Winding Up	In the winding up, each MPAL Share confers on its holder the right to receive payment in proportion to the amount paid up on a MPAL Share. MPAL may also be wound up voluntarily or otherwise appoint a liquidator with the sanction of a special resolution and to distribute MPAL’s assets among the shareholders.	Under the Delaware General Corporation Law, a Delaware corporation may be dissolved by a vote of the Board of Directors and a vote of a majority of the outstanding shares. The Delaware General Corporation Law contains specific provisions regarding methods of winding up the affairs of dissolved corporations and distributing assets among creditors and shareholders. These methods are calculated to enable the shareholders and directors of the corporation to limit their post-dissolution exposure to claims of creditors, while at the same time establishing procedures that fairly balance and address the legitimate claims of creditors against the assets of the dissolved corporation. In general, valid corporate debts are to be paid or provided for before a liquidating distribution to shareholders of the corporation is made. The liability of any shareholder for claims against the dissolved corporation may not exceed the amount distributed to such shareholder in dissolution.